Form 10KSB40, Exhibit 13
period 1998-06-30
HIGH COUNTRY BANCORP INC
filed 1998-09-25
CIK 1044676

                                                                      EXHIBIT 13

                                  [ L O G O ]



                          HIGH COUNTRY BANCORP, INC.


                               ANNUAL REPORT FOR

                                THE YEAR ENDED

                                 JUNE 30, 1998

                    [HIGH COUNTRY BANCORP, INC. LETTERHEAD]



To Our Stockholders:

     The Board of Directors and Management of High Country Bancorp, Inc., would like to thank you for your support during the past year. With the successful completion of the stock conversion of Salida Building and Loan Association, we are pleased to present this first annual report to the Stockholders.

     After serving the local area for 111 years as a mutual institution, the Company is positioned, with additional capital obtained through the stock offering, to take advantage of competitive opportunities.

     During Fiscal 1998, assets increased $24.30 Million to $100.6 Million.
This growth was primarily a result of the stock conversion and continued strong loan demand in the local economy. As a result of the conversion and net income, Stockholder's equity increased 207% to $18.3 Million. Asset quality remains good, with continued application of good underwriting standards.

     We are confident of the Company's sound financial condition and look forward to future growth within our communities. We are committed to serving our local customers and meeting the challenges of the financial service industry. We invite you to review this Annual Report and financial reports for the past year. We appreciate your support, as we look forward to the future with great anticipation and enthusiasm.

                                             Sincerely,

                                             /s/ Larry D. Smith

                                             Larry D. Smith, President
                                             and Chief Executive Officer

                             FINANCIAL HIGHLIGHTS

                                               AT JUNE 30,                CHANGE
                                           --------------------  ---------------------
                                              1998       1997      AMOUNT     PERCENT
                                           ----------  --------  ----------  ---------
                                                     (Dollars in thousands)
FINANCIAL POSITION:
 Total assets............................   $  100,589  $76,324  $   24,265     31.79%
 Loans receivable, net...................       81,359   63,127      18,232     28.88
 Mortgage-backed and related securities..        4,637    5,340        (703)    13.16
 Investment securities...................        1,066      989          77      7.79
 Deposits................................       63,425   56,152       7,273     12.95
 Stockholders' equity....................       18,279    5,958      12,321    206.80

 Number of common shares outstanding.....    1,322,500       --   1,322,500    100.00

                                             FOR THE YEAR ENDED
                                                  JUNE 30,             CHANGE
                                            -------------------  --------------------
                                               1998      1997     AMOUNT      PERCENT
                                            ---------  --------  ---------   --------
                                                     (Dollars in thousands)
RESULTS OF OPERATIONS:
 Interest income.........................   $    7,033  $ 5,764  $    1,269     22.02%
 Interest expense........................        3,266    2,813         453     16.10
 Net interest income.....................        3,767    2,951         816     27.65
 Provision for loan losses...............          219      282         (63)    22.34
 Net interest income after provision
  for loan losses........................        3,548    2,669         879     32.93
 Non-interest income.....................          158      142          16     11.27
 Non-interest expense....................        2,625    2,755        (130)     4.72
 Net earnings............................          653       44         609   1384.09

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SELECTED FINANCIAL CONDITION DATA:

                                                         At June 30,
                                         ---------------------------------------------
                                           1998     1997     1996     1995     1994
                                         --------  -------  -------  ------- ---------
                                                    (Dollars in thousands)
Total assets...........................  $100,589  $76,324  $63,185  $54,813    $49,204
Cash...................................     2,999      895      511    1,355      1,463
Interest-earning deposits..............     6,963    2,381    1,577      513        639
Securities available for sale..........        --       --      989    1,385      1,454
Securities  held to maturity...........     4,637    5,340    6,843    8,368      9,910
Loans receivable, net..................    81,359   63,127   50,076   41,537     34,456
Savings deposits.......................    63,425   56,152   49,537   45,914     43,965
Stockholders' equity...................    18,279    5,958    5,907    5,379      4,792
---------------------------------------
Number of:
  Real estate loans outstanding........     1,185    1,137    1,054      965        890
  Savings accounts.....................    10,199    9,126    7,828    7,324      7,217
  Full-service offices.................         3        3        2        2          2

SELECTED OPERATIONS DATA:

                                                      Year Ended June 30,
                                         ----------------------------------------------
                                           1998     1997     1996     1995       1994
                                         --------  -------  -------  -------    -------
                                                        (In thousands)
Interest income........................  $  7,033  $ 5,764  $ 4,948  $ 3,911    $ 3,557
Interest expense.......................     3,266    2,813    2,293    1,603      1,401
                                         --------  -------  -------  -------    -------
  Net interest income..................     3,767    2,951    2,655    2,308      2,156
Provision for loan losses..............       219      282       59       59         60
                                         --------  -------  -------  -------    -------
  Net interest income after provision
   for loan losses.....................     3,548    2,669    2,596    2,249      2,096
                                         --------  -------  -------  -------    -------
Noninterest income.....................       158      141      146      146        122
                                         --------  -------  -------  -------    -------
  Subtotal.............................     3,706    2,810    2,742    2,395      2,218
                                         --------  -------  -------  -------    -------

Noninterest expense:
 Compensation and benefits.............     1,506    1,345      868      730        626
 Other.................................     1,119    1,410      948      771        661
                                         --------  -------  -------  -------    -------
 Total noninterest expense.............     2,625    2,755    1,816    1,501      1,287
                                         --------  -------  -------  -------    -------
  Income before taxes..................     1,081       55      926      894        931
Income tax expense.....................       428       11      407      327        347
                                         --------  -------  -------  -------    -------
  Net income...........................  $    653  $    44  $   519  $   567    $   584
                                         ========  =======  =======  =======    =======

OPERATING RATIOS

                                                               At or for the
                                                             Year Ended June 30,
                                                          -------------------------
                                                           1998     1997      1996
                                                          ------   ------    ------
PERFORMANCE RATIOS:

Return on assets (ratio of net earnings
 to average total assets)...............................    0.74%    0.06%     0.86%

Return on equity (ratio of net earnings
 to average equity).....................................    5.22%    0.75%     9.15%

Ratio of average interest-earning assets to
 average interest-bearing liabilities...................  110.76%  104.64%   106.15%

Ratio of net interest income, after provision
 for loan losses, to noninterest expense................  135.16%   96.88%   142.95%

Net interest rate spread  (difference between weighted
 average yield on interest-earning assets and weighted
 average cost of interest-bearing liabilities)..........    4.10%    4.19%     4.41%

Net yield on average interest-earning assets............    4.53%    4.38%     4.65%

QUALITY RATIOS:

Non-performing loans to total loans
 at end of period.......................................    0.46%    0.21%     0.14%

Non-performing loans to total assets....................    0.39%    0.18%     0.12%

Non-performing assets to total assets
 at end of period.......................................    0.41%    0.23%     0.12%

Allowance for loan losses to non-performing
 loans at end of period.................................     192%     431%      563%

Allowance for loan losses to total loans................    0.89%    0.93%     0.79%

CAPITAL RATIOS:

Equity to total assets at end of period.................   18.17%    7.81%     9.35%

Average equity to average assets........................   14.14%    8.32%     9.42%

                  BUSINESS OF THE COMPANY AND THE ASSOCIATION

HIGH COUNTRY BANCORP, INC.

     High Country Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Colorado in August 1997 for the purpose of becoming a savings and loan holding company for Salida Building and Loan Association ("Salida" or the "Association"). On December 9, 1997, the Association consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 1,322,500 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $13.21 million and net proceeds of $12.7 million. The Company purchased all of the capital stock of the Association with $5.8 million of the offering proceeds.

     Prior to the acquisition of all of the outstanding stock of the Association, the Company had no assets or liabilities and engaged in no business activities. Since its acquisition of the Association, the Company has engaged in no significant activity other than holding the stock of the Association, investing the net proceeds of the offering and operating the business of a savings and loan association through the Association. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Association.

     The Company's executive offices are located at 130 West 2nd Street, Salida, Colorado. Its telephone number is (719) 539-2516.

SALIDA BUILDING AND LOAN ASSOCIATION

     The Association is a federal savings and loan association operating through offices located in Salida, Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Association was chartered in 1886 as the first state-chartered
building and loan association in Colorado.   The Association received federal
insurance of its deposit accounts and became a member of the FHLB in 1937. The Association became a federally-chartered association on August 16, 1993 under its current name of Salida Building and Loan Association. At June 30, 1998, the Association had total assets of $94.5 million, loans receivable (net) of $81.4 million, total deposits of $63.4 million and equity of $12.3 million.

     Historically, the Association has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family residences. Since fiscal 1996, the Association has significantly increased its origination of consumer (primarily automobile), commercial business and commercial real estate loans, including loans for the purchase and development of raw land, all of which loans have been originated in its market area.

     The Association is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and the Association's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The Association is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Regulations significantly affect the operations of the Association.

     The Association's executive offices are located at 130 W. 2nd Street, Salida, Colorado 81201-0309, and its main telephone number is (719) 539-2516.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Prior to the acquisition of all of the outstanding stock of the Association, the Company had no assets or liabilities and engaged in no business activities. Since its acquisition of the Association, the Company has engaged in no significant activity other than holding the stock of the Association, investing the net proceeds of the offering and operating the business of a savings and loan association through the Association. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Association.

     The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Association's loan portfolio consists primarily of loans secured by residential real estate located in its market area, with terms of 15 to 30 years, as well as commercial real estate, commercial business, land development and consumer loans.

     The Association's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Association's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and FDIC insurance premiums.

     The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

ASSET/LIABILITY MANAGEMENT

     The Association's asset/liability management strategy has been to emphasize shorter term loans and develop a deposit portfolio of transaction accounts. In fiscal 1996 and fiscal 1997 the Association selectively sold long-term fixed rate loans in the secondary market, and replaced them with shorter term loans, some with variable interest rates. The Association's business plan calls for continued emphasis on shorter term and adjustable rate loans.

     As noted above, the Association is seeking to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of no more than 10 years and by investing in adjustable-rate mortgage-backed securities. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Association has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

     Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. As noted above, the Association is attempting to improve its significant negative gap by emphasizing the origination of shorter-term consumer and commercial business loans, and by investing a portion of the net proceeds of the Conversion in adjustable-rate mortgage-backed securities.

     NET PORTFOLIO VALUE. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of June 30, 1998 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                             Net Portfolio Value        NPV as % of Portfolio Value of Assets
        Change          ------------------------------  -------------------------------------
       in Rates         $ Amount  $ Change   % Change    NPV Ratio     Basis Point Change
       --------         --------  ---------  ---------  ----------  -------------------------
                             (Dollars in thousands)
      + 400  bp           11,915    (3,972)     (25)%       12.98%            (321)  bp
      + 300  bp           13,117    (2,770)     (17)        14.02             (216)  bp
      + 200  bp           14,280    (1,607)     (10)        14.98             (120)  bp
      + 100  bp           15,283      (604)      (4)        15.77              (41)  bp
          0  bp           15,887                            16.18
      - 100  bp           16,106       220        1         16.25                7   bp
      - 200  bp           15,991       105        1         16.04              (15)  bp
      - 300  bp           16,179       293        2         16.07              (11)  bp
      - 400  bp           16,548       661        4         16.25                6   bp

     The following table sets forth the interest rate risk capital component for the Association at June 30, 1998 given a hypothetical 200 basis point rate change in market interest rates.

                                                                  June 30, 1998
                                                                  -------------

Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets.......      16.18%
Exposure Measure: Post-Shock NPV Ratio...........................      14.98%
Sensitivity Measure: Change in NPV Ratio.........................       120 bp

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may lag behind changes in market rates. Based on the above, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables.

     The Association originates fixed-rate and variable-rate real estate loans and holds most loans in portfolio until maturity, except as may be appropriate for asset/liability management purposes. Because the Association's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Association's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                Year Ended June 30,
                                                               ---------------------------------------------------------
                                                At June 30,               1998                         1997
                                                   1998        ---------------------------  ----------------------------
                                             ----------------                      Average                       Average
                                                      Yield/   Average             Yield/   Average              Yield/
                                             Balance   Cost    Balance  Interest    Cost    Balance  Interest     Cost
                                             -------  -------  -------  ---------  -------  -------  ---------  --------
                                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS:
 Interest-bearing deposits.................  $  6,963   5.99%  $ 6,502   $   275     4.23%  $ 1,398   $    84      6.01%
 Investments...............................     5,702   7.08     6,030       410     6.80     7,234       431      5.96
 Loans.....................................    81,359   8.55    70,706     6,348     8.98    58,752     5,249      8.93
                                             --------          -------   -------            -------   -------
Total interest-earning assets..............    94,024   8.27    83,238     7,033     8.45    67,384     5,764      8.55
                                                                         -------                      -------
Non-interest-earning assets................     6,565            5,293                        3,845
                                             --------          -------                      -------
Total assets...............................  $100,589          $88,531                      $71,229
                                             ========          =======                      =======

INTEREST-BEARING LIABILITIES:
 Savings deposits..........................  $ 63,425   4.00   $61,096   $ 2,394     3.92   $53,890     2,179      4.04
 FHLB advances.............................    17,890   6.07    14,055       872     6.20    10,508       634      6.03
                                             --------          -------   -------            -------   -------
Total interest-bearing liabilities.........    81,315   4.46    75,151     3,266     4.35    64,398     2,813      4.37
                                                                         -------                      -------
Non-interest bearing liabilities...........       995              863                          908
                                             --------          -------                      -------
Total liabilities..........................    82,310           76,014                       65,306
Equity.....................................    18,279           12,517                        5,923
                                             --------          -------                      -------
Total liabilities and equity...............  $100,589          $88,531                      $71,229
                                             ========          =======                      =======

Net interest income........................                              $ 3,767                      $ 2,951
                                                                         =======                      =======
Net interest rate spread (1)...............             3.81%                        4.10%                         4.19%
                                                        ====                         ====                          ====
Net interest\dividend earning assets.......                    $ 8,087                      $ 2,986
                                                               =======                      =======
Net interest margin (2)....................                                          4.53%                         4.38%
                                                                                     ====                          ====
Average interest-earning assets to
 average interest-bearing liabilities (3)..                               110.76%                      104.64%
                                                                          ======                       ======
-------------------------

(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

RATE/VOLUME ANALYSIS

     The following table sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                              Year Ended June 30,
                                 -----------------------------------------------------------------------------
                                     1998          vs.        1997          1997          vs.        1996
                                 --------------------------------------  -------------------------------------
                                           Increase (Decrease)                    Increase (Decrease)
                                                 Due to                                 Due to
                                 --------------------------------------  -------------------------------------
                                                      Rate/                                  Rate/
                                  Volume     Rate    Volume     Total     Volume     Rate   Volume     Total
                                 --------   -------  -------  ---------  ---------  ------  -------  ---------
                                                                  (In thousands)

INTEREST-EARNING ASSETS:
  Interest-bearing deposits....   $  307     $(25)   $ (91)    $  191     $   66    $  (8)    $(13)     $  45
  Investments..................      (72)      61      (10)       (21)      (118)     (40)       8       (150)
  Loans........................    1,064       29        6      1,099      1,033      (90)     (21)       922
                                  ------     ----    -----     ------     ------    -----     ----      -----
    Total interest-earning
     assets....................    1,299       65      (95)     1,269        981     (138)     (26)       817
                                  ------     ----    -----     ------     ------    -----     ----      -----

INTEREST-BEARING LIABILITIES:
  Deposits.....................      289      (64)     (10)       215        221       (9)      (1)       211
  FHLB advances................      214       18        6        238        321       (6)      (5)       310
                                  ------     ----    -----     ------     ------    -----     ----      -----
     Total interest-bearing
      liabilities..............      503      (46)      (4)       453        542      (15)      (6)       521
                                  ------     ----    -----     ------     ------    -----     ----      -----

  Increase (decrease) in net
   interest
    income.....................   $  796     $111    $ (91)    $  816     $  439    $(123)    $(20)     $ 296
                                  ======     ====    =====     ======     ======    =====     ====      =====

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND JUNE 30, 1997

     The Company's total assets increased by $24.3 million or 31.85% from $76.3 million at June 30, 1997 to $100.6 million at June 30, 1998. The increase in assets was due to net proceeds received from common stock issued in the amount of $12.7 million and loan growth during fiscal 1998.

     The Association's net loan portfolio increased by approximately $18.2 million during the year ended June 30, 1998. Net loans totaled $81.3 million at June 30, 1998 and $63.1 million at June 30, 1997. The increase included increases in residential mortgage loans of $12.3 million, consumer (auto) loans of $2.5 million and commercial loans of $1.7 million. The growth in loans is due to significant refinancing of residential mortgage loans, special auto loan rates, and strong commercial loan demand.

     The allowance for loan losses totaled $751,000 at June 30, 1998 and $604,000 at June 30, 1997. As of those dates the non-performing loans in the Association's portfolio totaled $392,000 and $140,000, respectively. There were $92,000 of loans charged off and $19,000 of recoveries of previous loan losses during the year ended June 30, 1998. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Association has had minimal losses on loans in prior years. At June 30, 1998, the ratio of the allowance for loan losses to net loans was .92% as compared to .96% at June 30, 1997.

     At June 30, 1998, the Association's investment portfolio included mortgage-backed securities and local municipal bonds classified as "held to maturity" carried at amortized cost of $4.6 million and an estimated fair value of $4.7 million. The balance of the Association's investment portfolio at June 30, 1998 consisted of interest-earning deposits with various financial institutions totaling $7.0 million.

     At June 30, 1998 deposits increased to $63.4 million from $56.2 million at June 30, 1997 or a net increase of 12.81%. Management is continually evaluating the investment alternatives available to the Association's customers, and adjusts the pricing on its savings products to maintain its existing deposits. The increase was used to fund loan growth. Advances from the Federal Home Loan Bank increased from $13.5 million at June 30, 1997 to $17.9 million at June 30, 1998. The increase was used to fund loan growth.

     Total equity increased from $6.0 million as of June 30, 1997 to $18.3 million as of June 30, 1998. The increase was due to the net proceeds from the common stock offering. The Company issued 1,322,500 shares of common stock at $10.00 per share in December 1997. The proceeds of the issue were used to purchase all of the common stock of Salida, funding an employee stock ownership plan ("ESOP") note receivable, and investing in overnight deposits. On April 23, 1998, the Board of Directors of the Company declared a cash dividend of $.075 per share to stockholders of record as of April 30, 1998, which was paid on May 11, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 1998 TO THE YEAR ENDED JUNE 30, 1997

     NET INCOME. The Company's net income for the year ended June 30, 1998 was $653,000 compared to $44,000 for the year ended June 30, 1997. The lower net income for the year ended June 30, 1997 was attributable to the special SAIF assessment, the implementation of benefit plans, additional provisions for loan losses and losses on the sale of loans. The net income for the year ended June 30, 1998 was affected by increased interest income from the proceeds of the stock sale and from loan growth, less the expenses associated with increased interest expense, additional employees, ESOP expenses, and the new branch facility that was opened.

     NET INTEREST INCOME. Net interest income for the year ended June 30, 1998 was $3.8 million compared to $3.0 million for the year ended June 30, 1997. The increase is attributable to interest income earned on interest earning assets due to the net proceeds of the stock sale and loan growth, offset by the increase in interest expense due to the increase in deposits from $56.2 million at June 30, 1997 to $63.4 million at June 30, 1998 and the increase in FHLB advances from $13.5 million at June 30, 1997 to $17.9 million at June 30, 1998. The average yield on interest earning assets decreased from 8.55% for the year ended June 30, 1997 to 8.45% for the year ended June 30, 1998. The decrease was primarily due to refinancing activity on residential mortgage loans. The average cost of interest bearing liabilities increased from 4.55% for the year ended June 30, 1997 to 4.67% for the year ended June 30, 1998. The increase in average cost was primarily due to an increased reliance on FHLB advances which generally have a higher cost than deposits. These changes resulted in the interest rate spread decreasing from 4.19% for the year ended June 30, 1997 to 4.10% for the year ended June 30, 1998.

     PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 1998 was $219,000 as compared to $282,000 for the year ended June 30, 1997. The provision for the year ended June 30, 1997 reflects provisions for large increases in commercial and land loans during that year. The provision during the year ended June 30, 1998 reflects the mix and amount of loans being originated and the need to maintain an adequate balance in the allowance for loan losses.

     NON-INTEREST EXPENSES AND SAIF SPECIAL ASSESSMENT. Total non-interest expense for the year ended June 30, 1998 was $2.6 million compared to $2.8 million for the year ended June 30, 1997. The decrease was attributable to the SAIF assessment of $297,000, expenses relating to the implementation of benefit plans during fiscal 1997 of $237,000 and losses on sale of loans of $56,000. Various expenses increased during the year ended June 30, 1998 including increases in compensation and benefits of $235,000, ESOP expenses of $163,000, and the balance attributed to costs of the branch facility opened in Buena Vista, Colorado, as well as additional Company-related expenses.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 1997 TO THE YEAR ENDED JUNE 30, 1996

     NET INCOME. The Association's net income for the year ended June 30, 1997 was $44,000 compared to $519,000 for the year ended June 30, 1996. The decrease for 1997 is attributed to the special SAIF assessment of $297,000, the adoption of certain benefit plans resulting in a one-time charge of $237,000, and an increase in the provision for losses on loans of approximately $223,000, which was offset by an increase in net interest income of approximately $296,000.

     INTEREST INCOME. Interest income increased by $817,000 from $5.0 million to $5.8 million or by 16.5%, during fiscal 1997. This change resulted in part from an overall increase of average interest-earning assets by $10.3 million from $57.1 million to $67.4 million or by 18.1% from fiscal 1996 to fiscal 1997. The Association experienced a decrease in the average yield on the interest-earning assets from 8.67% for fiscal 1996 to 8.55% for fiscal 1997. Although loans were made at lower rates during fiscal 1997, it provided the Association with a competitive product that lead to growth in residential and other lending and earned a comparatively higher yield than short-term investments.

     INTEREST EXPENSE. Interest expense increased $521,000 or 22.7% to $2.8 million for the year ended June 30 1997 from $2.3 million for the year ended June 30, 1996. For the year ended June 30, 1997, the average cost of deposits was 4.04%., compared to 4.06% for the year ended June 30, 1996. The interest expense for FHLB advances increased from $326,000 for the year ended June 30, 1996, to $634,000 for the year ended June 30, 1997. The increase is attributable to increased borrowings of $6.4 million.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

     The provision for loan losses increased approximately $223,000 or 378% to $282,000 for the year ended June 30, 1997 from $59,000 for the year ended June 30, 1996. The increase in the provision for loan losses was the result of the increase in the Association's loan portfolio, including significant increases in: one- to four-family loans of $8.4 million; land development loans of $900,000; consumer loans (primarily auto loans) of $1.7 million; and commercial business loans of $2.0 million. Consumer, commercial business, and land development loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans.

     NONINTEREST EXPENSE.   Noninterest expense increased by $939,000 or 51.7%
to $2.76 million for the year ended June 30, 1997 from $1.82 million for the year ended June 30, 1996. Compensation and benefits expenses increased by $476,000 or 54.8% to $1.34 million at June 30, 1997 from $869,000 at June 30,
1996. The increase in compensation and benefits expenses at June 30, 1997 was primarily the result of newly implemented benefit plans, specifically the Long-
Term Incentive Plan which was effective as of June 10, 1997.   Occupancy and
equipment expense increased by $126,000 or 35.3%, to $482,000 at June 30, 1997 from $356,000 at June 30, 1996. The increase in occupancy and equipment expense was the result of the new branch office facilities in Leadville and Buena Vista. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 31, 1996. Based on the Association's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Association's special assessment was $297,000. The assessment rate for the SAIF special assessment was 65.7 basis points, compared to 23 basis points for the regular assessment for the six months ended September 30, 1996, and 6.48 basis points for the regular assessment for the last two quarters of fiscal 1997.

     INCOME TAXES. The Association's effective tax rate for the years ended June 30, 1997 and 1996 was 20% and 44%, respectively. The change was due to rates used for the higher income level and State credits that were available.

LIQUIDITY AND CAPITAL RESOURCES

     The Association's primary sources of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided form operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Association uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that proceeds from the stock sale, loan repayments and other sources of funds will be adequate to meet the Association's liquidity needs for the immediate future.

     The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio was 5% until November 24, 1997 when the requirement was lowered to 4%. The Association has historically maintained a level of liquid assets in excess of regulatory requirements. The Association liquidity ratios at June 30, 1998 and 1997 were 5.92% and 5.51%, respectively.

YEAR 2000 ISSUE

     The Company is evaluating the potential effect of the year 2000 on its information processing systems. Because critical computer systems and software are vendor maintained, the Company is not directly involved with programming changes or application upgrades. The Company expects the providers to be compliant on a timely basis and is testing the compliance efforts. The Association's primary data processor has indicated that renovations to their system for year 2000 compliance are complete. The data processor has tested this system and the Association will test it in September 1998, and continue into 1999. The primary data processor is also testing the interfaces they have with other systems for year 2000 compliance. Besides the primary data processor, the Association has reviewed other critical systems and many of these systems are year 2000 compliant. Testing has already begun on these systems and will continue into 1999. It is management's opinion that the modifications will not have a material effect on the Company's financial position. All costs associated with modifications will be expensed as incurred.

     The Association has developed a contingency and business resumption plan in case critical systems are not expected to be year 2000 ready or fail in the year 2000. The Plan has identified alternative means of operation in case a system is not expected to be year 2000 ready by a certain date or malfunctions in the year 2000. The Plan is reviewed on an ongoing basis.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     ACCOUNTING FOR ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the common stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Association's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the common stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is recognized for them.

     Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association adopted the Statement on the date the Association converted from a federal mutual to a federal stock savings and loan association. The Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial statements.

     EARNINGS PER SHARE. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentations of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. This statement was adopted in December 1997, the impact of adopting this statement was not material.

     DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. In February 1997, the Financial Accounting Standards Board issued Statement No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings Per Share and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share.

     This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

     REPORTING COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

     DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997 the Financial Accounting Standards board issued Statement No. 131.
The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

     The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

     The Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

     The Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

     EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS. In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. This Statement is effective for fiscal years beginning after December 15, 1997, and will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

     ACCOUNTING FOR DERIVATIVES AND SIMILAR FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivatives and Similar Financial Instruments and For Hedging Activities. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 1999. Management, at this time, has not determined the impact of adopting this statement on July 1, 1999.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES

PAGE

Independent Auditors' Report                                          14

Statements of Financial Condition as of June 30, 1998 and 1997        15

Statements of Income for the Years Ended June 30, 1998 and 1997       16

Statements of Equity for the Years Ended June 30, 1998 and 1997       17

Statement of Cash Flows for the Years Ended June 30, 1998 and 1997    18

Notes to Financial Statements                                         19


                                LETTERHEAD OF
                           GRIMSLEY, WHITE & COMPANY
                         CERTIFIED PUBLIC ACCOUNTANTS
                          AND MANAGEMENT CONSULTANTS




                         INDEPENDENT AUDITORS' REPORT


Board of Directors
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                /s/ Grimsley, White & Company

                                GRIMSLEY, WHITE & COMPANY

La Junta, Colorado
July 31, 1998

                           HIGH COUNTRY BANCORP, INC

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            JUNE 30, 1998 AND 1997

                      ASSETS                                             1998                    1997
                                                                    ------------------------------------
Cash and amounts due from banks                                     $  2,999,284             $   894,995
Interest-bearing deposits at other institutions                        6,963,130               2,381,315
Mortgage-backed securities, held to maturity                           4,326,603               5,339,762
Securities held to maturity                                              310,000                       -
Loans receivable - net                                                81,359,296              63,126,864
Federal Home Loan Bank stock, at cost                                  1,065,500                 988,500
Accrued interest receivable                                              699,982                 595,007
Property and equipment, net                                            2,475,773               2,507,398
Mortgage servicing rights                                                 29,856                  35,352
Prepaid expenses and other assets                                        359,231                 454,909
                                                                    ------------             -----------
        TOTAL ASSETS                                                $100,588,655             $76,324,102
                                                                    ============             ===========


              LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                            $ 63,424,713             $56,152,178
Advances by borrowers for taxes and insurance                             92,954                 127,175
Accounts payable and other liabilities                                   566,641                 491,929
Advances from Federal Home Loan Bank                                  17,890,000              13,520,000
Accrued income taxes payable                                             288,140                       -
Deferred income taxes                                                     47,300                  74,600
                                                                    ------------             -----------
        TOTAL LIABILITIES                                             82,309,748              70,365,882
                                                                    ------------             -----------


 Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized
 1,000,000 shares; no shares issued or outstanding                             -                       -
Common stock-$.01 par value; authorized 3,000,000 shares;
 issued and outstanding 1,322,500 shares                                  13,225                       -
Paid-in capital                                                       12,690,438                       -
Retained earnings - substantially restricted                           6,519,509               5,958,220
Note receivable from ESOP Trust                                         (944,265)                      -
                                                                    ------------             -----------
        TOTAL EQUITY                                                  18,278,907               5,958,220
                                                                    ------------             -----------
        TOTAL LIABILITIES AND EQUITY                                $100,588,655             $76,324,102
                                                                    ============             ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      15

                          HIGH COUNTRY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                      YEARS ENDED JUNE 30, 1998 AND 1997

                                                                    1998               1997
                                                                ----------          ----------
Interest Income
      Interest on loans                                         $6,348,304          $5,249,291
      Interest on securities available-for-sale                          -              18,171
      Interest on securities held-to-maturity                      332,951             412,386
      Interest on other interest-bearing assets                    351,549              84,302
                                                                ----------          ----------
                  Total interest income                          7,032,804           5,764,150
                                                                ----------          ----------
Interest Expense
      Deposits                                                   2,393,811           2,179,408
      Federal Home Loan Bank advances                              872,049             633,923
                                                                ----------          ----------
         Total interest expense                                  3,265,860           2,813,331
                                                                ----------          ----------
         Net interest income                                     3,766,944           2,950,819
Provision for losses on loans                                      219,360             282,000
         Net income after provision                             ----------          ----------
             for loan losses                                     3,547,584           2,668,819
                                                               -----------          ----------
Noninterest Income
      Service charges on deposits                                  139,215             123,955
      Other                                                         18,561              17,980
                                                               -----------          ----------
                                                                         -
         Total noninterest income                                  157,776             141,935
                                                               -----------          ----------
Noninterest Expense
     Compensation and benefits                                   1,505,658           1,345,030
     Occupancy and equipment                                       562,198             482,360
     Insurance and professional fees                               131,732             169,937
     Other                                                         425,021             405,163
     SAIF special assessment                                             -             296,578
     Loss on sale of loans                                               -              56,185
                                                               -----------          ----------
          Total noninterest expense                              2,624,609           2,755,253
                                                               -----------          ----------
          Income before income taxes                             1,080,751              55,501
          Income tax expense                                       428,208              11,085
                                                               -----------          ----------
          Net income                                            $  652,543          $   44,416
                                                               ===========          ==========
Basic Earnings Per Common Share
Based on income allocated from December 9, 1997                 $     0.32
                                                               ===========
Diluted Earning Per Common Share                                $     0.32
                                                               ===========
Weighted Average Common Shares Outstanding
     Basic                                                       1,272,280
     Diluted                                                     1,272,280
Dividends Paid Per Share                                        $    0.075


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      16

                          HIGH COUNTRY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

                      YEARS ENDED JUNE 30, 1998 AND 1997

                                                                                                               NOTE
                                                              COMMON          PAID-IN        RETAINED        RECEIVABLE
                                                              STOCK           CAPITAL        EARNINGS          ESOP
                                                         --------------   --------------  --------------  --------------
BALANCES JUNE 30, 1996                                   $      -         $      -        $  5,906,988    $      -

   Net income                                                                                   44,416

   Change in net unrealized gain on securities
     available-for-sale                                                                          6,816
                                                         --------------   --------------  --------------  --------------
BALANCES, JUNE 30, 1997                                          -              -            5,958,220           -

   Net income                                                                                  652,543

   Proceeds from issuance of stock on
      December 9, 1997 net of conversion costs
      of $570,716                                             13,225         11,583,059

   Purchase of common stock by ESOP                                           1,058,000                     1,058,000

   ESOP contribution                                                             49,379

   ESOP note payment                                                                                         (105,800)

   Dividends paid                                                                              (91,254)        (7,935)
                                                         --------------   --------------  --------------  --------------
BALANCES JUNE 30, 1998                                   $    13,225      $  12,690,438   $  6,519,509    $   944,265
                                                         ==============   ==============  ==============  ==============





                 SEENOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          HIGH COUNTRY BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      YEARS ENDED JUNE 30, 1998 AND 1997


                                                                                           1998                 1997
                                                                                    -----------------    ------------------
Operating Activities
      Net income                                                                       $    652,543         $     44,416
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                                                 (131,269)            (109,739)
            Discounts on investments                                                         18,814               10,349
      Net loss on sale of loans                                                                   -               56,185
      Stock dividend received from FHLB                                                     (77,000)             (42,200)
      ESOP market value expense                                                             163,114                    -
      Provision for losses on loans                                                         219,900              282,000
      Net loss on assets disposition                                                              -                4,226
      Deferred income taxes                                                                 (27,300)            (162,500)
      Depreciation                                                                          182,594              158,415
      Income taxes                                                                          288,140                    -
      Net change in miscellaneous assets                                                     (3,801)            (460,107)
      Net change in miscellaneous liabilities                                                74,712              277,291
                                                                                       ------------         ------------
            Net cash provided (used) by operating activities                              1,360,447               58,336
                                                                                       ------------         ------------
Investing Activities
      Net change in loans receivable                                                    (18,321,063)         (17,192,492)
      Proceeds from sale of loans                                                                 -            3,878,889
      Proceeds from sale of securities-available-for-sale                                         -            1,000,000
      Purchase of securities-held-to-maturity                                              (310,000)                   -
      Principal repayments of mortgage-backed securities-held-to-maturity                   994,345            1,482,590
      Purchase of Federal Home Loan Bank stock                                                    -             (382,800)
      Purchases of property and equipment                                                  (150,969)            (609,119)
                                                                                       ------------         ------------
            Net cash used by investing activities                                       (17,787,687)         (11,822,932)
                                                                                       ------------         ------------
Financing Activities
      Issuance of common stock                                                           11,596,284                    -
      Net change in deposits                                                              7,272,535            6,614,809
      Net change in mortgage escrow funds                                                   (34,221)              (6,900)
      Conversion costs incurred                                                                   -              (25,000)
      Cash dividends paid                                                                   (91,254)                   -
      Proceeds (payment) on FHLB advances                                                 4,370,000            6,370,000
                                                                                       ------------         ------------
              Net cash provided by financing activities                                  23,113,344           12,952,909
                                                                                       ------------         ------------
              Net increase in cash and cash equivalents                                   6,686,104            1,188,313

Cash and cash equivalents, beginning                                                      3,276,310            2,087,997
                                                                                       ------------         ------------
Cash and cash equivalents, ending                                                      $  9,962,414         $  3,276,310
                                                                                       ============         ============
Supplemental disclosure of cash flow information
Cash paid for:
     Taxes                                                                             $    167,368         $    208,624
     Interest                                                                             3,261,885            2,813,211

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following is a description of the more significant accounting policies which High Country Bancorp, Inc. ( the Company and its wholly owned subsidiary Salida Building and Loan Association (the Association) follow in preparing and presenting the consolidated financial statements.

         Basis of Presentation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Salida Building and Loan Association. All significant intercompany accounts and transactions have been eliminated.

         Organization

         Salida Building and Loan Association (the Association) is a federally chartered association with its main office in Salida, Colorado and branch offices in Leadville and Buena Vista, Colorado. The Association provides a variety of financial services to the area it serves. Its primary deposit products are interest-bearing checking accounts and certificates of deposit, and its primary lending products are real estate mortgages, consumer and commercial loans.

         The Company's purpose is to act as a holding company with the Association as its sole subsidiary. The Company's principal business is the business of the Association and holding investments.

         Savings deposits of the Association are insured by the Federal Deposit Insurance Corporation ("FDIC") up to certain limitations. The Association pays a premium to FDIC for the insurance of such savings.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Investment Securities and Mortgage-Backed Securities

         Securities Held to Maturity. Bonds and notes for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Securities Available for Sale. Available-for-sale securities consist of bonds and notes not classified as trading securities nor as held-to-maturity securities.

         Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

         Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

         Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Should the Company incur write-downs they will be included in earnings as realized losses.

         Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

         Federal Home Loan Bank Stock

         The stock is an equity interest in the Federal Home Loan Bank of Topeka. The Association, as a member of the FHLB, is required to maintain an investment in capital stock of the FHLB. The stock is carried at cost, as its cost is assumed to equal its market value. FHLB stock can only be sold at par value to the FHLB or to another member institution. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share) from the FHLBs or another member institution.

         Loans

         Loans are stated at unpaid principal balances, less the allowance for loan losses, net of deferred loan fees and loans in process.

         Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Loans are placed on nonaccrual status when principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, by a charge to interest income equal to all interest previously

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1 OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Loans (continued)

         accrued. Income is subsequently recognized only to the extent that cash payments are received.

         Management has determined that first mortgage loans on one-to-four family properties, home equity, second mortgage loans, and all consumer loans are large groups of smaller-balance homogenous loans that are collectively evaluated. Accordingly, such loans are outside the scope of Statement Nos. 114 and 118.

         Management considers an insignificant delay, which is determined as 90 days by the Association, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Association expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

         Allowance for Loan Losses

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operational, and other conditions that may be beyond the Association's control.

         Loan Servicing

         The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method over the estimated useful lives of the related assets. Estimated useful lives of furniture, fixtures, and equipment range from two to ten years; buildings and improvements range from five to forty years.

         Income Taxes

         Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized. The Company and its subsidiary file individual income tax returns.

         Financial Instruments

         Off-balance sheet instruments. In the ordinary course of business the Association has entered into off-balance sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

         Fair Values of Financial Instruments

         The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

         Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate fair values.

         Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying-values. Fair values for mortgage loans, consumer loans, commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Advances from Federal Home Loan Bank. The fair values are based on the borrowing rates and remaining maturities.

         Cash Equivalents

         For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing deposits at other institutions. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         Earnings Per Share

         The Company adopted Financial Accounting Standards Board Statement No. 128 relating to earnings per share, effective for the quarter ended December 31, 1997. The statement requires dual presentations of basic and diluted earnings per share on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

         Reclassifications

         Certain amounts in 1997 have been reclassified to conform with the 1998 presentation.

         Advertising Costs

         Advertising costs are charged to expense as incurred.

NOTE -2  SECURITIES

         Securities are classified in categories and accounted for as follows:

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -2  SECURITIES (Continued)

         Mortgage-Backed Securities Held-to-Maturity
         The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 1998 and 1997 are as follows:

                                            Gross       Gross
                             Amortized   Unrealized   Unrealized      Fair
 1998                          Cost        Gains       Losses        Value
------                      ----------  -----------  -----------  ----------
Mortgage-backed securities
 GNMA certificates          $1,325,924    $ 21,024   $        0   $1,346,947
 FHLMC certificates          1,046,346      23,616       (5,053)   1,064,910
 FNMA certificates           1,954,333      31,532         (619)   1,985,246
                            ----------    --------   ----------   ----------
                            $4,326,603    $ 76,172   $   (5,672)  $4,397,103
                            ==========    ========   ==========   ==========

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized      Fair
 1997                          Cost        Gains       Losses       Value
------                      ----------  -----------  -----------  ----------
Mortgage-backed securities
 GNMA certificates          $1,708,760    $ 22,801   $        0   $1,731,561
 FHLMC certificates          1,305,265      32,939      (12,170)   1,326,034
 FNMA certificates           2,325,737      33,659       (4,855)   2,354,541
                            ----------    --------   ----------   ----------
                            $5,339,762    $ 89,399   $  (17,025)  $5,412,136
                            ==========    ========   ==========   ==========

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         Held-to-Maturity Securities

         The amortized cost and estimated fair value of held-to-maturity securities at June 30, 1998 are as follows:

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized      Fair
 1998                          Cost        Gains       Losses       Value
------                      ----------  -----------  -----------  ----------
Chaffee County School
 District Bonds             $  310,000  $         0  $    (1,747) $  308,253
                            ==========  ===========  ===========  ==========

         The amortized cost and fair value of debt securities held-to-maturity as of June 30, 1998, by contractual maturity, is as follows:


                                              Amortized     Fair
Held-to-Maturity Debt Securities                Cost       Value
--------------------------------              --------    --------
Due after one year through five years         $310,000    $308,253
                                              ========    ========

         At June 30, investments with a carrying value of $2,604,157 (1998) and $1,744,847 (1997) were pledged as collateral for deposits of public funds.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE -3  LOANS RECEIVABLE

         Loans receivable at June 30, are summarized as follows

                                                                        1998             1997
                                                                     -----------      -----------
Loans secured by real estate:
  One-to-four family residences                                      $55,330,494      $42,978,396
  Commercial real estate                                               4,913,427        4,058,271
  Construction                                                         5,228,459        4,215,750
  Land                                                                 2,794,717        2,401,100
                                                                     -----------      -----------
  Total Loans Secured by Real Estate                                  68,267,097       53,653,517
 Consumer loans, net of discounts                                      8,359,810        5,857,354
 Loans collateralized by savings accounts                              1,213,290          781,174
 Commercial loans                                                      6,580,299        4,872,121
 Other loans                                                             100,951           98,427
                                                                     -----------      -----------
  Total Loans                                                         84,521,447       65,262,593
 Less:
  Undisbursed portion of loans in process                              1,937,636        1,123,281
  Deferred loan origination fees                                         473,392          408,043
  Allowance for loan losses                                              751,123          604,405
                                                                     -----------      -----------
  Loans Receivable, Net                                              $81,359,296      $63,126,864
                                                                     ===========      ===========
 The changes in the allowance for loan losses were as follows:
                                                                         1998             1997
                                                                     -----------      -----------
 Balance, beginning of year                                          $   604,405      $   411,125
 Provision for losses                                                    219,900          282,000
 Recoveries                                                               18,529            7,450
 Losses incurred                                                         (91,711)         (96,170)
                                                                     -----------      -----------
 Balance, end of year                                                $   751,123      $   604,405
                                                                     ===========      ===========

         At June 30, the Association had adjustable interest rate loans of approximately $5,380,000 (1998) and $6,266,000 (1997). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.


         Loans for which interest accruals had been discontinued at June 30 were approximately $392,000 (1998) and $140,000 (1997). If interest on these loans had been accrued, such interest would have increased income by immaterial amounts.

         Loans receivable at June 30 include loans to officers and directors of approximately $1,034,000 (1998) and $839,000 (1997). For the year ended June 30, 1998, $855,000 of new loans were made and payments of $660,000 were received.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -4  LOAN SERVICING

         Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                             1998        1997
                                          ----------  ----------
Mortgage loan portfolios serviced for:
 FHLMC                                    $7,158,554  $9,353,814
 Other investors                              11,984      27,868
                                          ----------  ----------

                                          $7,170,538  $9,381,682
                                          ==========  ==========

         In connection with these loans serviced for others at June 30, the Association held borrowers' escrow balances of $14,747 (1998) and $23,837 (1997).

NOTE -5  ACCRUED INTEREST RECEIVABLE

         Interest receivable at June 30, relates to the following:

                                       1998         1997
                                    ----------   ----------
 Loans                              $  667,985   $  556,692
 Mortgage-backed securities             30,947       38,315
 Other investments                       1,050            0
                                    ----------   ----------

                                    $  699,982   $  595,007
                                    ==========   ==========


NOTE -6  PROPERTY AND EQUIPMENT

         Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                              1998         1997
                                           ----------   ----------
 Land and improvements                     $  325,235   $  316,035
 Buildings and improvements                 2,099,544    2,043,519
 Furniture, fixtures and equipment            869,184      783,742
                                           ----------   ----------

                                            3,293,963    3,143,296
 Less accumulated depreciation               (818,190)    (635,898)
                                           ----------   ----------

                                           $2,475,773   $2,507,398
                                           ==========   ==========

         Depreciation expense for the years ended June 30, totaled $182,594
         (1998) and $158,415 (1997).

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -7  DEPOSIT ACCOUNTS

         Deposit accounts at June 30 are summarized as follows:

                                           1998                    1997
                                   ---------------------  ---------------------
                                                Weighted               Weighted
                                                 Average                Average
                                     Amount       Rate       Amount      Rate
                                   -----------  --------  -----------  --------
         NOW accounts, including
           non-interest bearing
           deposits of $3,973,002
           (1998) and $2,275,661
           (1997)                  $14,773,320    1.19%   $10,586,504    1.30%
         Money market and
           savings accounts         15,158,899    3.00%    14,037,595    2.96%
         Certificate accounts       33,492,494    5.65%    31,528,079    5.58%
                                   -----------            -----------

                                   $63,424,713            $56,152,178
                                   ===========            ===========

         At June 30, 1998, scheduled maturities of the above certificate accounts are summarized as follows:

                                       Year ending June 30,
                    -----------------------------------------------------------
                                                                      2003 and
                        1999        2000         2001        2002    thereafter
                    -----------  -----------  -----------  --------  ----------
         3.01-4.00  $   369,959
         4.01-5.00    2,228,331
         5.01-6.00   19,464,984  $ 4,471,845  $   762,540  $503,842
         6.01-7.00    4,259,667      440,615      255,247   100,000
         7.01-8.00       90,000      225,197                196,000   $ 124,267
                    -----------  -----------  -----------  --------   ---------

                    $26,412,941  $ 5,137,657  $ 1,017,787  $799,842   $ 124,267
                    ===========  ===========  ===========  ========   =========

         The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30, was $9,323,122 (1998) and
         $8,668,062 (1997).

         Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

         Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                 1998        1997
                                              ----------  ----------
         NOW accounts                         $  126,212  $  157,946
         Money market and savings accounts       448,634     375,400
         Certificate accounts                  1,818,965   1,646,062
                                              ----------  ----------

                                              $2,393,811  $2,179,408
                                              ==========  ==========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -8  ADVANCES FROM FEDERAL HOME LOAN BANK

         Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                       Interest
                                         Rate         1998         1997
                                     ------------  -----------  ----------
         Maturing within one year      5.81-5.94%  $ 4,500,000  $9,500,000
         Maturing in 2000              5.94-6.79%    3,000,000   3,000,000
         Maturing in 2001              5.74-6.80%    3,390,000     500,000
         Maturing in 2003              5.81-6.56%    5,000,000     520,000
         Maturing in 2005                   6.18%    1,000,000
         Maturing in 2008                   6.10%    1,000,000
                                                   ----------- -----------

                                                   $17,890,000 $13,520,000
                                                   =========== ===========

         Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB which includes real estate loans and other non-pledged securities.

         At June 30, 1997, the Association had an approved line of credit of $10,000,000 with the FHLB which expired May 1, 1998. At June 30, 1998, the Association has an approved line of credit for $10,000,000 with the FHLB with an expiration date of April 30, 1999. No amount was drawn on the line of credit at June 30, 1998. As of June 30, 1997, the Association had drawn $1,000,000 on the line of credit, with a current interest rate of 6.40%.

NOTE -9  INCOME TAXES

         The provision for income taxes consists of the following:

                                                    1998       1997
                                                  ---------  ---------
         Current                                  $455,508   $ 182,085
         Deferred                                  (27,300)   (171,000)
                                                  --------   ---------

                                                  $428,208   $  11,085
                                                  ========   =========

         The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                           1998       1997
                                                         ---------  ---------
         Provision for income taxes at statutory rate    $367,500   $ 18,900
         Nondeductible expenses for tax purposes           19,900          0
         State income taxes, net of federal income
          tax benefit                                      27,600      7,200
         Other, net                                        13,208    (15,015)
                                                         --------   --------

                                                         $428,208   $ 11,085
                                                         ========   ========
         Effective tax rates                                   40%        22%

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9  INCOME TAXES (Continued)

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax liabilities as of June 30, are as follows:

                                               1998       1997
                                             ---------  ---------
Difference between tax basis and
  carrying basis of FHLB stock               $155,600   $127,100
Tax depreciation in excess of
 financial statement amounts                   83,700     76,700
Difference between tax basis and carrying
 basis of long term incentive plan            (99,900)   (87,700)
Loan loss allowance                           (92,100)   (41,500)
                                             --------   --------

                                             $ 47,300   $ 74,600
                                             ========   ========

         The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:


                                              1998        1997
                                            ---------  ----------
         FHLB stock dividends               $ 28,500   $  15,500
         Accumulated depreciation              7,000       1,400
         Allowance for loan losses - net     (50,600)    (91,300)
         Long-term incentive plan            (12,200)    (87,700)
         Other                                     0      (8,900)
                                            --------   ---------

                                            $(27,300)  $(171,000)
                                            ========   =========

         The Association was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Association does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 1998, includes approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10 REGULATORY CAPITAL REQUIREMENTS

         The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 1998. The Association meet all capital adequacy requirements to which it is subject.

         As of October 8, 1997, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

         The following is a reconciliation of capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association, as of June 30.

                                                      1998         1997
                                                  ------------  -----------

         Equity Per GAAP                          $12,291,128   $5,958,220
         Less Servicing Rights Plus Valuations         (2,986)      (3,535)
                                                  -----------   ----------

         Equity Per GAAP- Tier I Capital           12,288,142    5,954,685
         Valuation Allowance                          748,000      604,405
                                                  -----------   ----------

         Regulatory Capital                       $13,036,142   $6,559,090
                                                  ===========   ==========


                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10 REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                   Minimum Required       To Be Well Capitalized
                                                     For Capital          Under Prompt Corrective
                               Actual              Adequacy Purposes        Action Regulations
                        Amount        Ratio       Amount      Ratio        Amount        Ratio
                      -----------  -----------  ----------  ----------   -----------  ------------
1998
----
Total Capital
 (to Risk
 Weighted
 Assets)              $13,036,142        21.73% $4,799,760        8.00%  $5,999,700          10.00%

Tier I Capital
 (to Risk
 Weighted
 Assets)               12,288,142        20.48   1,799,910        3.00     3,599,820          6.00

Tier I Capital
 (to Average
 Assets)               12,288,142        13.89   1,326,698        1.50     4,422,328          5.00

Tangible Capital
 (to Tangible
 Assets)               12,288,142        13.00   1,082,820        1.50        N/A

1997
----
Total Capital
 (to Risk
 Weighted
 Assets)              $ 6,559,090        13.76% $3,814,320        8.00%  $ 4,767,900         10.00%

Tier I Capital
 (to Risk
 Weighted
 Assets)                5,954,685        12.49   1,430,370        3.00     2,860,740          6.00

Tier I Capital
 (to Average
 Assets)                5,954,685         8.25   1,082,820        1.50     3,609,400          5.00

Tangible Capital
 (to Tangible
 Assets)                5,954,685         8.25   1,082,820        1.50        N/A


                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10 REGULATORY CAPITAL REQUIREMENTS (Continued)

         The Association's management believes that, under the current regulations, the Association will continue to meet its minimum capital requirements in the coming year. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's operating area, could adversely affect future earnings and, consequently, the ability of the Association to meet its future minimum capital requirements.

NOTE -11 BENEFIT PLANS

         The Association has a defined contribution plan (the Plan) for employees who have completed one year of service. The Association matched until December 31, 1997 covered employee's contributions up to 5% of their compensation. In addition, the Association's Board of Directors may elect to contribute an additional amount based upon the Association's profit. Contributions to the Plan were $19,241 (1998) and $54,100 (1997).

         The Association adopted a Long-Term Incentive Plan in June, 1997 covering the directors and key employees of the Association. On June 30 of each year following 1997 the participants will have a contribution made to their account providing the participant continues to be an employee or director of the Association. Prior to distribution under the terms of the Plan, each participant's account shall be credited with a rate of return, on any amounts previously credited, equal to the highest rate of interest paid by the Association on one-year certificates of deposit, or after conversion the rate of return will equal the dividend-adjusted rate of return on the common stock.

         Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Association's general assets. The Association has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition will be subject to the claims of the Association's general creditors. The Association recognized an expense of $237,031 in the year ended June 30, 1997, which represented the funding of the plan for past services. The expense for the plan recognized for the year ended June 30, 1998 was $33,053.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11 BENEFIT PLANS (Continued)

         As part of the conversion to stock, the Association established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At June 30, 1998, the outstanding balance of the note receivable is $944,265 and is presented as a reduction of stockholders' equity. ESOP compensation expense was $163,114 for the year ended June 30, 1998.

         In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The statement was adopted December 9, 1997, the effective date of the Association's conversion to a stock company. The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value ( as determined on a monthly basis) of the shares committed to be released,
         (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, dividends on allocated or committed shares are credited to the accounts of the participants and reported as dividends in the financial statements, (3) for an internally leveraged ESOP, the Company's loan receivable and the ESOP note payable as well as the interest income/expense is not reflected in the consolidated financial statements and (4) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

         The ESOP shares as of June 30, 1998 are as follows:

         Shares committed to be released for allocation        10,580
         Unreleased shares                                     95,220
                                                           ----------

         Total ESOP shares                                    105,800
                                                           ==========

         Fair value of unreleased shares                   $1,356,885
                                                           ==========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK

         The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 1998, the Association has commitments to fund fixed rate mortgage loans of $2,790,300, with interest rates from 5.50% to 10.50%, unfunded lines of credit of $1,655,000, and letters of credit of $57,000. The Association makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

         As such, the Association's exposure to credit loss, in the event of non-performance by the counterparty to the financial instrument, is represented by the contractual amount of those instruments. However, the Association applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' credit worthiness. Additional risks associated with these commitments arise when they are drawn upon, such as the demands on liquidity that the Association could experience if a significant portion were drawn down at once. This is considered unlikely, however, as commitments may expire without having been drawn upon.

         The Association originates loans primarily in Chaffee and Lake Counties, Colorado. Although the Association has a diversified loan portfolio, a substantial portion of its borrower's ability to repay their loans is dependent upon economic conditions in the Association's market area.

NOTE -13 FAIR VALUES OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Association's financial instruments, as of June 30, 1998, are as follows:

                                             Carrying       Fair
                                              Amount        Value
                                            -----------  -----------
         Financial Assets:
         Cash and amounts due from banks    $ 2,999,284  $ 2,999,284
         Interest bearing deposits            6,963,130    6,963,130
         Mortgage-backed securities           4,326,603    4,397,103
         Securities held-to-maturity            310,000      308,253
         FHLB stock                           1,065,500    1,065,500
         Loans receivable - net              81,359,296   83,496,000

         Financial liabilities:
         Deposits                            63,424,713   63,613,000
         Advances from FHLB                  17,890,000   17,920,000

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -14 OTHER NON-INTEREST EXPENSE

                                     1998     1997
                                   --------  --------
         Advertising               $ 67,918  $ 74,292
         Stationery Supplies         72,926    90,893
         Postage                     70,745    66,675
         Telephone                   22,659    17,990
         Dues and Subscriptions      26,063    22,102
         Other                      164,710   133,211
                                   --------  --------
                                   $425,021  $405,163
                                   ========  ========

NOTE -15 PLAN OF CONVERSION

         On May 15, 1997, the Board of Directors of Salida Building and Loan Association adopted a Plan of Conversion (the Plan) under which the Association would convert from a mutual savings institution to a stock savings and loan and become a wholly-owned subsidiary of the Company formed in connection with the conversion. The Plan was approved by the Office of Thrift Supervision (OTS) and included the filing of a registration statement with the Securities and Exchange Commission. The Plan was approved by the members of the Association. In accordance with the Plan, the Company issued common stock which was sold in the Conversion. The closing of the offering occurred on December 9, 1997 and resulted in a stock subscription of $13,225,000 (including $1,058,000 in shares subscribed by the ESOP). The Company transferred fifty percent of the net proceeds for the purchase of all of the capital stock of the Association.

         The cost of issuing the common stock were deducted from the proceeds of the stock sale, and amounted to $570,716.

         For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association, at the time of conversion, established a liquidation account equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock. The Association may not declare or pay a cash dividend on its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capita requirements imposed by federal regulations.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16 IMPACT OF NEW ACCOUNTING STANDARDS

         Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the common stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Association's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the common stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected.

         Accounting for Stock-Based Compensation. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock.

         Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association adopted the Statement on the date the Association converted from a federal mutual to a federal stock savings and loan association. The Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial statements.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

         Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.

         It also requires dual presentations of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement was adopted in December 1997, the impact of adopting SFAS No. 128 was not material to the financial statements.

         Disclosure of Information about Capital Structure. In February 1997, the Financial Accounting Standards Board issued Statement No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings Per Share and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share.

         This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

         Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

         Disclosures about Segments of an Enterprise and Related Information. In June 1997 the Financial Accounting Standards board issued Statement No.
         131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

         The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

         Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         The Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

         The Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

         Employers' Disclosures About Pensions and Other Post Retirement Benefits. In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits". The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. This Statement is effective for fiscal years beginning after December 15, 1997, and will be adopted by the Association in July 1998, the impact of adopting the Statement will not be material to the financial statements.

         Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 1999. Management, at this time, has not determined the impact of adopting this statement on July 1, 1999.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -17 EARNINGS PER SHARE

         The conversion from a mutual savings association to a stock institution and the formation of the holding company was completed on December 9, 1997. The computation of earnings per share is based on the net income earned from the date of the conversion to the end of the fiscal year divided by the weighted-average number of shares issued from the date of conversion until the end of the fiscal year.

NOTE -18 DIVIDENDS PAID

         On April 23, 1998, the Board of Directors declared a cash dividend of $0.075 per share to stockholders of record as of April 30, 1998 and paid on May 11, 1998.

NOTE -19 YEAR 2000 ISSUE

         The Company has an ongoing program of evaluating the effect of the year 2000 on its information processing systems. The Company's core data processing is performed by an outside vendor. As of May 15, 1998, all of the vendors clients were running on Year 2000-ready software, with the validation phase of the change being implemented. It is management's position that the cost of modifications will not have a material effect on the Company's operations. Depending upon the nature of the expenditure, the Company will follow its accounting practices for capitalization.

NOTE -21 CONTINGENCIES

         In the normal course of business, the Association is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Association.

NOTE -22 CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

         The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc., as of June 30, 1998 and for the approximate seven months then ended.

         ASSETS
         Cash and equivalents                    $ 6,045,845
         Investment in subsidiary                  6,332,908
         ESOP note receivable                        944,265
         Other                                         7,935
                                                 -----------
                                                 $13,330,953
                                                 ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         Accrued income taxes                    $    66,000
         Stockholders' equity                     13,264,953
                                                 -----------
                                                 $13,330,953
                                                 ===========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-22  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)(Continued)

CONDENSED STATEMENT OF INCOME
For the Period December 9, 1997 to June 30, 1998
Equity in undistributed net income of subsidiary                      $   584,766
Other net                                                                  67,777
                                                                      -----------

                                                                      $   652,543
                                                                      ===========

CONDENSED STATEMENT OF CASH FLOWS
For the Period December 9, 1997 to June 30, 1998
Operating Activities:
Net income                                                            $   652,543
Adjustments to reconcile net income to cash
provided by operating activities:
Equity in undistributed net income of
subsidiary                                                               (584,766)
Other                                                                     115,378
                                                                      -----------

Net cash provided by operations                                           183,155
                                                                      -----------

Investing Activities:
Investment in subsidiary                                               (5,798,142)
ESOP note payment                                                         105,800
Dividends received                                                         50,000
                                                                      -----------

Net cash used in investing activities                                  (5,642,342)
                                                                      -----------

Financing Activities:
Proceeds from stock sale net of expenses                               11,596,284
Dividends paid                                                            (91,252)
                                                                      -----------

Net cash provided by financing activities                              11,505,032
                                                                      -----------

Net increase in cash                                                    6,045,845

Cash beginning                                                                  0
                                                                      -----------

Cash ending                                                           $ 6,045,845
                                                                      ===========


                        MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK AND DIVIDENDS PAID

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." There are currently 1,322,500 shares of the Common Stock outstanding and approximately 359 holders of record of the Common Stock (not including shares held in "street name") as of September 15, 1998.

  The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the Common Stock's issuance on December 11, 1997.

                         HIGH BID (1)  LOW BID (1)  DIVIDENDS PAID
                         ------------  -----------  --------------

FISCAL 1998:
 Second Quarter (from
  December 11, 1997)           15.50        14.75            $  --
 Third Quarter                 15.50        14.44               --
 Fourth Quarter                15.25        14.25             .075

-------------------------

(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


DIVIDEND RESTRICTIONS

     For a period of one year following the completion of the Conversion, the Company may not pay any special dividends or dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends. The payment of dividends, will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future.

     Since the Company initially has no significant source of income other than dividends from the Association, principal and interest payments on the note payable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in large part upon the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Association, which is subject to various tax and regulatory restrictions on the payment of dividends. Unlike the Converted Association, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Colorado General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                               BOARD OF DIRECTORS
LARRY D. SMITH                           PHILIP W. HARSH                      TIMOTHY R. GLENN
President and Chief Executive            Owner and Agent of Fredrickson       Owner and Funeral Director of
Officer of the Company and               Brown Insurance Agency               Lewis & Glenn Funeral Home
the Association


SCOTT G. ERCHUL                          ROBERT B. MITCHELL                   RICHARD A. YOUNG
Vice President of the Company            Retired                              Partner of Swartz & Young, P.C.
and the Association


                                               EXECUTIVE OFFICERS

LARRY D. SMITH                           SCOTT G. ERCHUL                      FRANK L. DELAY
President and Chief Executive Officer    Vice President of the Company and    Chief Financial Officer of the
 of the Company and the Association      the Association                      Company and the Association


                                               OFFICE LOCATIONS

MAIN OFFICE:                             BRANCH OFFICE:                       BRANCH OFFICE:
130 West 2nd                             600 Harrison                         713 East Main
Salida, Colorado                         Leadville, Colorado                  Buena Vista, Colorado


                                               GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS           ANNUAL MEETING                       ANNUAL REPORT ON FORM 10-KSB
Grimsley, White & Company,               The 1998 Annual Meeting of           A copy of the Company's Annual
Certified Public Accountants             Stockholders will be held on         Report on Form 10-KSB for the fiscal
La Junta, Colorado                       December 15, 1998 at 5:00 p.m. at    year ended June 30, 1998 as filed
                                         The Senior Citizens Center, 305 F    with the Securities and Exchange
GENERAL COUNSEL                          Street, Salida, Colorado  81210      Commission will be furnished
                                                                              without charge to stockholders as of
                                         TRANSFER AGENT AND REGISTRAR         the record date for the 1998 Annual
                                         Illinois Stock Transfer              Meeting upon written request to
                                         233 West Jackson Boulevard           Richard A. Young, Secretary, High
SPECIAL COUNSEL                          Suite 1210                           Country Bancorp, Inc., 130 West 2nd
Housley Kantarian & Bronstein, P.C.      Chicago, Illinois  60606             Street, Salida, Colorado  81201.
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036
