Form 10KSB, Exhibit 13
period 1999-06-30
HIGH COUNTRY BANCORP INC
filed 1999-09-28
CIK 1044676

                                                                      EXHIBIT 13

               [LOGO OF HIGH COUNTRY BANCORP, INC. APPEARS HERE]


                               ANNUAL REPORT FOR

                                THE YEAR ENDED

                                 JUNE 30, 1999

[LETTERHEAD OF HIGH COUNTRY BANCORP, INC. APPEARS HERE]

TO OUR STOCKHOLDERS:

     The Board of Directors and Management of High Country Bancorp, Inc. would like to thank you for your support during the past year. With the successful completion of another year, we are pleased to present this annual report to the Stockholders.

     During Fiscal 1999, assets increased $13.4 million to $114 million. This growth was primarily the result of continued strong loan demand and lending diversification in the local economy. As a result of the 28.64% increase in net income, Stockholder's equity is $18 million. Asset quality remains good, with continued application of good underwriting standards.

     Several major events in 1999 included the announcement of a stock repurchase program. Believing that our stock is undervalued, we have repurchased 37,781 shares to date. We also began operating a secondary mortgage department in order for us to offer a very competitive mortgage loan product and improve fee income and interest rate risk. Our new building project was started and should be completed by early spring, 2000. This building is being built with the future in mind, on our West Highway 50 location in Salida. We plan on continuing our downtown Salida location as a branch office.

     After serving the local area for 113 years, we are confident of the Company's sound financial condition and look forward to supporting the future growth within our communities. The Company is positioned to take advantage of competitive opportunities. We are committed to serving our local customers and meeting the challenges of the financial services industry.

     We invite you to review this Annual Report for the past year. We appreciate your support, as well as look forward to the future with great confidence and enthusiasm.

Sincerely,


/s/ Larry D. Smith
---------------------------
Larry D. Smith, President
and Chief Executive Officer

                             FINANCIAL HIGHLIGHTS

                                                             At June 30,                            Change
                                                  ------------------------------          ----------------------------
                                                     1999                1998              Amount             Percent
                                                  -----------         ----------          ---------           --------
                                                                         (Dollars in thousands)
Financial Position:
 Total assets............................          $  114,014         $  100,589          $ 13,425              13.35%
 Loans receivable, net...................              98,433             81,359            17,074              20.99
 Mortgage-backed and related securities..               3,639              4,637              (998)             21.52
 Investment securities...................               1,201              1,066               135              12.66
 Deposits................................              72,604             63,425             9,179              14.47
 Stockholders' equity....................              18,028             18,279              (251)              1.37

 Number of common shares outstanding.....           1,298,719          1,322,500           (23,781)              1.80


                                                          For the Year Ended
                                                              June 30,                              Change
                                                  ------------------------------          ---------------------------
                                                     1999                1998              Amount             Percent
                                                  ----------          ----------          --------            -------
                                                                          (Dollars in thousands)
Results of Operations:
 Interest income.........................         $    8,536          $    7,033          $  1,503              21.37%
 Interest expense........................              3,920               3,266               654              20.02
 Net interest income.....................              4,616               3,767               849              22.53
 Provision for loan losses...............                230                 219                11               5.02
 Net interest income after provision
  for loan losses........................              4,386               3,548               838              23.62
 Non-interest income.....................                189                 158                31              19.62
 Non-interest expense....................              3,228               2,625               603              22.97
 Net earnings............................                840                 653               187              28.64

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA



Selected Financial Condition Data:


                                                                                 At June 30,
                                                  -----------------------------------------------------------------------
                                                    1999           1998          1997           1996             1995
                                                  --------       --------       -------        -------        -----------
                                                                         (Dollars in thousands)
Total assets...........................           $114,014       $100,589       $76,324        $63,185            $54,813
Cash...................................              2,249          2,999           895            511              1,355
Interest-earning deposits..............              4,410          6,963         2,381          1,577                513
Securities available for sale..........                 --             --            --            989              1,385
Securities  held to maturity...........              3,639          4,637         5,340          6,843              8,368
Loans receivable, net..................             98,433         81,359        63,127         50,076             41,537
Savings deposits.......................             72,604         63,425        56,152         49,537             45,914
Stockholders' equity...................             18,028         18,279         5,958          5,907              5,379
----------------------------------------------
Number of:
  Real estate loans outstanding........              1,231          1,185         1,137          1,054                965
  Savings accounts.....................             11,064         10,199         9,126          7,828              7,324
  Full-service offices.................                  3              3             3              2                  2


Selected Operations Data:

                                                                           Year Ended June 30,
                                                  -------------------------------------------------------------------
                                                    1999           1998           1997          1996            1995
                                                  --------       --------       -------        -------        -------
                                                                            (In thousands)
Interest income........................           $  8,536       $  7,033       $ 5,764        $ 4,948        $ 3,911
Interest expense.......................              3,920          3,266         2,813          2,293          1,603
                                                  --------       --------       -------        -------        -------
  Net interest income..................              4,616          3,767         2,951          2,655          2,308
Provision for loan losses..............                230            219           282             59             59
                                                  --------       --------       -------        -------        -------
  Net interest income after provision
   for loan losses.....................              4,386          3,548         2,669          2,596          2,249
                                                  --------       --------       -------        -------        -------
Noninterest income.....................                189            158           141            146            146
                                                  --------       --------       -------        -------        -------
  Subtotal.............................              4,575          3,706         2,810          2,742          2,395
                                                  --------       --------       -------        -------        -------

Noninterest expense:
 Compensation and benefits.............              1,866          1,506         1,345            868            730
 Other.................................              1,362          1,119         1,410            948            771
                                                  --------       --------       -------        -------        -------
 Total noninterest expense.............              3,228          2,625         2,755          1,816          1,501
                                                  --------       --------       -------        -------        -------
  Income before taxes..................              1,347          1,081            55            926            894
Income tax expense.....................                507            428            11            407            327
                                                  --------       --------       -------        -------        -------
  Net income...........................           $    840       $    653       $    44        $   519        $   567
                                                  ========       ========       =======        =======        =======

Operating Ratios
----------------

                                                              At or for the Year
                                                                Ended June 30,
                                                           ------------------------
                                                             1999            1998
                                                           -------          -------
Performance Ratios:

Return on assets (ratio of net earnings
  to average total assets)...............................    0.77%            0.74%

Return on equity (ratio of net earnings
  to average equity).....................................    4.61%            5.22%

Ratio of average interest-earning assets to
  average interest-bearing liabilities...................  115.52%          110.76%

Ratio of net interest income, after provision
  for loan losses, to noninterest expense................  135.87%          135.16%

Net interest rate spread (difference between weighted
  average yield on interest-earning assets and weighted
  average cost of interest-bearing liabilities)..........    3.88%            4.10%

Net yield on average interest-earning assets.............    4.47%            4.53%

Quality Ratios:

Non-performing loans to total loans
  at end of period.......................................    0.28%            0.46%

Non-performing loans to total assets.....................    0.24%            0.39%

Non-performing assets to total assets
  at end of period.......................................    0.26%            0.41%

Allowance for loan losses to non-performing
  loans at end of period.................................     331%             192%

Allowance for loan losses to total loans.................    0.89%            0.89%

Capital Ratios:

Equity to total assets at end of period..................   15.81%           18.17%

Average equity to average assets.........................   16.86%           14.14%

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

     The Company's executive offices are located at 130 West 2nd Street, Salida, Colorado. Its telephone number is (719) 539-2516.

Salida Building and Loan Association

     The Association is a federal savings and loan association operating through offices located in Salida, Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Association was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Association received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Association became a federally-chartered association on August 16, 1993 under its current name of Salida Building and Loan Association. At June 30, 1999, the Association had total assets of $111.2 million, loans receivable (net) of $98.4 million, total deposits of $72.6 million and stockholders' equity of $12.6 million.

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

Asset/Liability Management

     The Association's asset/liability management strategy has been to emphasize shorter term loans and develop a deposit portfolio of transaction accounts. Beginning in late fiscal 1999 the Association began selling long-term fixed rate loans in the secondary market. The Association's business plan calls for continued emphasis on shorter term, adjustable rate loans and sales of long-term fixed rate loans.

     As noted above, the Association is seeking to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of no more than 10 years and by selling long-term fixed rate loans. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

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

     Net Portfolio Value. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 3% increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of June 30, 1999 in the event of 1%, 2% and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                         Net Portfolio Value                NPV as % of Portfolio Value of Assets
      Change        ------------------------------          -------------------------------------
     in Rates       $ Amount  $ Change   % Change           NPV Ratio          Basis Point Change
     --------       --------  ---------  ---------          ----------         ------------------
                       (Dollars in thousands)
     + 300 bp       $ 12,940     (3,558)       (22)%             11.92%              (246)  bp
     + 200 bp         14,314     (2,184)       (13)              12.93               (146)  bp
     + 100 bp         15,572       (926)        (6)              13.80                (59)  bp
         0 bp         16,498                                     14.38
     - 100 bp         16,882        384          2               14.55                 16   bp
     - 200 bp         17,017        518          3               14.52                 13   bp
     - 300 bp         17,163        665          4               14.49                 10   bp

     The following table sets forth the interest rate risk capital component for the Association at June 30, 1999 given a hypothetical 200 basis point rate change in market interest rates.

                                                                  June 30, 1999
                                                                  -------------

Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets........     14.38%
Exposure Measure: Post-Shock NPV Ratio............................     12.93%
Sensitivity Measure: Change in NPV Ratio..........................       146 bp

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

     The Association originates fixed-rate and variable-rate real estate loans and has historically held most loans in portfolio until maturity. Because the Association's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

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

                                                                                   Year Ended June 30,
                                                               ----------------------------------------------------------
                                                                            1999                          1998
                                                 At June 30,   ----------------------------  ----------------------------
                                                   1999
                                             -----------------                       Average                      Average
                                                       Yield/   Average              Yield/  Average              Yield/
                                             Balance   Cost     Balance  Interest     Cost   Balance  Interest     Cost
                                             -------  -------  --------  ---------  -------  -------  ---------  --------
                                                                       (Dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits.................  $  4,410    4.55%  $  6,596   $   305     4.62%  $ 6,502   $   275      4.23%
 Investments...............................     4,840    6.30      5,386       336     6.24     6,030       410      6.80
 Loans.....................................    98,433    8.55     91,363     7,895     8.64    70,706     6,348      8.98
                                             --------           --------   -------            -------   -------
Total interest-earning assets..............   107,683    8.28    103,345     8,536     8.26    83,238     7,033      8.45
                                                                           -------                      -------
Non-interest-earning assets................     6,331              4,702                        5,293
                                             --------           --------                      -------
Total assets...............................  $114,014           $108,047                      $88,531
                                             ========           ========                      =======

Interest-bearing liabilities:
 Savings deposits..........................  $ 72,604    3.82   $ 68,888   $ 2,686     3.90   $61,096   $ 2,394      3.92
 FHLB advances.............................    22,685    5.97     20,573     1,234     6.00    14,055       872      6.20
                                             --------           --------   -------            -------   -------
Total interest-bearing liabilities.........    95,289    4.33     89,461     3,920     4.38    75,151     3,266      4.35
                                                                           -------                      -------
Non-interest bearing liabilities...........       697                364                          863
                                             --------           --------                      -------
Total liabilities..........................    95,986             89,825                       76,014
Equity.....................................    18,028             18,222                       12,517
                                             --------           --------                      -------
Total liabilities and equity...............  $114,614           $108,047                      $88,531
                                             ========           ========                      =======

Net interest income........................                                $ 4,616                      $ 3,767
                                                                           =======                      =======
Net interest rate spread (1)...............              4.47%                         3.88%                         4.10%
                                                         ====                          =====                         =====
Net interest\dividend earning assets.......                     $ 13,884                      $ 8,087
                                                                ========                      =======
Net interest margin (2)....................                                            4.47%                         4.53%
                                                                                       =====                         =====
Average interest-earning assets to
 average interest-bearing liabilities (3)..                                 115.52%                      110.76%
                                                                           =======                      =======

__________________
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

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

                                                                 Year Ended June 30,
                                                       -----------------------------------------
                                                            1999         vs.         1998
                                                       -----------------------------------------
                                                              Increase (Decrease) Due to
                                                       -----------------------------------------
                                                                                Rate/
                                                       Volume    Rate           Volume    Total
                                                       ------    -----          ------    ------
                                                                    (In thousands)
Interest-earning assets:
 Interest-bearing deposits.............                $    4    $  25            $  1    $   30
 Investments...........................                   (44)     (34)              4       (74)
 Loans.................................                 1,855     (240)            (68)    1,547
                                                       ------    -----            ----    ------
  Total interest-earning assets........                 1,815     (249)            (63)    1,503
                                                       ------    -----            ----    ------

Interest-bearing liabilities:
 Deposits..............................                   305      (12)             (1)      292
 FHLB advances.........................                   404      (28)            (14)      362
                                                       ------    -----            ----    ------
   Total interest-bearing liabilities..                   709      (40)            (15)      654
                                                       ------    -----            ----    ------

 Increase (decrease) in net interest
  income...............................                $1,106    $(209)           $(48)   $  849
                                                       ======    =====            ====    ======

Comparison of Financial Condition at June 30, 1999 and June 30, 1998

     The Company's total assets increased by $13.4 million or 13.32% from $100.6 million at June 30, 1998 to $114.0 million at June 30, 1999. The increase in assets was due to loan growth of $17.1 million. The loan growth was partially offset by decreases in cash and amounts due from banks, interest-bearing deposits and mortgage-backed securities.

     Net loans totaled $98.4 million at June 30, 1999 and $81.4 million at June 30, 1998. The majority of the increase occurred in residential mortgage loans, which increased $8.6 million. In addition to the growth in residential loans, auto loans increased $3.6 million, commercial loans increased $2.5 million, and commercial real estate loans increased $3.6 million. The growth in loans is due to significant refinancing of residential mortgage loans due to low mortgage interest rates, seasonal commercial borrowing, and a strong local economy. The increase would have been greater without residential loan sales of $5.7 million. The loan sales occurred during the last quarter of the year. The Association began a new program of ongoing sales of new fixed rate residential loans to the Federal Home Loan Mortgage Corporation ("FHLMC"). The sales began in order to manage interest rate risk, compete with mortgage companies and increase fee income.

     The allowance for loan losses totaled $909,000 at June 30, 1999 and $751,000 at June 30, 1998. As of those dates the non-performing loans in the Association's portfolio were $275,000 and $392,000, respectively. The total non-performing loans at June 30, 1999 included 20 loans secured by single family residences, business equipment and autos. The largest non-performing loan balance was $74,000. There were $86,000 of loans charged off and $14,000 of recoveries of previous loan losses during the year ended June 30, 1999. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional alllowances will not be required or that losses on loans will not be incurred. The Company has had minimal losses on loans in prior years. At June 30, 1998 and 1999, the ratio of the allowance for loan losses to net loans was .92%.

     At June 30, 1999, the Company's investment portfolio included mortgage-backed securities and local municipal bonds classified as "held to maturity" carried an amortized cost of $3.6 million and an estimated fair value of $3.7 million. The balance of the Company's investment portfolio at June 30, 1999 consists of interest bearing deposits with various financial institutions totaling $4.4 million, a decrease of $2.6 million since June 30, 1998. The decrease was used to fund loan growth.

     During the year ended June 30, 1999 deposits increased by 14.47% to $72.6 million at June 30, 1999 from $63.4 million at June 30, 1998. The increase was used to fund loan growth. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     Advances from the Federal Home Loan Bank increased to $22.7 million at June 30, 1999, from $17.9 million at June 30, 1998. The increase was used to fund loan growth.

     The Company announced the commencement of a stock repurchase program on May 24, 1999. The program will acquire up to 10% of the Company's outstanding common stock. At June 30, 1999 the Company had repurchased 23,781 shares at a total cost of $285,000. The Company repurchased an additional 14,000 shares in July 1999 at a cost of $172,000.

Comparison of Operating Results for the Year Ended June 30, 1999 and 1998

     Net Income. The Company's net income for the year ended June 30, 1999 was $840,000 compared to $653,000 for the year ended June 30, 1998. The increase in net income resulted primarily from increased interest income. The increase in interest income offset increases in compensation and benefit expenses, Company legal and accounting expenses, and other expenses due to growth.

     Net Interest Income. Net interest income for the year ended June 30, 1999 was $4.6 million compared to $3.8 million for the year ended June 30, 1998. The increase is attributed to increased interest earned on interest earning assets due to loan growth, less the increase in interest expense due to the increase in interest bearing liabilities. The increase in interest earning assets offset a decrease in the interest rate spread from 4.10% for the year ended June 30, 1998 to 3.88% for the year ended June 30, 1999. The decrease in the interest rate spread was caused by a decrease in the average yield on interest earning assets from 8.45% for the year ended June 30, 1998 to 8.26% for the year ended June 30, 1999. The decrease in yields reflects the significant refinancing activity of residential mortgage loans to lower rates. The interest rate spread was also affected by a slight increase in the average cost of interest bearing liabilities from 4.35% for the year ended June 30, 1998 to 4.38% for the year ended June 30, 1999. This increase reflects an increased reliance on FHLB advances which have higher rates than deposits.

     Allowance for Loan Losses. The provision for loan losses for the year ended June 30, 1999 was $230,000 as compared to $219,000 for the year ended June 30, 1998. The provision during the years ended June 30, 1998 and 1999 reflect the mix of loans being made and the need to maintain an adequate balance in the allowance for loan losses.

     Non-Interest Expenses. The non-interest expenses for the year ended June 30, 1999 were $3.2 million compared to $2.6 million for the year ended June 30, 1998. The increase was due to higher compensation and benefit expenses associated with the adoption of a Management Recognition Plan, additional employees, Company legal and accounting expenses, higher data processing, and other expenses associated with growth and with becoming a publicly-owned company.

     Dividends Paid. The Company paid a $0.40 per share dividend during the year ended June 30, 1999 compared to $0.075 per share during the year ended June 30, 1998.

Liquidity and Capital Resources

     The Company's primary sources of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided form operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that proceeds from loan repayments and other sources of funds will be adequate to meet the Company's liquidity needs for the immediate future.

     The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio was 5% until November 24, 1997 when the requirement was lowered to 4%. The Association has historically maintained a level of liquid assets in excess of regulatory requirements. The Association's liquidity ratios at June 30, 1999 and 1998 were 4.93% and 5.92%, respectively.

Year 2000 Readiness Disclosure

     The Company is continually evaluating the potential effect of the year 2000 on its information processing systems. Because critical computer systems and software are vendor maintained, the Company is not directly involved with programming changes or application upgrades. The Company expects the providers to be compliant on a timely basis and is testing the compliance efforts. The Association's primary data processor has indicated that renovations to their system for year 2000 compliance are complete. The Association tested the system in September 1998 in a year 2000 environment and did not encounter any problems. The Association will continue to test this system as well as other critical systems during 1999. The primary data processor has substantially completed testing the interfaces they have with other systems for year 2000 compliance. The data processor has not encountered Year 2000 problems with these tests. It is management's opinion that the modifications will not have a material effect on the Company's financial position. All costs associated with modifications will be expensed as incurred.

     The Association has developed a contingency and business resumption plan in case critical systems are not year 2000 ready or fail in the year 2000. The plan has identified alternative means of operations in case a system is not expected to be year 2000 ready by a certain date or malfunctions in the year 2000. The disaster plan for the majority of the systems includes pre-year 2000 procedures as well as post-year 2000 procedures. The pre-year 2000 procedures include having customer information, forms and software available for critical systems. The post-year 2000 procedures have been developed to identify alternatives if critical systems fail in the year 2000. Depending on the problems encountered in the post-year 2000 environment, the contingency and business resumption plan includes working from a manual basis to a fully functioning basis. The plan is reviewed on an ongoing basis.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the asset and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Impact of New Accounting Standards

     Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, which was subsequently amended by Statement No. 137 regarding the effective date. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 2000. Management, at this time, has not determined the impact of adopting this statement on July 1, 2000.

     Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the Financial Accounting Standards Board issued Statement No. 134. The Statement amends Financial Accounting Standards No. 65. Requiring the classification of any retained mortgage-backed securities as trading securities if the entity commits to sell the securities before or during the securitization process. The Company adopted this pronouncement effective January 1, 1999, and it did not have an effect on the Company.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES

                                                                                    Page
Independent Auditors' Report                                                        14

Consolidated Statements of Financial Condition as of June 30, 1999 and 1998         15

Consolidated Statements of Income for the Years Ended June 30, 1999 and 1998        16

Consolidated Statements of Equity for the Years Ended June 30, 1999 and 1998        17

Consolidated Statements of Cash Flows for the Years Ended June 30, 1999 and 1998    18

Notes to Consolidated Financial Statements                                          19

            [LETTERHEAD OF GRIMSLEY, WHITE & COMPANY APPEARS HERE]






                         INDEPENDENT AUDITORS' REPORT


Board of Directors
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 1999 and 1998, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        /s/ GRIMSLEY, WHITE & COMPANY
                                        GRIMSLEY, WHITE & COMPANY



La Junta, Colorado
August 12, 1999

                          HIGH COUNTRY BANCORP, INC.

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            JUNE 30, 1999 AND 1998

                            ASSETS                                                       1999              1998
                                                                                    --------------    --------------
Cash and amounts due from banks                                                     $    2,248,971    $    2,999,284
Interest- bearing deposits at other institutions                                         4,409,949         6,963,130
Mortgage-backed securities, held to maturity                                             3,328,789         4,326,603
Securities held to maturity                                                                310,000           310,000
Loans receivable - net                                                                  98,433,182        81,359,296
Federal Home Loan Bank stock, at cost                                                    1,201,300         1,065,500
Accrued interest receivable                                                                801,223           699,982
Property and equipment, net                                                              2,863,725         2,475,773
Mortgage servicing rights                                                                   22,496            29,856
Prepaid expenses and other assets                                                          386,664           359,231
Deferred income taxes                                                                        7,400                 -
                                                                                    --------------    --------------

            TOTAL ASSETS                                                            $  114,013,699    $  100,588,655
                                                                                    ==============    ==============

                    LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                                            $   72,604,408    $   63,424,713
Advances by borrowers for taxes and insurance                                               18,015            92,954
Accounts payable and other liabilities                                                     656,030           566,641
Advances from Federal Home Loan Bank                                                    22,685,000        17,890,000
Accrued income taxes payable                                                                22,014           288,140
Deferred income taxes                                                                            -            47,300
                                                                                    --------------    --------------

            TOTAL LIABILITIES                                                           95,985,467        82,309,748
                                                                                    --------------    --------------

Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                       -                 -
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 1,298,719 (1999)and 1,322,500 shares (1998)                       12,987            13,225
Paid-in capital                                                                         12,426,953        12,690,438
Retained earnings - substantially restricted                                             6,868,120         6,519,509
Note receivable from ESOP Trust                                                           (838,465)         (944,265)
Deferred MRP stock awards                                                                 (441,363)                -
                                                                                    --------------    --------------

            TOTAL EQUITY                                                                18,028,232        18,278,907
                                                                                    --------------    --------------

            TOTAL LIABILITIES AND EQUITY                                            $  114,013,699    $  100,588,655
                                                                                    ==============    ==============

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          HIGH COUNTRY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                      YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                            1999            1998
                                                                                        ------------    ------------
Interest Income
      Interest on loans                                                                 $  7,895,000    $  6,348,304
      Interest on securities held-to-maturity                                                254,651         332,951
      Interest on other interest- bearing assets                                             385,997         351,549
                                                                                        ------------    ------------

                  Total interest income                                                    8,535,648       7,032,804
                                                                                        ------------    ------------
Interest Expense
      Deposits                                                                             2,686,082       2,393,811
      Federal Home Loan Bank advances                                                      1,234,111         872,049
                                                                                        ------------    ------------

                  Total interest expense                                                   3,920,193       3,265,860
                                                                                        ------------    ------------

                  Net interest income                                                      4,615,455       3,766,944
Provision for losses on loans                                                                229,781         219,360
                                                                                        ------------    ------------
                  Net income after provision
                        for loan losses                                                    4,385,674       3,547,584
                                                                                        ------------    ------------

Noninterest Income
      Service charges on deposits                                                            142,878         139,215
      Other                                                                                   46,504          18,561
                                                                                        ------------    ------------

                  Total noninterest income                                                   189,382         157,776
                                                                                        ------------    ------------

Noninterest Expense
     Compensation and benefits                                                             1,865,538       1,505,658
     Occupancy and equipment                                                                 643,524         562,198
     Insurance and professional fees                                                         237,383         131,732
     Other                                                                                   481,784         425,021
                                                                                        ------------    ------------

                  Total noninterest expense                                                3,228,229       2,624,609
                                                                                        ------------    ------------

                  Income before income taxes                                               1,346,827       1,080,751

                  Income tax expense                                                         507,304         428,208
                                                                                        ------------    ------------

                  Net income                                                            $    839,523    $    652,543
                                                                                        ============    ============

Basic Earnings Per Common Share (1998 earnings
  based on income allocated from December 9, 1997)                                      $       0.69    $       0.32
                                                                                        ============    ============
Diluted Earning Per Common Share                                                        $       0.69    $       0.32
                                                                                        ============    ============
Weighted Average Common Shares Outstanding
      Basic                                                                                1,220,410       1,272,280
      Diluted                                                                              1,220,410       1,272,280
Dividends Paid Per Share                                                                $      0.400    $      0.075

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      16

                          HIGH COUNTRY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

                      YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                         NOTE           DEFERRED
                                       COMMON         PAID-IN          RETAINED       RECEIVABLE          STOCK
                                       STOCK          CAPITAL          EARNINGS          ESOP            AWARDS
                                    -----------     -----------      -----------     -----------     -----------
BALANCES JUNE 30, 1997              $         -     $         -      $ 5,958,220     $         -     $         -

     Net income                                                          652,543

     Proceeds from issuance of
     stock net of conversion
     costs of $570,716                   13,225      11,583,059

     Purchase of common stock
     by ESOP                                          1,058,000                        1,058,000

     ESOP contribution                                   49,379

     ESOP note payment                                                                  (105,800)

     Dividends paid                                                      (91,254)         (7,935)

                                    -----------     -----------      -----------     -----------     -----------

BALANCES JUNE 30, 1998                   13,225      12,690,438        6,519,509         944,265               -

     Net income                                                          839,523

     Management recognition
     plan stock purchase                                                                                 551,721

     MRP stock awards                                                                                   (110,358)

     ESOP contribution                                   21,596

     ESOP note payment                                                                  (105,800)

     Stock purchased and
     retired                               (238)       (285,081)

     Dividends paid                                                     (490,912)

                                    -----------     -----------      -----------     -----------     -----------

BALANCES JUNE 30, 1999              $    12,987     $12,426,953      $ 6,868,120     $   838,465     $   441,363
                                    ===========     ===========      ===========     ===========     ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                     1999            1998
                                                                                --------------   -------------
Operating Activities
      Net income                                                                $      839,523   $     652,543
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                                            (102,655)       (131,269)
            Premiums on investments                                                     13,955          18,814
      Compensation expense on ESOP share                                               105,800               -
      Compensation expense on Management Recognition Plan                              110,358               -
      Stock dividend received from FHLB                                                (80,100)        (77,000)
      ESOP market value expense                                                         21,596         163,114
      Provision for losses on loans                                                    230,000         219,900
      Deferred income taxes                                                            (54,700)        (27,300)
      Depreciation                                                                     189,212         182,594
      Income taxes                                                                    (266,126)        288,140
      Net change in miscellaneous assets                                              (121,314)         (3,801)
      Net change in miscellaneous liabilities                                           89,389          74,712
                                                                                --------------   -------------

            Net cash provided by operating activities                                  974,938       1,360,447
                                                                                --------------   -------------

Investing Activities
      Net change in loans receivable                                               (17,201,231)    (18,321,063)
      Purchase of securities-held-to-maturity                                                -        (310,000)
      Principal repayments of mortgage-backed securities-held-to-maturity              983,859         994,345
      Purchase of Federal Home Loan Bank stock                                         (55,700)              -
      Purchases of property and equipment                                             (577,164)       (150,969)
      Purchase of Management Recognition Plan Stock                                   (551,721)              -
                                                                                --------------   -------------

            Net cash used by investing activities                                  (17,401,957)    (17,787,687)
                                                                                --------------   -------------

Financing Activities
      Issuance of common stock                                                               -      11,596,284
      Net change in deposits                                                         9,179,695       7,272,535
      Net change in mortgage escrow funds                                              (74,939)        (34,221)
      Purchase of common stock                                                        (285,319)              -
      Cash dividends paid                                                             (490,912)        (91,254)
      Proceeds (payment) on FHLB advances                                            4,795,000       4,370,000
                                                                                --------------   -------------

              Net cash provided by financing activities                             13,123,525      23,113,344
                                                                                --------------   -------------

              Net increase (decrease) in cash and cash equivalents                  (3,303,494)      6,686,104

Cash and cash equivalents, beginning                                                 9,962,414       3,276,310
                                                                                --------------   -------------

Cash and cash equivalents, ending                                               $    6,658,920   $   9,962,414
                                                                                ==============   =============

Supplemental disclosure of cash flow information

Cash paid for:
     Taxes                                                                      $      828,130   $     167,368
     Interest                                                                        3,909,387       3,261,885

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

          Loans are placed on nonaccrual status when principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received.

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

NOTE -2   SECURITIES

          Securities are classified in categories and accounted for as follows:

          Mortgage-Backed Securities Held-to-Maturity

          The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 1999 and 1998 are as follows:

                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
               1999                             Cost          Gains          Losses          Value
          ---------------                    ----------     ----------     ---------      ----------
          Mortgage-backed securities
           GNMA certificates                 $  981,640     $    9,970     $       0      $  991,610
           FHLMC certificates                   772,886         15,151        (7,703)        780,334
           FNMA certificates                  1,574,263         16,282        (6,890)      1,583,655
                                             ----------     ----------     ---------      ----------
                                             $3,328,789     $   41,403     $ (14,593)     $3,355,599
                                             ==========     ==========     =========      ==========


                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
               1998                             Cost          Gains          Losses          Value
          ---------------                    ----------     ----------     ---------      ----------
          Mortgage-backed securities
           GNMA certificates                 $1,325,924     $   21,024     $       0      $1,346,947
           FHLMC certificates                 1,046,346         23,616        (5,053)      1,064,910
           FNMA certificates                  1,954,333         31,532          (619)      1,985,246
                                             ----------     ----------     ---------      ----------
                                             $4,326,603     $   76,172     $  (5,672)     $4,397,103
                                             ==========     ==========     =========      ==========

          Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Securities Held-to-Maturity

          The amortized cost and estimated fair value of held-to-maturity securities are as follows:

                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
               1999                             Cost          Gains          Losses          Value
          ---------------                    ----------     ----------     ---------      ----------
          Chaffee County School
           District Bonds                    $  310,000     $      308     $       0      $  310,308
                                             ==========     ==========     =========      ==========


                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
               1998                             Cost          Gains          Losses          Value
          ---------------                    ----------     ----------     ---------      ----------
          Chaffee County School
           District Bonds                    $  310,000     $        0     $  (1,747)     $  308,253
                                             ==========     ==========     =========      ==========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -2   SECURITIES (Continued)

          The amortized cost and fair value of debt securities held-to-maturity as of June 30, 1999, by contractual maturity, is as follows:


                                                      Amortized      Fair
          Held-to-Maturity Debt Securities              Cost         Value
          --------------------------------            ---------    ---------
          Due after one year through five years       $ 310,000    $ 310,308
                                                      =========    =========

          At June 30, investments with a carrying value of $2,662,732 (1999) and $2,604,157 (1998) were pledged as collateral for deposits of public funds.

NOTE -3   LOANS RECEIVABLE

          Loans receivable at June 30, are summarized as follows

                                                                   1999           1998
                                                               ------------   ------------
          Loans secured by real estate:
           One-to-four family residences                       $ 63,964,498   $ 55,330,494
           Commercial real estate                                 8,504,406      4,913,427
           Construction                                           4,468,486      5,228,459
           Land                                                   3,208,715      2,794,717
                                                               ------------   ------------
           Total Loans Secured by Real Estate                    80,146,105     68,267,097

          Consumer loans, net of discounts                       11,920,807      8,359,810
          Loans collateralized by savings accounts                  691,448      1,213,290
          Commercial loans                                        9,057,554      6,580,299
          Other loans                                                14,763        100,951
                                                               ------------   ------------
           Total Loans                                          101,830,677     84,521,447

          Less:
           Undisbursed portion of loans in process                1,953,837      1,937,636
           Deferred loan origination fees                           534,187        473,392
           Allowance for loan losses                                909,471        751,123
                                                               ------------   ------------
           Loans Receivable, Net                               $ 98,433,182   $ 81,359,296
                                                               ============   ============

          The changes in the allowance for loan losses were as follows:

                                                                   1999           1998
                                                               ------------   ------------
          Balance, beginning of year                           $    751,123   $    604,405
          Provision for losses                                      230,000        219,900
          Recoveries                                                 14,176         18,529
          Losses incurred                                           (85,828)       (91,711)
                                                               ------------   ------------
          Balance, end of year                                 $    909,471   $    751,123
                                                               ============   ============

          At June 30, the Association had adjustable interest rate loans of approximately $4,713,000 (1999) and $5,380,000 (1998). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate or prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.

          Loans for which interest accruals had been discontinued at June 30 were approximately $275,000 (1999) and $392,000 (1998). If interest on these loans had been accrued, such interest would have increased income by immaterial amounts.

          As of June 30, 1999, $1,349,368 of loans had been pledged as collateral for deposits of public funds.

          Loans receivable at June 30 include loans to officers and directors of approximately $1,575,000 (1999) and $1,034,000 (1998). For the year ended June 30, 1999, $685,000 of new loans were made and payments of $194,000 were received.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -4   LOAN SERVICING

          Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                                              1999        1998
                                                          -----------  -----------
          Mortgage loan portfolios serviced for:
            FHLMC                                         $ 5,184,915  $ 7,158,554
            Other investors                                         0       11,984
                                                          -----------  -----------
                                                          $ 5,184,915  $ 7,170,538
                                                          ===========  ===========

          In connection with these loans serviced for others at June 30, the Association held borrowers' escrow balances of $1,709 (1999) and $14,747 (1998).

NOTE -5   ACCRUED INTEREST RECEIVABLE

          Interest receivable at June 30, relates to the following:

                                                              1999        1998
                                                          -----------  -----------
          Loans                                           $   778,010  $   667,985
          Mortgage-backed securities                           22,163       30,947
          Other investments                                     1,050        1,050
                                                          -----------  -----------

                                                          $   801,223  $   699,982
                                                          ===========  ===========

NOTE - 6  PROPERTY AND EQUIPMENT

          Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                                              1999        1998
                                                          -----------  -----------
          Land and improvements                           $   526,942  $   325,235
          Buildings and improvements                        2,111,487    2,099,544
          Furniture, fixtures and equipment                   990,247      869,184
          Construction in progress                            231,863            0
                                                          -----------  -----------
                                                            3,860,539    3,293,963
          Less accumulated depreciation                      (996,814)    (818,190)
                                                          -----------  -----------

                                                          $ 2,863,725  $ 2,475,773
                                                          ===========  ===========

          Depreciation expense for the years ended June 30, totaled $189,212
          (1999) and $182,594 (1998).

NOTE -7   DEPOSIT ACCOUNTS

          Deposit accounts at June 30 are summarized as follows:

                                                                    1999                          1998
                                                          ------------------------     ------------------------
                                                                   Weighted                     Weighted
                                                                   Average                      Average
                                                             Amount        Rate           Amount       Rate
                                                          -----------  -----------     -----------  -----------
          NOW accounts, including
            non-interest bearing
            deposits of $4,206,450 (1999)
            and $3,973,002 (1999)                         $18,197,360      1.35%       $14,773,320     1.19%
          Money market and
            savings accounts                               16,941,441      3.03%        15,158,899     3.00%
          Certificate accounts                             37,465,607      5.38%        33,492,494     5.65%
                                                          -----------                  -----------

                                                          $72,604,408                  $63,424,713
                                                          ===========                  ===========

                                      24

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE -7   DEPOSIT ACCOUNTS (Continued)

          At June 30, 1999, scheduled maturities of the above certificate accounts are summarized as follows:

                                                Year ending June 30,
                           -----------------------------------------------------------------
                                                                                   2004 and
                               2000        2001         2002         2003         thereafter
                           -----------  -----------  -----------   -----------   -----------
          3.01-4.00        $   423,080
          4.01-5.00          7,345,368  $   628,884
          5.01-6.00         20,844,838    4,040,589  $   857,637   $   990,033
          6.01-7.00          1,240,614      255,600      100,000                 $   190,000
          7.01-8.00            225,197                   196,000        98,052        29,715
                           -----------  -----------  -----------   -----------   -----------

                           $30,079,097  $ 4,925,073  $ 1,153,637   $ 1,088,085   $   219,715
                           ===========  ===========  ===========   ===========   ===========

          The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30, was $10,102,283 (1999) and
          $9,323,122 (1998).

          Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

          Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                     1999         1998
                                                  -----------  -----------
          NOW accounts                            $   182,585  $   126,212
          Money market and savings accounts           480,998      448,634
          Certificate accounts                      2,022,499    1,818,965
                                                  -----------  -----------

                                                  $ 2,686,082  $ 2,393,811
                                                  ===========  ===========

NOTE -8   ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                         Interest
                                           Rate        1999         1998
                                        ----------  -----------  -----------
          Maturing within one year      5.14-6.79%  $ 6,000,000  $ 4,500,000
          Maturing in 2001                5.46-6.%    3,760,000    3,000,000
          Maturing in 2002              5.74-6.80%            0    3,390,000
          Maturing in 2003              5.81-6.56%    5,000,000    5,000,000
          Maturing in 2004                   6.18%            0    1,000,000
          Maturing after 2004           5.42-6.18%    7,925,000    1,000,000
                                                    -----------  -----------

                                                    $22,685,000  $17,890,000
                                                    ===========  ===========

          Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB which includes real estate loans and other non-pledged securities.


          At June 30, 1998, the Association had an approved line of credit of $10,000,000 with the FHLB which expired May 1, 1999. At June 30, 1999, the Association has an approved line of credit for $10,000,000 with the FHLB with an expiration date of April 28, 2000. No amount was drawn on the line of credit at June 30, 1999.

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9   INCOME TAXES

          The provision for income taxes consists of the following:

                                                                1999        1998
                                                            -----------  -----------
          Current                                           $   562,004  $   455,508
          Deferred                                              (54,700)     (27,300)
                                                            -----------  -----------

                                                            $   507,304  $   428,208
                                                            ===========  ===========

          The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                                1999        1998
                                                            -----------  -----------
          Provision for income taxes at statutory rate      $   457,900  $   367,500
          Nondeductible expenses for tax purposes                23,300       19,900
          State income taxes, net of federal income
            tax benefit                                          34,500       27,600
          Other, net                                             (8,396)      13,208
                                                            -----------  -----------

                                                            $   507,304  $   428,208
                                                            ===========  ===========

          Effective tax rates                                    38%          40%

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets (liabilities) as of June 30, are as follows:

                                                                1999        1998
                                                            -----------  -----------
          Difference between tax basis and
          carrying basis of FHLB stock                      $  (185,300) $  (155,600)
          Tax depreciation in excess of
          financial statement amounts                           (83,900)     (83,700)
          Difference between tax basis and carrying
          basis of long term incentive plan                     117,500       99,900
          Loan loss allowance                                   159,100       92,100
                                                            -----------  -----------

                                                            $     7,400  $   (47,300)
                                                            ===========  ===========

          The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:

                                                                1999        1998
                                                            -----------  -----------
          FHLB stock dividends                              $    29,700  $    28,500
          Accumulated depreciation                                  200        7,000
          Allowance for loan losses - net                       (67,000)     (50,600)
          Long-term incentive plan                              (17,500)     (12,200)
                                                            -----------  -----------

                                                            $   (54,700) $   (27,300)
                                                            ===========  ===========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 9  INCOME TAXES (Continued)

          The Association was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Association does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 1999, includes approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

NOTE - 10 REGULATORY CAPITAL REQUIREMENTS

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

          Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 1999. The Association meet all capital adequacy requirements to which it is subject.

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

                                                       1999          1998
                                                   -----------   -----------
          Equity Per GAAP                          $12,588,013   $12,291,128
          Less Servicing Rights Plus Valuations         (2,250)       (2,986)
                                                   -----------   -----------

          Equity Per GAAP- Tier I Capital           12,585,763    12,288,142
          Valuation Allowance                          909,471       748,000
                                                   -----------   -----------

          Regulatory Capital                       $13,495,234   $13,036,142
                                                   ===========   ===========

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 10 REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                         Minimum Required      To Be Well Capitalized
                                                           For Capital        Under Prompt Corrective
                                        Actual          Adequacy Purposes        Action Regulations
                                  Amount      Ratio     Amount      Ratio         Amount       Ratio
                               ------------  -------  ----------  ----------  --------------  --------
           1999
           ----
           Total Capital
             (to Risk
             Weighted
             Assets)            $13,495,234   18.03%  $5,988,960       8.00%      $7,486,200    10.00%

           Tier I Capital
             (to Risk
             Weighted
             Assets)             12,585,763   16.81    2,245,860       3.00        4,491,720     6.00

           Tier I Capital
             (to Average
             Assets)             12,585,763   12.18    1,550,532       1.50        5,168,440     5.00

           Tangible Capital
             (to Tangible
             Assets)             12,585,763   11.31    1,668,638       1.50           N/A

           1998
           ----
           Total Capital
             (to Risk
             Weighted
             Assets)            $13,036,142   21.73%  $4,799,760       8.00%      $5,999,700    10.00%

           Tier I Capital
             (to Risk
             Weighted
             Assets)             12,288,142   20.48    1,799,910       3.00        3,599,820     6.00

           Tier I Capital
             (to Average
             Assets)             12,288,142   13.89    1,326,698       1.50        4,422,328     5.00

           Tangible Capital
             (to Tangible
             Assets)             12,288,142   13.00    1,082,820       1.50           N/A

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

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE - 11 BENEFIT PLANS

          The Association had a defined contribution plan (the Plan) for employees who have completed one year of service. The Association terminated the plan in December, 1997. Contributions to the Plan were $19,241 in 1998.

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

          Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Association's general assets. The Association has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition will be subject to the claims of the Association's general creditors. The Association recognized an expense of $237,031 in the year ended June 30, 1997, which represented the funding of the plan for past services. The expense for the plan recognized for the years ended June 30, 1999 and 1998 was $31,727 and $33,053.

          As part of the conversion to stock, the Association established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At June 30, 1999 and June 30, 1998, the outstanding balance of the note receivable was $838,465 and $944,265 and is presented as a reduction of stockholders' equity. ESOP compensation expense for the years ended June 30, 1999 and 1998 was $158,663 and $163,114.

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

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE - 11 BENEFIT PLANS (Continued

          The ESOP shares as of June 30, 1999 are as follows:


              Shares released                                    10,580
              Shares committed to be released for allocation     10,580
              Unreleased shares                                  84,640
                                                             ----------

              Total ESOP shares                                 105,800
                                                             ==========
              Fair value of unreleased shares                $1,015,680
                                                             ==========

          The board of directors of the Company approved a Management Recognition Plan ("MRP") for directors and employees. The MRP was approved by the stockholders at the annual meeting in December, 1998. The Company purchased in the open market 39,675 shares of it's common stock, at a cost of $551,721, to fund the MRP. Under the terms of the plan 31,736 shares of common stock were awarded to directors and employees on December 15, 1998. The shares awarded pursuant to the MRP have a vesting schedule which provides that 25% of the shares awarded will automatically vest on the effective date of the award and 25% will vest on each subsequent anniversary date. Compensation expense related to the MRP was $165,537 for the year ended June 30, 1999.


NOTE - 12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS
          OF CREDIT RISK

          The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 1999, the Association has commitments to fund fixed rate mortgage loans of $1,047,000, with interest rates from 6.75% to 10.00%, unfunded lines of credit of $2,462,000, and letters of credit of $156,000. The Association makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

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

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE - 13 FAIR VALUES OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Association's financial instruments are as follows:

                                                         Carrying         Fair       Carrying       Fair
                                                          Amount         Value        Amount        Value
                                                       ------------  ------------  ------------  ------------
          Financial Assets:
          Cash                                         $  2,248,971  $  2,248,971  $  2,999,284  $  2,999,284
          Interest-bearing deposits                       4,409,949     4,409,949     6,963,130     6,963,130
          Mortgage backed securities                      3,328,789     3,356,000     4,326,603     4,397,103
          Securities held to maturity                       310,000       310,308       310,000       308,253
          FHLB stock                                      1,201,300     1,201,300     1,065,500     1,065,500
          Loans receivable - net                         98,433,182   100,396,000    81,359,296    83,496,000

          Financial liabilities
          Deposits                                       72,604,408    72,851,000   63,424,713   63,613,000
          Advances from FHLB                             22,685,000    22,214,000   17,890,000   17,920,000

NOTE - 14 OTHER NON-INTEREST EXPENSE

                                                           1999          1998
                                                       ------------  ------------
          Advertising                                  $     65,210  $     67,918
          Stationery Supplies                                97,047        72,926
          Postage                                            74,431        70,745
          Telephone                                          25,203        22,659
          Dues and Subscriptions                             31,103        26,063
          Community Support                                  29,171        23,963
          Bank Charges                                       33,222        35,272
          Other                                             126,397       105,475
                                                       ------------  ------------
                                                       $    481,784  $    425,021
                                                       ============  ============

NOTE - 15 PLAN OF CONVERSION

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

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE - 16 STOCKHOLDERS' EQUITY

          In the year ended June 30, 1999, the Company purchased 23,781 shares of its common stock, at a cost of $285,319, and retired the stock in accordance with Colorado Revised Statutes

          For the years ended June 30, 1999 and 1998, the Company paid a cash dividend of $.60 and $.075 per share respectively.


NOTE - 17 IMPACT OF NEW ACCOUNTING STANDARDS

          Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, which was subsequently amended by Statement No. 137 regarding the effective date. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 2000. Management, at this time, has not determined the impact of adopting this statement on July 1, 2000.

          Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the Financial Accounting Standards Board issue Statement No. 134. The Statement amends Financial Accounting Standards No. 65. Requiring the classification of any retained mortgage-backed securities as trading securities if the entity commits to sell the securities before or during the securitization process. The Company adopted this pronouncement effective January 1, 1999, and it did not have an effect on the Company.


NOTE - 18 EARNINGS PER SHARE

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

NOTE - 19 YEAR 2000 ISSUE

          The Company has an ongoing program of evaluating the effect of the year 2000 on its information processing systems. The Company's core data processing is performed by an outside vendor, as such the Company is not directly involved with programming changes or application upgrades. The processor has indicated that renovations to their system for year 2000 are complete. The Company will continue to test this system as well as other systems for year 2000 compliance. It is management's position that the cost of modifications will not have a material effect on the Company's operations. Depending upon the nature of the expenditure, the Company will follow its accounting practices for capitalization. It is not possible to be certain that all aspects of the year 2000 issue affecting the Company, including those related to the efforts of customers, other financial institutions, suppliers, or other third parties, will be fully resolved.


NOTE - 20 CONTINGENCIES AND COMMITMENTS

          In the normal course of business, the Association is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Association.

          The Association is building a new main office in Salida, Colorado. The building has an estimated total cost of $2.5 million and is expected to be completed in 2000. As of June 30, 1999, construction costs totaled $231,863

                          HIGH COUNTRY BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE - 21 CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

          The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc.,

                                                                1999          1998
                                                            ------------  ------------
              ASSETS
              Cash and equivalents                          $ 3,391,725   $ 6,045,845
              Investment in subsidiary                        6,629,793     6,332,908
              Note due from subsidiary                        2,500,000             0
              ESOP note receivable                              838,465       944,265
              Other                                               7,579         7,935
                                                            -----------   -----------
                                                            $13,367,562   $13,330,953
                                                            ===========   ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              Accruals                                      $    17,722   $    66,000
              Stockholders' equity                           13,349,840    13,264,953
                                                            -----------   -----------
                                                            $13,367,562   $13,330,953
                                                            ===========   ===========

          CONDENSED STATEMENT OF INCOME
          For the year ended June 30, 1999 and
          For the period December 9, 1997 to June 30, 1998
          Equity in undistributed net income of subsidiary  $   746,886   $   584,766
          Other net                                              92,637        67,777
                                                            -----------   -----------

                                                            $   839,523   $   652,543
                                                            ===========   ===========

          CONDENSED STATEMENT OF CASH FLOWS
          For the year ended June 30, 1999 and
          For the period December 9, 1997 to June 30, 1998
          Operating Activities:
          Net income                                        $   839,523   $   652,543
          Adjustments to reconcile net income to cash
          provided by operating activities:
          Equity in undistributed net income of
          subsidiary                                           (746,886)     (584,766)
          Other                                                 (26,326)      115,378
                                                            -----------   -----------

          Net cash provided by operations                        66,311       183,155
                                                            -----------   -----------

          Investing Activities:
          Investment in subsidiary                                    0    (5,798,142)
          ESOP note payment                                     105,800       105,800
          Loan to subsidiary                                 (2,500,000)            0
          Dividends received                                    450,000        50,000
                                                            -----------   -----------
          Net cash used in investing activities              (1,944,200)   (5,642,342)
                                                            -----------   -----------
          Financing Activities:
          Proceeds from stock sale net of expenses                    0    11,596,284
          Purchase of common stock                             (285,319)            0
          Dividends paid                                       (490,912)      (91,252)
                                                            -----------   -----------
          Net cash provided (used)by financing activities      (776,231)   11,505,032
                                                            -----------   -----------
          Net increase (decrease) in cash                    (2,654,120)    6,045,845
          Cash beginning                                      6,045,845             0
                                                            -----------   -----------
          Cash ending                                       $ 3,391,725   $ 6,045,845
                                                            ===========   ===========

                        MARKET AND DIVIDEND INFORMATION

Trading in the Common Stock and Dividends Paid

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." As of September 15, 1999, there were1,284,719 shares of the Common Stock issued and outstanding and approximately 357 holders of record of the Common Stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the Common Stock's issuance on December 11, 1997.

                         High Bid (1)  Low Bid (1)  Dividends Paid
                         ------------  -----------  --------------
Fiscal 1998:
 Second Quarter (from
   December 11, 1997)        15.50        14.75          $  --
 Third Quarter               15.50        14.44             --
 Fourth Quarter              15.25        14.25           .075

Fiscal 1999:
 First Quarter               14.88        11.88             --
 Second Quarter              14.13        10.25           0.20
 Third Quarter               13.50        11.25             --
 Fourth Quarter              12.06        10.00           0.20

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

                          HIGH COUNTRY BANCORP, INC.

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


                                         OFFICE LOCATIONS

Main Office:                             Branch Office:                           Branch Office:
130 West 2nd                             600 Harrison                             713 East Main
Salida, Colorado                         Leadville, Colorado                      Buena Vista, Colorado


                                        GENERAL INFORMATION

Independent Public Accountants           Annual Meeting                           Annual Report on Form 10-KSB
Grimsley, White & Company,               The 1999 Annual Meeting of               A copy of the Company's Annual
Certified Public Accountants             Stockholders will be held on October     Report on Form 10-KSB for the
La Junta, Colorado                       21, 1999 at 5:00 p.m. at  The Senior     fiscal year ended June 30, 1999 as
                                         Citizens Center, 305 F Street, Salida,   filed with the Securities and
General Counsel                          Colorado  81210                          Exchange Commission will be
Rush and Rush, P.C.                                                               furnished without charge to
Salida, Colorado                         Transfer Agent and Registrar             stockholders as of the record date for
                                         Illinois Stock Transfer                  the 1999 Annual Meeting upon
Special Counsel                          233 West Jackson Boulevard               written request to Richard A. Young,
Housley Kantarian & Bronstein, P.C.      Suite 1210                               Secretary, High Country Bancorp,
1220 19th Street, N.W., Suite 700        Chicago, Illinois  60606                 Inc., 130 West 2nd Street, Salida,
Washington, D.C.  20036                                                           Colorado  81201.