Form 10KSB40, Exhibit 13
period 2000-06-30
HIGH COUNTRY BANCORP INC
filed 2000-09-27
CIK 1044676

[LOGO]




                           HIGH COUNTRY BANCORP, INC.


                                ANNUAL REPORT FOR

                                 THE YEAR ENDED

                                  JUNE 30, 2000

                     [HIGH COUNTRY BANCORP, INC. LETTERHEAD]



TO OUR STOCKHOLDERS:

     With the successful completion of another year, we are pleased to present this Annual Report to the Stockholders. Management and the Board of Directors of High Country Bancorp, Inc. would like to thank you for your support during the past year.

     During Fiscal 2000, assets increased $23.7 Million to $137.7 Million. This growth was the result of continued diversification of lending and strong loan demand in the local economy. As a result of a 24.5% increase in net income and stock repurchases of 227,494 shares, Stockholder's equity is $16 Million. Asset quality remains good, as good underwriting standards remain in effect.

     There were several major events and accomplishments in Fiscal 2000. Stock repurchases continued, as we continue to believe that our stock is undervalued. To date we have repurchased a total of 251,275 shares. We continued operating a secondary mortgage department offering competitive interest rates and additional fee income. Our Commercial Loan Department has been a successful competitor in the local markets. In November, 1999, we organized High Country Title and Escrow Company, which continues to increase its business. We expect that to be a very profitable venture. In February, 2000, the Bank changed its name from Salida Building and Loan Association to High Country Bank. We feel that this allows us to more effectively market our products and services locally and in the surrounding areas. In April, 2000, we moved our home office to the newly constructed West Highway 50 location in Salida. This will allow us to continue to expand our operations. We continue to operate a branch office out of our downtown Salida location, as well as house the Title and Escrow Company in that facility.

     After serving the local area for 114 years, we look forward to assisting with the future growth within our communities. We are confident of the company's sound financial condition. We are committed to our local customers and communities. The Company is positioned to take advantage of competitive opportunities and look forward to meeting the challenges of the financial services industry.

     We appreciate your support and invite you to review this Annual Report. We look forward to the future with great confidence and enthusiasm.


Sincerely,
HIGH COUNTRY BANCORP, INC.

BY   /s/ Larry D. Smith
     --------------------------------------
     Larry D. Smith, President &
       Chief Executive Officer

                              FINANCIAL HIGHLIGHTS


                                                          AT JUNE 30,                    CHANGE
                                                 ---------------------------       ---------------------
                                                 2000             1999             AMOUNT       PERCENT
                                                 ----             ----             ------       -------
                                                                   (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  Total assets.................................. $   137,735     $   114,014       23,721        20.81%
  Loans receivable, net.........................     119,898          98,433       21,465        21.81
  Mortgage-backed and related securities........       2,843           3,639         (796)      (21.87)
  Investment securities.........................       1,857           1,201          656        54.62
  Deposits......................................      82,770          72,604       10,166        14.00
  Stockholders' equity..........................      16,108          18,028       (1,920)      (10.65)
  Number of common shares outstanding...........   1,071,225       1,298,719     (227,494)      (17.52)




                                                  FOR THE YEAR ENDED
                                                        JUNE 30,                  CHANGE
                                                 ---------------------      ---------------------
                                                  2000           1999        AMOUNT      PERCENT
                                                  ----           ----        ------      -------
                                                               (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
  Interest income............................   $ 9,536       $ 8,536      $ 1,000       11.72%
  Interest expense...........................     4,499         3,920          579       14.77
  Net interest income........................     5,037         4,616          421        9.12
  Provision for loan losses..................       210           230          (20)      (8.70)
  Net interest income after provision
    for loan losses..........................     4,827         4,386          441       10.05
  Non-interest income........................       590           189          401      212.17
  Non-interest expense.......................     3,752         3,228          524       16.23
  Net earnings...............................     1,046           840          206       24.52

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SELECTED FINANCIAL CONDITION DATA:

                                                                         AT JUNE 30,
                                                -----------------------------------------------------------
                                                   2000         1999         1998         1997        1996
                                                ----------   ----------   ----------   ----------  ---------
                                                                         (DOLLARS IN THOUSANDS)

Total assets.................................   $137,735     $114,014     $100,589     $ 76,324    $ 63,185
Cash.........................................      4,393        2,249        2,999          895         511
Interest-earning deposits....................      1,321        4,410        6,963        2,381       1,577
Securities available for sale................         --           --           --           --         989
Securities  held to maturity.................      2,843        3,639        4,637        5,340       6,843
Loans receivable, net........................    119,898       98,433       81,359       63,127      50,076
Savings deposits.............................     82,770       72,604       63,425       56,152      49,537
Stockholders' equity.........................     16,108       18,028       18,279        5,958       5,907
_____________________
Number of:
    Real estate loans outstanding............      1,282        1,231        1,185        1,137       1,054
    Savings accounts.........................     11,839       11,064       10,199        9,126       7,828
    Full-service offices.....................          4            3            3            3           2



SELECTED OPERATIONS DATA:

                                                                       YEAR ENDED JUNE 30,
                                                --------------------------------------------------------------
                                                   2000          1999         1998         1997         1996
                                                ----------    ----------   ----------   ----------   ---------
                                                                           (IN THOUSANDS)

Interest income..............................   $ 9,536       $  8,536      $ 7,033      $  5,764    $  4,948
Interest expense.............................     4,499          3,920        3,266         2,813       2,293
                                                -------       --------      -------      --------    --------
    Net interest income......................     5,037          4,616        3,767         2,951       2,655
Provision for loan losses....................       210            230          219           282          59
                                                -------       --------      -------      --------    --------

    Net interest income after provision
      for loan losses........................     4,827          4,386        3,548         2,669       2,596
                                                -------       --------      -------      --------    --------
Noninterest income...........................       590            189          158           141         146
                                                -------       --------      -------      --------    --------
    Subtotal.................................     5,417          4,575        3,706         2,810       2,742
                                                -------       --------      -------      --------    --------

Noninterest expense:
  Compensation and benefits..................     2,216          1,866        1,506         1,345         868
  Other......................................     1,536          1,362        1,119         1,410         948
                                                -------       --------      -------      --------    --------
  Total noninterest expense..................     3,752          3,228        2,625         2,755       1,816
                                                -------       --------      -------      --------    --------
    Income before taxes......................     1,665          1,347        1,081            55         926
Income tax expense...........................       619            507          428            11         407
                                                -------       --------      -------      --------    --------
    Net income...............................   $ 1,046       $    840      $   653      $     44    $    519
                                                =======       ========      =======      ========    ========

OPERATING RATIOS
----------------


                                                               AT OR FOR THE YEAR
                                                                  ENDED JUNE 30,
                                                                ----------------
                                                                2000       1999
                                                                ----       ----
PERFORMANCE RATIOS:
Return on assets (ratio of net earnings
  to average total assets).................................      .84%      0.77%

Return on equity (ratio of net earnings
  to average equity) ......................................     6.14       4.61


Ratio of average interest-earning assets to
  average interest-bearing liabilities.....................   110.07     115.52

Ratio of net interest income, after provision
  for loan losses, to noninterest expense..................   128.65     135.87

Net  interest  rate  spread  (difference
  between  weighted  average  yield  on
  interest-earning assets and weighted
  average cost of interest-bearing liabilities)............     3.93       3.88

Net yield on average interest-earning assets...............     4.32       4.47

QUALITY RATIOS:

Non-performing loans to total loans
  at end of period.........................................     0.57       0.28

Non-performing loans to total assets.......................     0.50       0.24

Non-performing assets to total assets
  at end of period.........................................     0.51       0.26

Allowance for loan losses to non-performing
  loans at end of period...................................      147        331

Allowance for loan losses to total loans...................     0.84       0.89

CAPITAL RATIOS:

Equity to total assets at end of period....................    11.69      15.81

Average equity to average assets...........................    13.75      16.86

                   BUSINESS OF THE COMPANY AND THE ASSOCIATION

HIGH COUNTRY BANCORP, INC.

     High Country Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Colorado in August 1997 for the purpose of becoming a savings and loan holding company for Salida Building and Loan Association which changed its name to High Country Bank (the "Bank") in February 2000. On December 9, 1997, the Bank consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 1,322,500 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $13.2 million and net proceeds of $12.7 million. The Company purchased all of the capital stock of the Bank with $5.8 million of the offering proceeds. On May 24, 1999, the Company announced that it was commencing a stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 132,250 shares, over a 12-month period. These repurchases were completed in December 1999. On March 20, 2000 the Company announced a second stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 119,025 shares over a twelve month period. The repurchases were completed in May 2000.

     The Company engages in no significant activity other than investing the proceeds of the offering of Common Stock which it retained, holding the stock of the Bank and operating the business of a savings and loan association through the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiaries.

     In April 2000 the Company relocated its executive offices to its new main office located at 7630 West US Highway 50, Salida, Colorado. Its telephone number is (719) 539-2516.

     HIGH COUNTRY BANK. The Bank is a federal stock savings and loan association operating through offices located in Salida (2), Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Bank was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Bank received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Bank became a federally-chartered association on August 16, 1993 under the name of Salida Building and Loan Association. Effective December 9, 1997, the Bank became a stock savings and loan association. At June 30, 2000, the Bank had total assets of $137.7 million, loans receivable (net) of $119.9 million, total deposits of $82.8 million and equity of $16.1 million.

     Historically, the Bank has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family residences. Since fiscal 1996, the Bank has significantly increased its origination of consumer, commercial business and commercial real estate loans, including loans for the purchase and development of raw land, all of which loans have been originated in its market area.

     In November 1999, the Bank incorporated a new subsidiary, High Country Title and Escrow Company ("High Country Title"). High Country Title is offering title insurance and escrow closing services within the Bank's market area.

     The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and the Bank's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Topeka, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Regulations significantly affect the operations of the Bank. See "Regulation of the Bank."

     In April 2000 the Bank relocated its executive offices to its new main office located at 7360 West US Highway 50, Salida, Colorado 81201-0309. Its main telephone number is (719) 539-2516.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Prior to the acquisition of all of the outstanding stock of the Bank, the Company had no assets or liabilities and engaged in no business activities. Since its acquisition of the Bank, the Company has engaged in no significant activity other than holding the stock of the Bank, investing the net proceeds of the offering and operating the business of a savings and loan association through the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank.

     The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank's loan portfolio consists primarily of loans secured by residential real estate located in its market area, with terms of 15 to 30 years, as well as commercial real estate, commercial business, land development and consumer loans.

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Bank's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and FDIC insurance premiums.

     The operations of the Bank are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Bank's market area.

ASSET/LIABILITY MANAGEMENT

     The Bank's asset/liability management strategy has been to emphasize shorter term loans and develop a deposit portfolio of transaction accounts. Beginning in late fiscal 1999 the Bank began selling long-term fixed rate loans in the secondary market. The Bank's business plan calls for continued emphasis on shorter term, adjustable rate loans and sales of long-term fixed rate loans.

     As noted above, the Bank is seeking to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of no more than 10 years and by selling long-term fixed rate loans. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Bank's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Bank has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

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

     Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. As noted above, the Bank is attempting to improve its significant negative gap by emphasizing the origination of shorter-term consumer and commercial business loans.

     NET PORTFOLIO VALUE. In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 3% increases and decreases in market interest rates. In the Bank's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 2000 in the event of 1%, 2% and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.




                       NET PORTFOLIO VALUE                  NPV AS % OF PORTFOLIO VALUE OF ASSETS
CHANGE         ---------------------------------------      -------------------------------------
IN RATES       $ AMOUNT        $ CHANGE       % CHANGE        NPV RATIO    BASIS  POINT  CHANGE
--------       --------        --------       --------        ---------    --------------------
                        (DOLLARS IN THOUSANDS)

+ 300 bp       $ 13,583      $  (4,370)           (24)  %        10.09  %        (256)  bp
+ 200 bp         15,087         (2,865)           (16)           11.01           (164)
+ 100 bp         16,595         (1,358)            (8)           11.89            (76)
    0 bp         17,952             --             --            12.65             --
- 100 bp         18,828            876              5            13.08             44
- 200 bp         18,970          1,018              6            13.06             42
- 300 bp         19,219          1,266              7            13.10             45

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2000 given a hypothetical 200 basis point rate change in market interest rates.

                                                                   JUNE 30, 2000
                                                                   -------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets........      12.65%

Exposure Measure: Post-Shock NPV Ratio............................      11.01%

Sensitivity Measure: Change in NPV Ratio..........................      164 bp

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

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

     The Bank originates fixed-rate and variable-rate real estate loans and has historically held most loans in portfolio until maturity. Because the Bank's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

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




                                                                                            YEAR ENDED JUNE 30,
                                                                -------------------------------------------------------------------
                                             AT JUNE 30,                    2000                                 1999
                                                2000            -------------------------------   ---------------------------------
                                           ----------------                            AVERAGE                             AVERAGE
                                                     YIELD/       AVERAGE              YIELD/     AVERAGE                   YIELD/
                                           BALANCE    COST        BALANCE    INTEREST   COST      BALANCE     INTEREST       COST
                                           -------    ----        -------    --------   ----      -------     --------       ----
                                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Interest-bearing deposits..............  $    1,321    6.01%   $    3,511   $     80    2.28%    $   6,596      $    305     4.62%
  Investments..........................       4,700    7.09         4,614        299    6.48         5,386           336     6.24
  Loans................................     119,898    8.57       108,601      9,157    8.43        91,363         7,895     8.64
                                         ----------            ----------   --------             ---------      --------
Total interest-earning assets .........     125,919    8.49       116,726      9,536    8.17       103,345         8,536     8.26
                                                                            --------                            --------
Non-interest-earning assets............      11,816                 7,181                            4,702
                                         ----------            ----------                        ---------
Total assets...........................  $  137,735            $  123,907                        $ 108,047
                                         ==========            ==========                        =========

INTEREST-BEARING LIABILITIES:
  Savings deposits.....................  $   82,770    3.85    $   78,033   $  2,864    3.67     $  68,888      $  2,686     3.90
  FHLB advances........................      36,238    6.40        28,012      1,635    5.84        20,573         1,234     6.00
                                         ----------            ----------   --------             ---------      --------
Total interest-bearing liabilities.....     119,008    4.61       106,045      4,499    4.24        89,461         3,920     4.38
                                                                            --------                            --------
Non-interest bearing liabilities.......       2,619                   826                              364
                                         ----------            ----------                        ---------
Total liabilities......................     121,627               106,871                           89,825
Equity.................................      16,108                17,036                           18,222
                                         ----------            ----------                        ---------
Total liabilities and equity...........  $  137,735            $  123,907                        $ 108,047
                                         ==========            ==========                        =========
Net interest income....................                                     $  5,037                          $  4,616
                                                                            ========                          ========
Net interest rate spread (1)...........                3.88%                              3.93%                              3.88%
                                                       ====                               ====                             ======
Net interest\dividend earning
  assets ..............................                        $   10,681                        $  13,884
                                                               ==========                        =========
Net interest margin (2)................                                                   4.32%                              4.47%
                                                                                          ====                             ======
Average interest-earning assets
  to average interest-bearing
  liabilities (3) .....................                                       110.07%                           115.52%
                                                                            ========                          ========

(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

RATE/VOLUME ANALYSIS

     The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                        YEAR ENDED JUNE 30,
                                         ------------------------------------------------
                                                   2000         VS.         1999
                                         ------------------------------------------------
                                                         INCREASE (DECREASE)
                                                               DUE TO
                                         ------------------------------------------------
                                                                     RATE/
                                           VOLUME       RATE         VOLUME      TOTAL
                                           ------       ----         ------      -----
                                                           (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits............  $    (143)   $   (154)    $     72    $    (225)

  Investments..........................        (48)         13           (2)         (37)
  Loans................................      1,489        (192)         (35)       1,262
                                         ---------    --------     --------    ---------
    Total interest-earning assets......      1,298        (333)          35        1,000
                                         ---------    --------     --------    ---------
INTEREST-BEARING LIABILITIES:
  Deposits.............................        357        (158)         (21)         178

  FHLB advances........................        446         (33)         (12)         401
                                         ---------    --------     --------    ---------
     Total interest-bearing
       liabilities ....................        803        (191)         (33)         579
                                         ---------    --------     --------    ---------
  Increase (decrease) in net interest
    income.............................  $     495    $   (142)    $     68    $     421
                                         =========    ========     ========    =========


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND JUNE 30, 1999

     The Company's total assets increased by $23.7 million or 20.81% from $114.0 million at June 30, 1999 to $137.7 million at June 30, 2000. The increase in assets was due to loan growth of $21.5 million and property and equipment growth of $3.2 million. The loan growth was partially offset by decreases in interest-bearing deposits and mortgage-backed securities.

     Net loans totaled $119.9 million at June 30, 2000 and $98.4 million at June 30, 1999. The majority of the increase occurred in commercial real estate loans, which increased $10.2 million. In addition to the growth in commercial real estate loans, auto loans increased $2.5 million, commercial loans increased $2.5 million, residential mortgage loans increased $3.2 million, residential construction loans increased by $3.1 million and land loans increased by $1.4 million. The growth in loans is due to a strong local economy. The increase would have been greater without residential loan sales of $12.0 million. The Bank continued sales of new fixed rate residential loans to the Federal Home Loan Mortgage Corporation ("FHLMC"). The sales began in order to manage interest rate risk, compete with mortgage companies and increase fee income.

     The allowance for loan losses totaled $1.0 million at June 30, 2000 and $909,000 at June 30, 1999. As of those dates the non-performing loans in the Bank's portfolio were $533,000 and $275,000, respectively. The total non-performing loans at June 30, 2000 included 15 loans secured by single family residences, business equipment and autos. The largest non-performing loan balance was $172,000. There were $121,000 of loans charged off and $4,000 of recoveries of previous loan losses during the year ended June 30, 2000. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Company has had minimal losses on loans in prior years. At June 30, 1999 and 2000, the ratio of the allowance for loan losses to net loans was 0.92% and 0.84%, respectively.

     At June 30, 2000, the Company's investment portfolio included mortgage-backed securities and local municipal bonds classified as "held to maturity" carried an amortized cost of $2.8 million and an estimated fair value of $2.8 million. The balance of the Company's investment portfolio at June 30, 2000 consists of interest bearing deposits with various financial institutions totaling $1.3 million, a decrease of $3.1 million since June 30, 1999. The decrease was used to fund loan growth and to repurchase shares of common stock.

     Property and equipment increased $3.2 million during the year ended June 30, 2000. The majority of the increase was associated with the construction of the Bank's new home office in Salida, Colorado. The new office opened in April 2000.

     During the year ended June 30, 2000 deposits increased by 14.00% to $82.8 million at June 30, 2000 from $72.6 million at June 30, 1999. The increase was used to fund loan growth. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     Advances from the Federal Home Loan Bank increased to $36.2 million at June 30, 2000, from $22.7 million at June 30, 1999. The increase was used to fund loan growth.

     Escrow accounts held by High Country Title totaled $1.8 million at June 30, 2000. The total includes outstanding checks from loan closings and funds held from closings. High Country Title began operations in November 1999.

     The Company announced the commencement of a stock repurchase program on May 24, 1999. The program acquired 10% of the Company's outstanding common stock. At June 30, 1999 the Company had repurchased 23,781 shares at a total cost of $285,000. The Company completed the initial repurchase program in December 1999. On March 20, 2000, the Company announced a second stock repurchase program to acquire up to 10% of the Company's outstanding shares of common stock or up to 119,025 shares. The Company completed these repurchases in May 2000, at a cost of $1.3 million. Primarily due to the repurchases, stockholders' equity decreased to $16.1 million at June 30, 2000, from $18.0 million at June 30, 1999.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2000 AND 1999

     NET INCOME. The Company's net income for the year ended June 30, 2000 was $1.0 million compared to $840,000 for the year ended June 30, 1999. The increase in net income resulted primarily from higher interest income. The higher interest income offset increases in compensation and benefit expenses, occupancy expenses and other expenses due to growth.

     NET INTEREST INCOME. Net interest income for the year ended June 30, 2000 was $5.0 million compared to $4.6 million for the year ended June 30 1999. The increase is attributed to increased interest earned on interest earning assets due to loan growth less the increase in interest expense due to the increase in interest bearing liabilities. The average interest rate spread increased from 3.88% for the year ended June 30, 1999 to 3.93% for the year ended June 30, 2000. The spread increased slightly due to a larger decrease in the average cost of interest bearing liabilities than the decrease in the average yield on interest earning assets. Primarily due to growth in non-interest bearing deposit accounts, the average cost of interest bearing liabilities decreased from 4.38% for the year ended June 30, 1999 to 4.24% for the year ended June 30, 2000. Average yields on interest earning assets declined from 8.26% for the year ended June 30, 1999 to 8.17% for the year ended June 30, 2000. The decline in yield was due to lower rate refinancing during the beginning of the year and a competitive rate environment.

     ALLOWANCE FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 2000 was $210,000 as compared to $230,000 for the year ended June 30, 1999. The provision during the years ended June 30, 1999 and 2000 reflect the mix of loans being made and the need to maintain an adequate balance in the allowance for loan losses.

     NON-INTEREST INCOME. Non-interest income for the year ended June 30, 2000 was $590,000 as compared to $189,000 for the year ended June 30, 1999. The increase was due to income from loan sales and an increase in other non-interest income, which includes loan origination fees and title insurance fees.

     NON-INTEREST EXPENSES. The non-interest expenses for the year ended June 30, 2000 were $3.8 million compared to $3.2 million for the year ended June 30, 1999. The increase was due to higher compensation and benefit expense associated with additional Bank and High Country Title employees, occupancy expenses associated with the new home office and other expenses primarily associated with the new bank name and building.

     DIVIDENDS PAID. The Company paid a $0.45 per share dividend during the year ended June 30, 2000 compared to $0.40 per share during the year ended June 30, 1999.

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

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio was 5% until November 24, 1997 when the requirement was lowered to 4%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratios at June 30, 2000 and 1999 were 6.18% and 5.39%, respectively.

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

IMPACT OF NEW ACCOUNTING STANDARDS

     ACCOUNTING FOR DERIVATIVES AND SIMILAR FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, which was subsequently amended by Statement No. 139. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 2000. Management has determined the impact of adopting this statement on July 1, 2000, will not have a material affect on the financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101. SAB No. 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective for the Company's fourth quarter in fiscal 2001.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting For Certain Transactions Involving Stock Compensation" - an interpretation of APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management has not yet determined the impact on the consolidated financial statements or results of operations of the Company of this new standard.

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

                        CONSOLIDATED FINANCIAL STATEMENTS
                   HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES

                                                                      PAGE

Independent Auditors' Report                                           14

Consolidated Statements of Financial Condition as of
  June 30, 2000 and 1999                                               15

Consolidated Statements of Income for the Years Ended
  June 30, 2000 and 1999                                               16

Consolidated Statements of Equity for the Years Ended
  June 30, 2000 and 1999                                               17

Consolidated Statements of Cash Flows for the Years Ended
  June 30, 2000 and 1999                                               18

Notes to Consolidated Financial Statements                             19

                   [LETTERHEAD OF GRIMSLEY, WHITE & COMPANY]


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 2000 and 1999, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                            /s/ Grimsley, White & Company
                            GRIMSLEY, WHITE & COMPANY



La Junta, Colorado
August 25, 2000

                           HIGH COUNTRY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 2000 AND 1999


                            ASSETS                                               2000            1999
                                                                           -------------     -------------
Cash and amounts due from banks                                              $ 4,392,623       $ 2,248,971
Interest- bearing deposits at other institutions                               1,320,918         4,409,949
Mortgage-backed securities, held to maturity                                   2,642,889         3,328,789
Securities held to maturity                                                      200,000           310,000
Loans receivable - net                                                       119,897,542        98,433,182
Federal Home Loan Bank stock, at cost                                          1,857,000         1,201,300
Accrued interest receivable                                                      825,109           801,223
Property and equipment, net                                                    6,071,939         2,863,725
Mortgage servicing rights                                                         22,361            22,496
Prepaid expenses and other assets                                                458,530           386,664
Deferred income taxes                                                             46,300             7,400
                                                                           -------------     -------------
            TOTAL ASSETS                                                   $ 137,735,211     $ 114,013,699
                                                                           =============     =============

                    LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                                    $ 82,770,398      $ 72,604,408
Advances by borrowers for taxes and insurance                                     11,316            18,015
Escrow accounts                                                                1,833,388                --
Accounts payable and other liabilities                                           762,553           656,030
Advances from Federal Home Loan Bank                                          36,238,333        22,685,000
Accrued income taxes payable                                                      11,574            22,014
                                                                           -------------     -------------
            TOTAL LIABILITIES                                                121,627,562        95,985,467
                                                                           -------------     -------------
Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                            --                --
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 1,071,225 (2000)and 1,298,719
   shares (1999)                                                                  10,712            12,987
Paid-in capital                                                                9,720,159        12,426,953
Retained earnings - substantially restricted                                   7,433,495         6,868,120
Note receivable from ESOP Trust                                                 (732,665)         (838,465)
Deferred MRP stock awards                                                       (324,052)         (441,363)
                                                                           -------------     -------------
            TOTAL EQUITY                                                      16,107,649        18,028,232
                                                                           -------------     -------------
            TOTAL LIABILITIES AND EQUITY                                   $ 137,735,211     $ 114,013,699
                                                                           =============     =============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 2000 AND 1999

                                                                          2000           1999
                                                                      -----------     -----------
Interest Income
      Interest on loans                                               $ 9,156,941     $ 7,895,000
      Interest on securities held-to-maturity                             193,795         254,651
      Interest on other interest- bearing assets                          185,682         385,997
                                                                      -----------     -----------

                  Total interest income                                 9,536,418       8,535,648
                                                                      -----------     -----------
Interest Expense
      Deposits                                                          2,863,665       2,686,082
      Federal Home Loan Bank advances                                   1,635,234       1,234,111
                                                                      -----------     -----------

                  Total interest expense                                4,498,899       3,920,193
                                                                      -----------     -----------

                  Net interest income                                   5,037,519       4,615,455
Provision for losses on loans                                             209,800         229,781
                                                                      -----------     -----------
                  Net income after provision
                        for loan losses                                 4,827,719       4,385,674
                                                                      -----------     -----------
Noninterest Income
      Service charges on deposits                                         155,355         142,878
      Loans sold                                                          203,064              --
      Other                                                               231,478          46,504
                                                                      -----------     -----------
                  Total noninterest income                                589,897         189,382
                                                                      -----------     -----------
Noninterest Expense
     Compensation and benefits                                          2,216,093       1,865,538
     Occupancy and equipment                                              754,025         643,524
     Insurance and professional fees                                      236,221         237,383
     Other                                                                546,233         481,784
                                                                      -----------     -----------
                  Total noninterest expense                             3,752,572       3,228,229
                                                                      -----------     -----------
                  Income before income taxes                            1,665,044       1,346,827

                  Income tax expense                                      618,600         507,304
                                                                      -----------     -----------
                  Net income                                          $ 1,046,444     $   839,523
                                                                      ===========     ===========

Basic Earnings Per Common Share                                       $      0.96     $      0.69
                                                                      ===========     ===========
Diluted Earning Per Common Share                                      $      0.96     $      0.69
                                                                      ===========     ===========
Weighted Average Common Shares Outstanding
     Basic                                                              1,090,233       1,220,410
     Diluted                                                            1,090,233       1,220,410
Dividends Paid Per Share                                              $     0.450      $    0.400


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       16

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF EQUITY

                       YEARS ENDED JUNE 30, 2000 AND 1999


                                                                                   NOTE           DEFERRED
                                 COMMON         PAID-IN          RETAINED       RECEIVABLE          STOCK
                                  STOCK         CAPITAL          EARNINGS          ESOP            AWARDS
                                 --------     ------------     -----------       ----------      ---------
BALANCES JUNE 30, 1998           $ 13,225     $ 12,690,438     $ 6,519,509       $ (944,265)     $      --

     Net income                                                    839,523


     Management recognition
     plan stock purchase                                                                          (551,721)

     MRP stock awards                                                                              110,358

     ESOP contribution                              21,596

     ESOP note payment                                                              105,800

     Stock purchased and
      retired                        (238)        (285,081)

     Dividends paid                                               (490,912)

                                 --------     ------------     -----------       ----------      ---------
BALANCES JUNE 30, 1999             12,987       12,426,953       6,868,120         (838,465)      (441,363)

     Net income                                                  1,046,444

     MRP stock awards                                 (766)                                        117,311

     ESOP contribution                              14,934

     ESOP note payment                                                              105,800

     Stock purchased and
      retired                      (2,275)      (2,720,962)

     Dividends paid                                               (481,069)

                                 --------     ------------     -----------       ----------      ---------
BALANCES JUNE 30, 2000           $ 10,712     $  9,720,159     $ 7,433,495       $ (732,665)     $(324,052)
                                 ========     ============     ===========       ==========      =========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 2000 AND 1999


                                                                                2000           1999
                                                                            -----------    -----------
      Operating Activities
            Net income                                                      $ 1,046,444      $ 839,523
            Adjustments to reconcile net income to net cash provided
                  by operating activities:
            Amortization of:
                  Deferred loan origination fees                                (95,477)      (102,655)
                  Premiums on investments                                         5,741         13,955
            Compensation expense on ESOP shares                                 105,800        105,800
            Compensation expense on Management Recognition Plan                 117,311        110,358
            Stock dividend received from FHLB                                   (45,300)       (80,100)
            ESOP market value expense                                            14,168         21,596
            Provision for losses on loans                                       209,800        230,000
            Deferred income taxes                                               (38,900)       (54,700)
            Depreciation                                                        224,810        189,212
            Income taxes                                                        (10,440)      (266,126)
            Net change in miscellaneous assets                                  (95,617)      (121,314)
            Net change in miscellaneous liabilities                             106,523         89,389
                                                                            -----------    -----------
                  Net cash provided by operating activities                   1,544,863        974,938
                                                                            -----------    -----------
      Investing Activities
            Net change in interest bearing deposits                           3,089,031      2,553,181
            Net change in loans receivable                                  (21,578,683)   (17,201,231)
            Principal repayments of securities-held-to-maturity                 790,159        983,859
            Purchase of Federal Home Loan Bank stock                           (610,400)       (55,700)
            Purchases of property and equipment                              (3,433,024)      (577,164)
            Purchase of Management Recognition Plan Stock                            --       (551,721)
                                                                            -----------    -----------
                  Net cash used by investing activities                     (21,742,917)   (14,848,776)
                                                                            -----------    -----------
      Financing Activities
            Net change in deposits                                           10,165,990      9,179,695
            Net change in escrow funds                                        1,826,689        (74,939)
            Purchase of common stock                                         (2,723,237)      (285,319)
            Cash dividends paid                                                (481,069)      (490,912)
            Proceeds (payment) on FHLB advances                              13,553,333      4,795,000
                                                                            -----------    -----------
                    Net cash provided by financing activities                22,341,706     13,123,525
                                                                            -----------    -----------
                    Net decrease in cash and cash equivalents                 2,143,652       (750,313)

      Cash and cash equivalents, beginning                                    2,248,971      2,999,284
                                                                            -----------    -----------
      Cash and cash equivalents, ending                                     $ 4,392,623    $ 2,248,971
                                                                            ===========    ===========

      Supplemental disclosure of cash flow information
      Cash paid for:
           Taxes                                                            $   667,940    $   828,130
           Interest                                                           4,503,612      3,909,387


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a description of the more significant accounting policies which High Country Bancorp, Inc. ( the Company and its wholly owned subsidiary High Country Bank formerly Salida Building and Loan Association (the Bank) and its wholly owned subsidiary High Country Title and Escrow Company follow in preparing and presenting the consolidated financial statements.

          Basis of Presentation
          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary High Country Bank and its wholly owned subsidiary High Country Title and Escrow Company. All significant intercompany accounts and transactions have been eliminated.

          Organization
          High Country Bank (the Bank) is a federal stock savings and loan association with its main office in Salida, Colorado and branch offices in Salida, Leadville and Buena Vista, Colorado. The Bank provides a variety of financial services to the area it serves. Its primary deposit products are interest-bearing checking accounts and certificates of deposit, and its primary lending products are real estate mortgages, consumer and commercial loans.

          High Country Title & Escrow Company provides title, escrow and closing services primarily in Chaffee and Lake Counties.

          The Company's purpose is to act as a holding company with the Bank as its sole subsidiary. The Company's principal business is the business of the Bank, title and escrow transactions of the wholly owned subsidiary of the bank, and holding investments.

          Savings deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to certain limitations. The Bank pays a premium to FDIC for the insurance of such savings.

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

          Investment Securities and Mortgage-Backed Securities
          Securities Held to Maturity. Bonds and notes for which the entities have the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

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

          Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Should the entities incur write-downs they will be included in earnings as realized losses.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1 OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

          Federal Home Loan Bank Stock
          The stock is an equity interest in the Federal Home Loan Bank of Topeka. The Bank, as a member of the FHLB, is required to maintain an investment in capital stock of the FHLB. The stock is carried at cost, as its cost is assumed to equal its market value. FHLB stock can only be sold at par value to the FHLB or to another member institution. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share) from the FHLBs or another member institution.

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

          Allowance for Loan Losses
          The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operational, and other conditions that may be beyond the Bank's control.

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

          Income Taxes
          Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized. The Company and its subsidiaries file individual income tax returns.

          Financial Instruments
          Off-balance sheet instruments. In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

          Fair Values of Financial Instruments
          The following methods and assumptions were used by the entities in estimating fair values of financial instruments as disclosed herein:

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

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-1    OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Earnings Per Share
          The Company adopted Financial Accounting Standards Board Statement No. 128 relating to earnings per share. The statement requires dual presentations of basic and diluted earnings per share on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

          Advertising Costs
          Advertising costs are charged to expense as incurred.

NOTE-2    SECURITIES
          Securities are classified in categories and accounted for as follows:

          Mortgage-Backed Securities Held-to-Maturity
          The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 2000 and 1999 are as follows:

                                                       Gross             Gross
                                    Amortized        Unrealized       Unrealized           Fair
    2000                              Cost              Gains           Losses             Value
-----------                         -----------      -----------       -----------      -----------
Mortgage-backed securities
   GNMA certificates                $   791,340      $         0       $    (3,442)     $   787,898
   FHLMC certificates                   426,071            7,814            (6,582)         427,303
   FNMA certificates                  1,425,478           14,927           (17,244)       1,423,161
                                    -----------      -----------       -----------      -----------
                                    $ 2,642,889      $    22,741       $   (27,268)     $ 2,638,362
                                    ===========      ===========       ===========      ===========


                                                        Gross            Gross
                                    Amortized        Unrealized       Unrealized           Fair
    1999                              Cost              Gains           Losses             Value
-----------                         -----------      -----------       -----------      -----------
Mortgage-backed securities
   GNMA certificates                $   981,640      $     9,970       $         0      $   991,610
   FHLMC certificates                   772,886           15,151            (7,703)         780,334
   FNMA certificates                  1,574,263           16,282            (6,890)       1,583,655
                                    -----------      -----------       -----------      -----------
                                    $ 3,328,789      $    41,403       $   (14,593)     $ 3,355,599
                                    ===========      ===========       ===========      ===========

          Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Securities Held-to-Maturity
          The amortized cost and estimated fair value of held-to-maturity securities are as follows:


                                                        Gross            Gross
                                    Amortized        Unrealized       Unrealized           Fair
    2000                              Cost              Gains           Losses             Value
------------                      ------------     -------------     -------------    -------------
Chaffee County School
   District Bonds                 $     200,000    $           0     $         (53)   $     199,947
                                  =============    =============     ==============   =============

                                                        Gross            Gross
                                    Amortized        Unrealized       Unrealized           Fair
    1999                              Cost              Gains           Losses             Value
------------                      ------------     -------------     -------------    -------------
Chaffee County School
   District Bonds                 $     310,000    $         308     $           0    $     310,308
                                  =============    =============     =============    =============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-2    SECURITIES (Continued)
          The amortized cost and fair value of debt securities held-to-maturity as of June 30, 2000, by contractual maturity, is as follows:


                                               Amortized           Fair
Held-to-Maturity Debt Securities                 Cost              Value
--------------------------------             -------------    -------------
Due in less than one year                    $     200,000    $     199,947
                                             =============    =============

          At June 30, investments with a carrying value of $2,156,158 (2000) and $2,662,732 (1999) were pledged as collateral for deposits of public funds.

NOTE-3    LOANS RECEIVABLE
          Loans receivable at June 30, are summarized as follows

                                                                      2000                1999
                                                                ----------------    ---------------
Loans secured by real estate:
   One-to-four family residences                                $     67,150,191    $    63,964,498
   Commercial real estate                                             18,694,660          8,504,406
   Construction                                                        7,522,069          4,468,486
   Land                                                                4,601,407          3,208,715
                                                                ----------------    ---------------

   Total Loans Secured by Real Estate                                 97,968,327         80,146,105

Consumer loans, net of discounts                                      14,386,438         11,920,807
Loans collateralized by savings accounts                                 587,521            691,448
Commercial loans                                                      11,601,910          9,057,554
Other loans                                                               21,115             14,763
                                                                ----------------    ---------------
   Total Loans                                                       124,565,311        101,830,677

Less:
   Undisbursed portion of loans in process                             3,069,165          1,953,837
   Deferred loan origination fees                                        595,844            534,187
   Allowance for loan losses                                           1,002,760            909,471
                                                                ----------------    ---------------
   Loans Receivable, Net                                        $    119,897,542    $    98,433,182
                                                                ================    ===============

The changes in the allowance for loan losses were as follows:

                                                                      2000                1999
                                                                ----------------    ---------------
Balance, beginning of year                                      $        909,471    $       751,123
Provision for losses                                                     210,000            230,000
Recoveries                                                                 4,493             14,176
Losses incurred                                                         (121,204)           (85,828)
                                                                ----------------    ---------------
Balance, end of year                                            $      1,002,760    $       909,471
                                                                ================    ===============


          At June 30, the Bank had adjustable interest rate loans of approximately $5,933,000 (2000) and $4,713,000 (1999). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate or prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

          Loans for which interest accruals had been discontinued at June 30 were approximately $533,000 (2000) and $275,000 (1999). If interest on these loans had been accrued, such interest would have increased income by immaterial amounts.

          As of June 30, 2000, $1,131,855 of loans had been pledged as collateral for deposits of public funds.

          Loans receivable at June 30 include loans to officers and directors of approximately $1,510,000 (2000) and $1,575,000 (1999). For the year ended June 30, 2000, $696,000 of new loans were made and payments of $761,000 were received.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-4    LOAN SERVICING
          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:


                                                  2000                1999
                                             ----------------    ---------------
Mortgage loan portfolios serviced for:
   FHLMC                                     $      4,679,663    $     5,184,915
                                             ================    ===============


          In connection with these loans serviced for others at June 30, the Bank held borrowers' escrow balances of $394 (2000) and $1,709 (1999).

NOTE-5    ACCRUED INTEREST RECEIVABLE
          Interest receivable at June 30, relates to the following:

                                      2000                1999
                                ----------------    ---------------
Loans                           $        806,778    $       778,010
Mortgage-backed securities                17,648             22,163
Other investments                            683              1,050
                                ----------------    ---------------

                                $        825,109    $       801,223
                                ================    ===============

NOTE-6    PROPERTY AND EQUIPMENT
          Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:


                                              2000                1999
                                         ----------------    ---------------
Land and improvements                    $        572,269    $       526,942
Buildings and improvements                      4,920,245          2,111,487
Furniture, fixtures and equipment               1,759,481            990,247
Construction in progress                           28,821            231,863
                                         ----------------    ---------------
                                                7,280,816          3,860,539
Less accumulated depreciation                  (1,208,877)          (996,814)
                                         ----------------    ---------------

                                         $      6,071,939    $     2,863,725
                                         ================    ===============

          Depreciation  expense  for the years ended June 30,  totaled  $224,810
          (2000) and $189,212 (1999).

NOTE-7    DEPOSIT ACCOUNTS
          Deposit accounts at June 30 are summarized as follows:

                                                         2000                        1999
                                               ------------------------    ------------------------
                                                       Weighted                     Weighted
                                                       Average                       Average
                                                   Amount         Rate          Amount       Rate
                                                -----------     --------     -----------   --------
NOW accounts, including
   non-interest bearing
   deposits of $6,899,702 (2000)
   and $4,206,450 (1999)                       $    22,151,987    1.27%    $     18,197,360   1.35%
Money market and
   savings accounts                                 19,007,212    3.10%          16,941,441   3.03%
Certificate accounts                                41,611,199    5.67%          37,465,607   5.38%
                                               ---------------             ----------------

                                               $    82,770,398             $     72,604,408
                                               ===============             ================

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-7    DEPOSIT ACCOUNTS (Continued)
          At June 30, 2000, scheduled maturities of the above certificate accounts are summarized as follows:



                                     Year ending June 30,
              -------------------------------------------------------------------------------------
                                                                                         2005 and
                    2001              2002              2003             2004           thereafter
              ---------------     -------------    -------------     -------------    -------------
3.01-4.00     $       225,811
4.01-5.00           9,445,892     $     626,183
5.01-6.00          13,674,767         2,190,685    $   1,149,650     $     295,681    $     367,440
6.01-7.00           7,843,906         1,077,442        2,030,105           190,000          730,232
7.01-8.00             140,612           596,865          498,085           181,430          346,413
              ---------------     -------------    -------------     -------------    -------------

              $    31,330,988     $   4,491,175    $   3,677,840     $     667,111    $   1,444,085
              ===============     =============    =============     =============    =============

          The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30, was $11,105,764 (2000) and
          $10,102,283 (1999).

          Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

          Interest expense on deposits for the years ended June 30 is summarized as follows:


                                                   2000                1999
                                             ----------------    ---------------
NOW accounts                                 $        204,255    $       182,585
Money market and savings accounts                     561,101            480,998
Certificate accounts                                2,098,309          2,022,499
                                             ----------------    ---------------

                                             $      2,863,665    $     2,686,082
                                             ================    ===============

NOTE-8    ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:


                                  Interest
                                    Rate                  2000                1999
                               --------------       ----------------    ---------------
Maturing within one year         5.46-6.80%         $     12,630,000    $     6,000,000
Maturing in 2002                 6.44-6.96%                3,000,000          3,760,000
Maturing in 2003                 5.81-7.05%                6,833,333                  0
Maturing in 2004                 5.81-6.56%                        0          5,000,000
Maturing in 2005                 6.18-7.34%                3,000,000                  0
Maturing after 2005              5.42-5.77%                6,775,000          7,925,000
                                                    ----------------    ---------------

                                                          32,238,333         22,685,000
Line of credit                        7.28%                4,000,000                  0
                                                    ----------------    ---------------

                                                    $     36,238,333    $    22,685,000
                                                    ================    ===============

          Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB which includes real estate loans and other non-pledged securities.

          At June 30, 2000, the Bank has an approved line of credit subject to the maximum amount of credit available to the Bank under the FHLB's credit policies which expires April 27, 2001. At June 30, 2000, the bank has drawn $4,000,000 on the line of credit. At June 30, 1999 the Bank had an approved line of credit for $10,000,000 with the FHLB with an expiration date of April 28, 2000. No amount was drawn on the line of credit at June 30, 1999.

          Interest was capitalized in the amount of $55,994, during the construction of the new building.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-9    INCOME TAXES
          The provision for income taxes consists of the following:

                              2000                1999
                        ----------------    ---------------
Current                 $        657,500    $       562,004
Deferred                         (38,900)           (54,700)
                        ----------------    ---------------
                        $        618,600    $       507,304
                        ================    ===============

          The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                                      2000                1999
                                                                ----------------    ---------------
Provision for income taxes at statutory rate                    $        566,100    $       457,900
Nondeductible expenses for tax purposes                                   28,300             23,300
State income taxes, net of federal income
  tax benefit                                                             39,500             34,500
Other, net                                                               (15,300)            (8,396)
                                                                ----------------    ---------------

                                                                $        618,600    $       507,304
                                                                ================    ===============

Effective tax rates                                                           37%                38%

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets (liabilities) as of June 30, are as follows:

                                                          2000                1999
                                                    ----------------    ---------------
Difference between tax basis and
carrying basis of FHLB stock                        $       (202,000)   $      (185,300)
Tax depreciation in excess of
financial statement amounts                                  (84,000)           (83,900)
Difference between tax basis and carrying
basis of long term incentive plan                            125,400            117,500
Other                                                          5,100                  0
Loan loss allowance                                          201,800            159,100
                                                    ----------------    ---------------

         Net deferred tax asset                     $         46,300    $         7,400
                                                    ================    ===============

          Management has determined that a valuation allowance is not required.

          The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:


                                               2000                1999
                                         ----------------    ---------------
FHLB stock dividends                     $         16,700    $        29,700
Accumulated depreciation                              100                200
Allowance for loan losses - net                   (42,700)           (67,000)
Other                                              (5,100)                 0
Long-term incentive plan                           (7,900)           (17,600)
                                         ----------------    ---------------

                                         $        (38,900)   $       (54,700)
                                         ================    ===============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-9    INCOME TAXES (Continued)

          The Bank was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 2000, includes approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

NOTE-10   REGULATORY CAPITAL REQUIREMENTS
          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 2000. The Bank meet all capital adequacy requirements to which it is subject.

          As of September 7, 1999, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

          The following is a reconciliation of capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Bank. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Bank, as of June 30.


                                               2000                1999
                                         ----------------    ---------------

Equity Per GAAP                          $     13,120,703    $    12,588,013
Less Servicing Rights Plus Valuations              (2,236)            (2,250)
                                         -----------------   ----------------

Equity Per GAAP- Tier I Capital                13,118,467         12,585,763
Valuation Allowance                             1,002,760            909,471
                                         ----------------    ---------------

Regulatory Capital                       $     14,121,227    $    13,495,234
                                         ================    ===============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-10   REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                Minimum Required        To Be Well Capitalized
                                                   For Capital          Under Prompt Corrective
                           Actual               Adequacy Purposes         Action Regulations
                     Amount        Ratio           Amount     Ratio          Amount      Ratio
                     ------        -----           ------     -----          ------      -----
2000
----
Total Capital
   (to Risk
   Weighted
   Assets)       $ 14,121,227      14.37%       $ 7,864,160    8.00%     $ 9,830,200     10.00%

Tier I Capital
   (to Risk
   Weighted
   Assets)         13,118,467      13.35          2,949,060    3.00        5,898,120      6.00

Tier I Capital
   (to Average
   Assets)         13,118,467      10.65          1,846,911    1.50        6,156,370      5.00

Tangible Capital
   (to Tangible
   Assets)         13,118,467       9.49          2,073,705    1.50           N/A

1999
----
Total Capital
   (to Risk
   Weighted
   Assets)       $ 13,495,234      18.03%       $ 5,988,960    8.00%     $ 7,486,200     10.00%

Tier I Capital
   (to Risk
   Weighted
   Assets)         12,585,763      16.81          2,245,860    3.00        4,491,720      6.00

Tier I Capital
   (to Average
   Assets)         12,585,763      12.18          1,550,532    1.50        5,168,440      5.00

Tangible Capital
   (to Tangible
   Assets)         12,585,763      11.31          1,668,638    1.50           N/A


          The Bank's management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the coming year. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank's operating area, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-11   BENEFIT PLANS

          The Bank adopted a Long-Term Incentive Plan in June, 1997 covering the directors and key employees of the Bank. On June 30 of each year following 1997 the participants will have a contribution made to their account providing the participant continues to be an employee or director of the Bank. Prior to distribution under the terms of the Plan, each participant's account shall be credited with a rate of return, on any amounts previously credited, equal to the highest rate of interest paid by the Bank on one-year certificates of deposit, or after conversion the rate of return will equal the dividend-adjusted rate of return on the common stock.

          Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Bank's general assets. The Bank has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition will be subject to the claims of the Bank's general creditors. The expense for the plan recognized for the years ended June 30, 2000 and 1999 was $32,821 and $31,727.

          As part of the conversion to stock, the Bank established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2000 and June 30, 1999, the outstanding balance of the note receivable was $732,665 and $838,465 and is presented as a reduction of stockholders' equity. ESOP compensation expense for the years ended June 30, 2000 and 1999 was $144,432 and $158,663.

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

The ESOP shares as of June 30, 2000 are as follows:
    Shares released                                             21,160
    Shares committed to be released for allocation              10,580
    Unreleased shares                                           74,060
                                                                ------
    Total ESOP shares                                          105,800
                                                               =======

    Fair value of unreleased shares                      $     814,660
                                                         =============
                                       29

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-11   BENEFIT PLANS (Continued

          The board of directors of the Company approved a Management Recognition Plan ("MRP") for directors and employees. The MRP was approved by the stockholders at the annual meeting in December, 1998. The Company purchased in the open market 39,675 shares of it's common stock, at a cost of $551,721, to fund the MRP. Under the terms of the plan 32,236 shares of common stock were awarded to directors and employees. The shares awarded pursuant to the MRP have a vesting schedule which provides that 25% of the shares awarded will automatically vest on the effective date of the award and 25% will vest on each subsequent anniversary date. Compensation expense related to the MRP was $117,311 and $165,537 for the years ended June 30, 2000 and 1999.

NOTE-12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 2000, the Bank has commitments to fund fixed rate mortgage loans of $1,331,000, with interest rates from 8.25% to 11.00%, unfunded lines of credit of $6,520,000, and letters of credit of $74,000. The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

          As such, the Bank's exposure to credit loss, in the event of non-performance by the counterparty to the financial instrument, is represented by the contractual amount of those instruments. However, the Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' credit worthiness. Additional risks associated with these commitments arise when they are drawn upon, such as the demands on liquidity that the Bank could experience if a significant portion were drawn down at once. This is considered unlikely, however, as commitments may expire without having been drawn upon.

          The Bank originates loans primarily in Chaffee and Lake Counties, Colorado. Although the Bank has a diversified loan portfolio, a substantial portion of its borrower's ability to repay their loans is dependent upon economic conditions in the market area.

NOTE-13   FAIR VALUES OF FINANCIAL INSTRUMENTS
          The estimated fair values of the financial instruments are as follows:

                                               2000                               1999
                                Carrying              Fair             Carrying            Fair
                                 Amount               Value             Amount             Value
                            -----------------    -------------     ---------------    -------------
Financial Assets:
Cash                           $    4,392,623    $   4,392,623     $     2,248,971    $   2,248,971
Interest-bearing deposits           1,320,918        1,320,918           4,409,949        4,409,949
Mortgage backed securities          2,642,889        2,638,362           3,328,789        3,356,000
Securities held to maturity           200,000          199,947             310,000          310,308
FHLB stock                          1,857,000        1,857,000           1,201,300        1,201,300
Loans receivable - net            119,897,542      120,116,000          98,433,182      100,396,000

Financial liabilities
Deposits                           82,770,398       82,430,000          72,604,408       72,851,000
Advances from FHLB                 36,238,333       35,431,000          22,685,000       22,214,000

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-14   OTHER NON-INTEREST EXPENSE

                                       2000                1999
                                 ----------------    ---------------
Advertising                      $         89,198    $        65,210
Stationery Supplies                       140,250             97,047
Postage                                    92,066             74,431
Telephone                                  40,945             25,203
Dues and Subscriptions                     37,365             31,103
Community Support                          30,878             29,171
Bank Charges                               36,733             33,222
Other                                      78,798            126,397
                                 ----------------    ---------------

                                 $        546,233    $       481,784
                                 ================    ===============

NOTE-15   STOCKHOLDERS' EQUITY
          In the years ended June 30, 2000 and 1999, the Company purchased 227,494 and 23,781 shares of its common stock, at a cost of $2,723,237 and $285,319, and retired the stock in accordance with Colorado Revised Statutes

          For the years ended June 30, 2000 and 1999, the Company paid a cash dividend of $.45 and $.40 per share respectively.

NOTE-16   IMPACT OF NEW ACCOUNTING STANDARDS
          Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, which was subsequently amended by Statement No. 139. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 2000. Management has determined the impact of adopting this statement on July 1, 2000, will not have a material affect on the financial statements.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101. SAB No. 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective for the Company's fourth quarter in fiscal 2001.

          In March 2000, The Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" - an interpretation of APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management has not yet determined the impact on the consolidated financial statements or results of operations of the Company of this new standard.


NOTE-17   CONTINGENCIES AND COMMITMENTS
          In the normal course of business, the Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-18   CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
          The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc.,


                                                                      2000                1999
                                                                ----------------    ---------------
CONDENSED BALANCE SHEET
ASSETS
    Cash and equivalents                                        $        291,757    $     3,391,725
    Investment in subsidiary                                           7,189,424          6,629,793
    Note due from subsidiary                                           3,000,000          2,500,000
ESOP note receivable                                                     732,665            838,485
    Other                                                                      0              7,579
                                                                ----------------    ---------------
                                                                $     11,213,846    $    13,367,582
                                                                ================    ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
    Accruals                                                    $          7,700    $        17,722
    Stockholders' equity                                              11,206,146         13,349,840
                                                                ----------------    ---------------
                                                                $     11,213,846    $    13,367,562
                                                                ================    ===============

CONDENSED STATEMENT OF INCOME
For the years ended June 30, 2000 and
June 30, 1999
Equity in undistributed net income of subsidiary                $        960,396    $       746,886
Other net                                                                 86,048             92,637
                                                                ----------------    ---------------

                                                                $      1,046,444    $       839,523
                                                                ================    ===============

CONDENSED STATEMENT OF CASH FLOWS
For the years ended June 30, 2000 and
June 30, 1999
Operating Activities:
Net income                                                      $      1,046,444    $       839,523
Adjustments to reconcile net income to cash
provided by operating activities:
Equity in undistributed net income of
subsidiary                                                              (960,396)          (746,886)
Other                                                                     12,490            (26,326)
                                                                ----------------    ----------------

Net cash provided by operations                                           98,538             66,311
                                                                ----------------    ---------------

Investing Activities:
ESOP note payment                                                        105,800            105,800
Loan to subsidiary                                                      (500,000)        (2,500,000)
Dividends received                                                       400,000            450,000
                                                                ----------------    ---------------

Net cash used in investing activities                                      5,800         (1,944,200)
                                                                ----------------    ----------------

Financing Activities:
Purchase of common stock                                              (2,723,237)          (285,319)
Dividends paid                                                          (481,069)          (490,912)
                                                                ----------------    ----------------

Net cash provided (used)by financing activities                       (3,204,306)          (776,231)
                                                                -----------------   ----------------

Net increase (decrease) in cash                                       (3,099,968)        (2,654,120)

Cash beginning                                                         3,391,725          6,045,845
                                                                ----------------    ---------------

Cash ending                                                     $        291,757    $     3,391,725
                                                                ================    ===============

                         MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK AND DIVIDENDS PAID

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." As of September 15, 2000, there were 1,017,225 shares of the Common Stock issued and outstanding and approximately 344 holders of record of the Common Stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the first quarter of fiscal 1999.

                                HIGH BID (1)    LOW BID (1)    DIVIDENDS PAID
                                ------------    -----------    --------------

     FISCAL 1999:
         First Quarter             14.88            11.88            --
         Second Quarter            14.13            10.25             0.20
         Third Quarter             13.50            11.25            --
         Fourth Quarter            12.06            10.00             0.20

     FISCAL 2000:
         First Quarter             13.00            12.13            --
         Second Quarter            13.50            11.50             0.20
         Third Quarter             12.25             9.75            --
         Fourth Quarter            12.13             9.69             0.25
______________
(1)      Quotations  reflect   inter-dealer   price,   without  retail  mark-up,
         mark-down or commissions, and may not represent actual transactions.


DIVIDEND RESTRICTIONS

     For a period of one year following the completion of the Conversion, the Company may not pay any special dividends or dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends. The payment of dividends, will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Bank, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future.

     Since the Company initially has no significant source of income other than dividends from the Bank, principal and interest payments on the note payable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in large part upon the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Unlike the Converted Association, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Colorado General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.


                                                    BOARD OF DIRECTORS

LARRY D. SMITH                              PHILIP W. HARSH                             TIMOTHY R. GLENN
President and Chief Executive               Owner and Agent of Fredrickson Brown        Owner and Funeral Director of
Officer of the Company and                  Insurance Agency                            Lewis & Glenn Funeral Home
the Bank


SCOTT G. ERCHUL                             ROBERT B. MITCHELL                          RICHARD A. YOUNG
Vice President of the Company               Retired                                     Partner of Swartz & Young, P.C.
and the Bank


                                                    EXECUTIVE OFFICERS

LARRY D. SMITH                              SCOTT G. ERCHUL                             FRANK L. DELAY
President and Chief Executive Officer of    Vice President of the Company and the Bank  Chief Financial Officer of the
the Company and the Bank                                                                Company and the Bank


                                                     OFFICE LOCATIONS

MAIN OFFICE:                                BRANCH OFFICE:          BRANCH OFFICE:      BRANCH OFFICE:
7360 West US Highway 50                     130 West 2nd            600 Harrison        713 East Main
Salida, Colorado                            Salida, Colorado        Leadville, Colorado Buena Vista, Colorado




                                                  GENERAL INFORMATION

INDEPENDENT  PUBLIC  ACCOUNTANTS            ANNUAL  MEETING                             ANNUAL  REPORT ON FORM 10-KSB
Grimsley, White & Company,                  The 2000 Annual Meeting of Stockholders     A copy of the Company's Annual Report
Certified Public Accountants                will be held on October 26, 2000 at 5:00    on Form 10-KSB for the fiscal year
La Junta,  Colorado                         p.m. at High Country Bank, 7360 West US     ended June 30, 2000 as filed with the
                                            Highway 50, Salida, Colorado  81210         Securities and Exchange Commission
GENERAL COUNSEL                                                                         will be furnished without charge to
Rush and Rush, P.C.                         TRANSFER AGENT AND REGISTRAR                stockholders as of the record date
Salida, Colorado                            Illinois Stock Transfer                     for the 2000 Annual Meeting upon
                                            233 West Jackson Boulevard                  written request to Richard A. Young,
SPECIAL COUNSEL                             Suite 1210                                  Secretary, High Country Bancorp,
Stradley Ronon Housley Kantarian &          Chicago, Illinois  60606                    Inc., 7360 West US Highway 50,
Bronstein, LLP                                                                          Salida, Colorado  81201.
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036