Form 10KSB, Exhibit 13
period 2001-06-30
HIGH COUNTRY BANCORP INC
filed 2001-09-27
CIK 1044676

[ L O G O ]




                           HIGH COUNTRY BANCORP, INC.


                                ANNUAL REPORT FOR

                                 THE YEAR ENDED

                                  JUNE 30, 2001

                     [HIGH COUNTRY BANCORP, INC. LETTERHEAD]

TO OUR STOCKHOLDERS:

     Management and the Board of Directors of High Country Bancorp, Inc. are pleased to present this Annual Report to the Stockholders. We thank you for your support during the successful completion of another year.

     During fiscal 2001, assets increased from $137.7 million to $161.3 million. This growth was a result of loan demand in the local economy, which continues to be solid. We continued to diversify our operations in order to expand our customer base. As a result, net income increased 21.6% from $1.05 million to $1.27 million or $1.30 per share. Stockholder's equity increased to $16.6 million.

     In recent years, the Board of Directors has worked diligently to establish an operations infrastructure to manage the diversity of our balance sheet and meet the challenges of the economy. We continue to attract and retain qualified employees to maintain the current level of business and prepare for anticipated growth. Overall, asset quality remains good despite a declining national economy.

     We continue to repurchase stock when available. The Board of Directors believes our stock is undervalued. Our Secondary Mortgage Loan Department processed record levels of loans during the past year. The Commercial Loan Department and the Consumer Loan Department are successfully increasing volumes. The Operations Department has succeeded in growing core deposits. Our subsidiary, High Country Title & Escrow Company, increased its business activity and market share. Additionally, branch offices in Salida, Leadville, and Buena Vista have shown good growth. Final preparations are being made to open a Mortgage Loan Production Office in Canon City, Colorado, this fall.

     Despite all of our accomplishments, we are saddened by the recent loss of our Chairman of the Board. Mr. Robert "Bert" Mitchell passed away unexpectedly on August 31, 2001. Bert was a very dedicated and loyal member of the Bank's Board of Directors since 1972. For 29 years, Bert provided thoughtful guidance and leadership. His professionalism and knowledge about the Bank and the community will be missed. We do not intend to replace his position on the Board.

     Our 115 years of service and sound financial condition allow us to contribute to growth within our communities. We continue our commitment to our local customers.

     We appreciate your support and invite you to review this Financial Report. We look forward to meeting the challenges of the financial services industry.

/s/ Larry D. Smith
-------------------------------
Larry D. Smith, President and
 Chief Executive Officer

                                               FINANCIAL HIGHLIGHTS

                                             AT JUNE 30,                    CHANGE
                                        ------------------------       ----------------------
                                           2001          2000         AMOUNT       PERCENT
                                           ----          ----         ------       -------
                                                        (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
Total assets .........................   $  161,331   $  137,735   $   23,596       17.13%
Loans receivable, net ................      136,834      119,898       16,936       14.13
Mortgage-backed and related securities        2,221        2,843         (622)     (21.88)
Investment securities ................        2,422        1,857          565       30.43
Deposits .............................       98,517       82,770       15,747       19.03
Stockholders' equity .................       16,559       16,108          451        2.80
Number of common shares outstanding ..    1,028,992    1,071,225      (42,233)      (3.94)

                                                             FOR THE YEAR ENDED
                                                                   JUNE 30,                      CHANGE
                                                          ------------------------       ------------------------
                                                             2001           2000         AMOUNT           PERCENT
                                                             ----           ----         ------           -------
                                                                                (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
  Interest income......................................   $    12,331     $   9,536     $  2,795           29.31%
  Interest expense.....................................         6,333         4,499        1,834           40.76
  Net interest income..................................         5,998         5,037          961           19.08
  Provision for loan losses............................           385           210          175           83.33
  Net interest income after provision
    for loan losses....................................         5,613         4,827          786           16.28
  Non-interest income..................................         1,225           590          635          107.63
  Non-interest expense.................................         4,756         3,752        1,004           26.76
  Net earnings.........................................         1,272         1,046          226           21.61


                                  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SELECTED FINANCIAL CONDITION DATA:

                                                                         AT JUNE 30,
                                                -----------------------------------------------------------
                                                   2001         2000        1999        1998        1997
                                                --------     --------    ---------    ---------    -------
                                                                    (DOLLARS IN THOUSANDS)
Total assets.................................   $161,331     $137,735     $114,014     $100,589    $ 76,324
Cash.........................................      2,760        4,393        2,249        2,999         895
Interest-earning deposits....................      9,176        1,321        4,410        6,963       2,381
Securities available for sale................         --           --           --           --          --
Securities  held to maturity.................      2,221        2,843        3,639        4,637       5,340
Loans receivable, net........................    136,834      119,898       98,433       81,359      63,127
Savings deposits.............................     98,517       82,770       72,604       63,425      56,152
Stockholders' equity.........................     16,559       16,108       18,028       18,279       5,958

Number of:
    Real estate loans outstanding............      1,285        1,282        1,231        1,185       1,137
    Savings accounts.........................     13,235       11,839       11,064       10,199       9,126
    Full-service offices.....................          4            4            3            3           3

SELECTED OPERATIONS DATA:

                                                                     YEAR ENDED JUNE  30,
                                                -------------------------------------------------------------
                                                   2001          2000         1999         1998         1997
                                                ----------    ----------   ----------   ----------   --------
                                                                           (IN THOUSANDS)
Interest income..............................   $12,331       $  9,536      $ 8,536      $  7,033    $  5,764
Interest expense.............................     6,333          4,499        3,920         3,266       2,813
                                                -------       --------      -------      --------    --------
    Net interest income......................     5,998          5,037        4,616         3,767       2,951
Provision for loan losses....................       385            210          230           219         282
                                                -------       --------      -------      --------    --------

    Net interest income after provision
      for loan losses........................     5,613          4,827        4,386         3,548       2,669
                                                -------       --------      -------      --------    --------
Noninterest income...........................     1,225            590          189           158         141
                                                -------       --------      -------      --------    --------
    Subtotal.................................     6,838          5,417        4,575         3,706       2,810
                                                -------       --------      -------      --------    --------

Noninterest expense:
  Compensation and benefits..................     2,742          2,216        1,866         1,506       1,345
  Other......................................     2,014          1,536        1,362         1,119       1,410
                                                -------       --------      -------      --------    --------
  Total noninterest expense..................     4,756          3,752        3,228         2,625       2,755
                                                -------       --------      -------      --------    --------
    Income before taxes......................     2,082          1,665        1,347         1,081          55
Income tax expense...........................       810            619          507           428          11
                                                -------       --------      -------      --------    --------
    Net income...............................   $ 1,272       $  1,046      $   840      $    653    $     44
                                                =======       ========      =======      ========    ========

OPERATING RATIOS
----------------
                                                                           AT OR FOR THE YEAR
                                                                              ENDED JUNE 30,
                                                                          --------------------
                                                                           2001          2000
                                                                          ------        ------
PERFORMANCE RATIOS:

Return on assets (ratio of net earnings
  to average total assets).............................................   0.84%          0.84%

Return on equity (ratio of net earnings to average equity).............   7.77           6.14

Ratio of average interest-earning assets to
  average interest-bearing liabilities................................. 112.09         110.07

Ratio of net interest income, after provision
  for loan losses, to noninterest expense.............................. 118.49         128.65

Net interest rate spread (difference between weighted average yield on interest-earning assets and weighted
  average cost of interest-bearing liabilities)........................   3.68           3.93

Net yield on average interest-earning assets...........................   4.23           4.32

QUALITY RATIOS:

Non-performing loans to total loans
  at end of period.....................................................   1.31           0.57

Non-performing loans to total assets...................................   1.11           0.50

Non-performing assets to total assets
  at end of period.....................................................   1.11           0.51

Allowance for loan losses to non-performing
  loans at end of period...............................................  75.64            147

Allowance for loan losses to total loans...............................   0.99           0.84

CAPITAL RATIOS:

Equity to total assets at end of period................................  10.26          11.69

Average equity to average assets.......................................  10.86          13.75

                      BUSINESS OF THE COMPANY AND THE BANK

     HIGH COUNTRY BANCORP, INC. High Country Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Colorado in August 1997 for the purpose of becoming a savings and loan holding company for Salida Building and Loan Association which changed its name to High Country Bank (the "Bank") in February 2000. On December 9, 1997, the Bank consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 1,322,500 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $13.2 million and net proceeds of $12.7 million. The Company purchased all of the capital stock of the Bank with $5.8 million of the offering proceeds. On May 24, 1999, the Company announced that it was commencing a stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 132,250 shares, over a 12-month period. These repurchases were completed in December 1999. On March 20, 2000 the Company announced a second stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 119,025 shares over a twelve month period. The repurchases were completed in May 2000. On November 8, 2000, the Company announced a third stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock or up to 107,123 shares over a twelve month period. Through September 15, 2001, 46,416 shares have been repurchased.

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

     HIGH COUNTRY BANK. The Bank is a federal stock savings and loan association operating through offices located in Salida (2), Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Bank was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Bank received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Bank became a federally-chartered association on August 16, 1993 under the name of Salida Building and Loan Association. Effective December 9, 1997, the Bank became a stock savings and loan association. At June 30, 2001, the Bank had total assets of $161.3 million, loans receivable (net) of $136.8 million, total deposits of $98.5 million and equity of $16.6 million.

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

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Bank's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and operating expenses.

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

         The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 2001 in the event of 1%, 2% and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                                                                           NPV AS % OF
                                NET PORTFOLIO VALUE                                 PORTFOLIO VALUE OF ASSETS
      CHANGE              ----------------------------------------             ----------------------------------
      IN RATES           $ AMOUNT        $ CHANGE       % CHANGE               NPV RATIO       BASIS POINT CHANGE
      --------           --------        --------       --------               ---------       ------------------
                                   (DOLLARS IN THOUSANDS)
      + 300 bp           $ 19,456         (3,606)           (16)%                 11.84%              (155) bp
      + 200 bp             20,742         (2,320)           (10)                  12.43                (96) bp
      + 100 bp             22,021         (1,041)            (5)                  12.98                (41) bp
          0 bp             23,062                                                 13.39
      - 100 bp             23,233            171              1                   13.34                 (5) bp
      - 200 bp             22,855           (207)            (1)                  13.01                (38) bp
      - 300 bp             22,313           (748)            (3)                  12.59                (79) bp


     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2001 given a hypothetical 200 basis point rate change in market interest rates.

                                                                   June 30, 2001
                                                                   -------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets..........  13.39%

Exposure Measure: Post-Shock NPV Ratio..............................  12.43%

Sensitivity Measure: Change in NPV Ratio............................  96 bp

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

                                                                   YEAR ENDED JUNE  30,
                                              -----------------------------------------------------------
                                                                 2001                    2000
                                              ------------------------------  ----------------------------
                                                                     AVERAGE                        AVERAGE
                                                                      YIELD/   AVERAGE               YIELD/
                                              BALANCE     INTEREST     COST    BALANCE    INTEREST   COST
                                              -------     --------    -------  -------    --------  -------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Interest-bearing deposits..................  $   4,091     $     52    1.27%   $   3,511    $    80    2.28%
  Investments..............................      4,766          353    7.41        4,614        299    6.48
  Loans....................................    132,967       11,926    8.97      108,601      9,157    8.43
                                             ---------     --------            ---------    -------
Total interest-earning assets .............    141,824       12,331    8.69      116,726      9,536    8.17
                                                           --------                         -------
Non-interest-earning assets................      8,915                             7,181
                                             ---------                         ---------
Total assets...............................  $ 150,739                         $ 123,907
                                             =========                         =========

INTEREST-BEARING LIABILITIES:
  Savings deposits.........................  $  83,947     $  3,663    4.36    $  78,033    $ 2,864    3.67
  FHLB advances............................     42,581        2,670    6.27       28,012      1,635    5.84
                                             ---------     --------            ---------    -------
Total interest-bearing liabilities.........    126,528        6,333    5.01      106,045      4,499    4.24
                                                           --------                         -------
Non-interest bearing liabilities...........      7,848                               826
                                             ---------                         ---------
Total liabilities..........................    134,376                           106,871
Equity.....................................     16,363                            17,036
                                             ---------                         ---------
Total liabilities and equity...............  $ 150,739                         $ 123,907
                                             =========                         =========
Net interest income........................                $  5,998                         $ 5,037
                                                           ========                         =======

Net interest rate spread (1)...............                             3.68%                          3.93%
                                                                        ====                           =====
Net interest\dividend earning assets.......                $ 15,296                         $10,681
                                                           ========                         =======
Net interest margin (2)....................                             4.23%                          4.32%
                                                                        ====                           =====
Average interest-earning assets to
  average interest-bearing liabilities (3).                  112.09%                         110.07%
                                                           ========                         =======

_________________
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

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

                                                      YEAR ENDED JUNE 30,
                                         ------------------------------------------------
                                                2000           VS.           1999
                                         ------------------------------------------------
                                                     INCREASE (DECREASE)
                                                              DUE TO
                                         ------------------------------------------------
                                                                   RATE/
                                         VOLUME       RATE         VOLUME      TOTAL
                                         ------       ----         -------     ------
                                                            (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits............  $      13    $    (19)    $     (3)   $      (9)

  Investments..........................         10          43            1           54
  Loans................................      2,053         585          131        2,769
                                         ---------    --------     --------    ---------
    Total interest-earning assets......      2,076         609          129        2,814
                                         ---------    --------     --------    ---------
INTEREST-BEARING LIABILITIES:
  Deposits.............................        209         550           40          799

  FHLB advances........................        851         121           63        1,035
                                         ---------    --------     --------    ---------
     Total interest-bearing
       liabilities.....................      1,060        671         103          1,834
                                         ---------   --------     -------      ---------
  Increase (decrease) in net interest
    income.............................  $   1,016    $    (62)    $     26    $     980
                                         =========    ========     ========    =========

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND JUNE 30, 2000

     The Company's total assets increased by $23.6 million or 17.13% from $137.7 million at June 30, 2000 to $161.3 million at June 30, 2001. The increase in assets was due to loan growth of $16.9 million and increase in interest-bearing deposits of $7.9 million.

     Net loans totaled $136.8 million at June 30, 2001 and $119.9 million at June 30, 2000. The increase in loans occurred in commercial real estate loans which increased $10.9 million, commercial non-mortgage loans which increased $4.5 million, land loans which increased $4.1 million and single family construction loans which increased $2.1 million. The bank benefited from strong local demand for purchase financing and loan refinancing. The loan growth in these areas offset a $4.1 million decrease in single family loans associated with the refinancing of portfolio loans into sold loans.

     During the year, the Bank continued the program of ongoing loan sales of fixed-rate loans to the Federal Home Loan Mortgage Corporation (FHLMC). Loan sales for the year ended June 30, 2001 were $28.0 million compared to $12.0 million for the year ended June 30, 2000. The loan sales growth was due to a large amount of refinancing associated with lower interest rates. The sales began in order to manage interest rate risk, compete with mortgage companies and increase fee income. At June 30, 2001, loans held for sale were $917,500. The loans are valued at the lower of cost or market.

     The allowance for loan losses totaled $1.3 million at June 30, 2001 and $1.0 million at June 30, 2000. At June 30, 2001 and June 30, 2000, the ratio of the allowance for loan losses to net loans was 0.99% and 0.84%, respectively. As of those dates the non-performing loans in the Association's portfolio were $1.8 million and $533,000, respectively. The majority of the increase was due to the addition of one $660,000 loan secured by developed residential lots. This loan is also the largest non-performing loan and is currently in foreclosure. The Bank does not anticipate a loss on this loan due to the property value and the presence of a second lien holder. Non-performing loans also increased due to the addition of two loans totaling $401,000 cross collateralized with commercial real estate and residential duplexes. These two loans have since been brought current and no loss is expected on these loans. The remaining non-performing loans include 28 loans secured by commercial real estate, single family residences, business equipment and autos. There was $41,000 of loans charged off and $1,000 in recoveries of previous loan losses during the year ended June 30, 2001. The determination of the allowance for loan losses is based on a review and classification of the Bank's loan portfolio and other factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Particular attention was focused on the Bank's commercial loan portfolio and any impaired loans. The Bank believes the current level of allowance for loan losses is adequate to provide for probable future losses, although there are no assurances that probable future losses, if any, will not exceed estimated amounts.

     Interest bearing deposits increased $7.9 million from $1.3 million at June 30, 2000 to $9.2 million at June 30, 2001. The increase, which primarily occurred in the last quarter of the year, was the result of significant refinancing of portfolio loans and the subsequent sale to FHLMC. Deposit growth also contributed to the increase. In the upcoming months, these funds may be used for paying down FHLB advances, seasonal deposit withdrawals, loan demand and investment purchases. The balance of the Company's investment portfolio included mortgage-backed securities classified as "held to maturity" carried at amortized cost of $2.2 million and an estimated fair value of $2.3 million.

     At June 30, 2001 deposits increased to $98.5 million from $82.8 million at June 30, 2000 or a net increase of 19.03%. The increase was primarily used to fund loan growth. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     Advances from the Federal Home Loan Bank increased to $44.1 million at June 30, 2001 from $36.2 million at June 30, 2000. The increase, which primarily occurred in the first two quarters of the year was used to fund loan growth.

     On November 9, 2000, the Company announced a plan to repurchase up to 10% or 107,122 shares of the outstanding stock. For the year ending June 30, 2001, the Company repurchased 42,233 shares at a cost of $607,000. On November 15, 2000 and May 15,2001, the Company paid dividends of $0.25 per share.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2001 AND 2000

     NET INCOME. The Company's net income for the year ended June 30, 2001 was $1.3 million compared to $1.0 million for the year ended June 30, 2000. The increase in net income resulted primarily from increased interest income and non-interest income which offset increased interest, compensation, occupancy and other expenses.

     NET INTEREST INCOME. Net interest income for the year ended June 30, 2001 was $6.0 million compared to $5.0 million for the year ended June 30, 2000. The increase is attributed to increased interest earned on interest earning assets due to loan growth less the increase in interest expense due to the increase in interest bearing liabilities. The average yield on interest earning assets increased from 8.17% for the year ended June 30, 2000 to 8.69% for the year ended June 30, 2001. The increase was due to short-term loans repricing to higher rates and growth in loans at higher average rates as compared to the loan portfolio. The average cost of interest bearing liabilities also increased from 4.24% for the year ended June 30, 2000 to 5.01% for the year ended June 30, 2001. The increase in costs was due to higher deposit rates implemented to maintain and attract deposits and higher Federal Home Loan Advance rates on maturing and new advances. The interest rate spread decreased from 3.93% for the year ended June 30, 2000 to 3.68% for the year ended June 30, 2001.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $385,000 for the year ended June 30, 2001 as compared to $210,000 for the year ended June 30, 2000. The increase reflects a review of impaired loans and the growth in commercial non-mortgage and real estate loans.

     NON-INTEREST INCOME. Non-interest income was $1.2 million for the year ended June 30, 2001 as compared to $590,000 for the year ended June 30, 2000. Loan origination growth from favorable mortgage loan interest rates increased income from loan sales. Title and escrow fees from High Country Title and Escrow Company increased due to a full year of operation in comparison to the previous period of only six months for year ended June 30, 2000. Other non-interest income primarily includes other loan fees and increased due to the higher loan volume.

     NON-INTEREST EXPENSES. Non-interest expense was $4.8 million for the year ended June 30, 2001 as compared to $3.8 million for the year ended June 30, 2000. Increases occurred in compensation and benefit expense, occupancy expense and other expenses. The increases are tied to additional employees, a full year of operation in the new home office opened in April 2000, a full year of operation of High Country Title and Escrow Company and other expenses due to growth.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, FHLB advances, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to fund maturing FHLB advances, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that proceeds from loan repayments and other sources of funds will be adequate to meet the Company's liquidity needs for the immediate future.

     The OTS repealed a statutory liquidity requirement in late 2000. The Bank was previously required to maintain a minimum ratio of 4%. Under revised regulations, the Bank is required to maintain sufficient liquidity to ensure a safe and sound operation. Management believes that the Bank's sources of liquidity for potential uses are adequate under the revised regulations.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in same direction or in the same magnitude as the prices of goods and services.

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

                        CONSOLIDATED FINANCIAL STATEMENTS
                   HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES


                                                                            Page

Independent Auditors' Report                                                 14

Consolidated Statements of Financial Condition as of June 30,
   2001 and 2000                                                             15

Consolidated Statements of Income for the Years Ended June 30,
   2001 and 2000                                                             16

Consolidated Statements of Equity for the Years Ended June 30,
   2001 and 2000                                                             17

Consolidated Statements of Cash Flows for the Years Ended June 30,
   2001 and 2000                                                             18

Notes to Consolidated Financial Statements                                   19

                  GRIMSLEY, WHITE & COMPANY              301 Raton Avenue
                  Certified Public Accountants    La Junta, Colorado 81050-1697
                  and Management Consultants                719-384-5489





                          INDEPENDENT AUDITORS' REPORT



Board of Directors
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                         /s/ Grimsley White & Company
                                         GRIMSLEY, WHITE & COMPANY



La Junta, Colorado
August 27, 2001

                           HIGH COUNTRY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 2001 AND 2000

                            ASSETS                                                          2001              2000
                                                                                      ------------     -------------
Cash and amounts due from banks                                                        $ 2,759,671       $ 4,392,623
Interest- bearing deposits at other institutions                                         9,175,856         1,320,918
Mortgage-backed securities, held to maturity                                             2,220,909         2,642,889
Securities held to maturity                                                                      -           200,000
Loans receivable - net                                                                 135,916,318       119,897,542
Loans held for sale                                                                        917,500                 -
Federal Home Loan Bank stock, at cost                                                    2,421,600         1,857,000
Accrued interest receivable                                                              1,121,412           825,109
Property and equipment, net                                                              6,111,907         6,071,939
Mortgage servicing rights                                                                   14,504            22,361
Prepaid expenses and other assets                                                          508,187           458,530
Deferred income taxes                                                                      162,800            46,300
                                                                                      ------------     -------------
            TOTAL ASSETS                                                              $161,330,664     $ 137,735,211
                                                                                      ============     =============

                    LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                                              $ 98,517,228      $ 82,770,398
Advances by borrowers for taxes and insurance                                               29,724            11,316
Escrow accounts                                                                          1,070,624         1,833,388
Accounts payable and other liabilities                                                     988,588           762,553
Advances from Federal Home Loan Bank                                                    44,124,999        36,238,333
Accrued income taxes payable                                                                40,167            11,574
                                                                                      ------------     -------------
            TOTAL LIABILITIES                                                          144,771,330       121,627,562
                                                                                      ------------     -------------
Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                       -                 -
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 1,028,992 (2001)and 1,071,225 shares (2000)                       10,290            10,712
Paid-in capital                                                                          9,151,686         9,720,159
Retained earnings - substantially restricted                                             8,215,667         7,433,495
Note receivable from ESOP Trust                                                           (626,865)         (732,665)
Deferred MRP stock awards                                                                 (191,444)         (324,052)
                                                                                      ------------     -------------
            TOTAL EQUITY                                                                16,559,334        16,107,649
                                                                                      ------------     -------------
            TOTAL LIABILITIES AND EQUITY                                              $161,330,664     $ 137,735,211
                                                                                      ============     =============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 2001 AND 2000

                                                                                          2001              2000
                                                                                      ------------       ----------
Interest Income
      Interest on loans                                                               $ 11,926,363       $9,156,941
      Interest on securities held-to-maturity                                              178,492          193,795
      Interest on other interest-bearing assets                                            226,839          185,682
                                                                                      ------------       ----------
                  Total interest income                                                 12,331,694        9,536,418
                                                                                      ------------       ----------
Interest Expense
      Deposits                                                                           3,662,818        2,863,665
      Federal Home Loan Bank advances                                                    2,670,482        1,635,234
                                                                                      ------------       ----------
                  Total interest expense                                                 6,333,300        4,498,899
                                                                                      ------------       ----------
                  Net interest income                                                    5,998,394        5,037,519
Provision for losses on loans                                                              385,000          209,800
                                                                                      ------------       ----------
                  Net income after provision
                        for loan losses                                                  5,613,394        4,827,719
                                                                                      ------------       ----------
Noninterest Income
      Service charges on deposits                                                          209,496          155,355
      Loans sold                                                                           408,872          203,064
      Title and escrow fees                                                                305,278                -
      Other                                                                                301,065          231,478
                                                                                      ------------       ----------
                  Total noninterest income                                               1,224,711          589,897
                                                                                      ------------       ----------
Noninterest Expense
     Compensation and benefits                                                           2,742,264        2,216,093
     Occupancy and equipment                                                             1,115,756          754,025
     Insurance and professional fees                                                       249,549          236,221
     Other                                                                                 648,075          546,233
                                                                                      ------------       ----------
                  Total noninterest expense                                              4,755,644        3,752,572
                                                                                      ------------       ----------
                  Income before income taxes                                             2,082,461        1,665,044

                  Income tax expense                                                       810,082          618,600
                                                                                      ------------       ----------
                  Net income                                                          $  1,272,379       $1,046,444
                                                                                      ============       ==========
Basic Earnings Per Common Share                                                             $ 1.30           $ 0.96
                                                                                      ============       ==========
Diluted Earning Per Common Share                                                            $ 1.30           $ 0.96
                                                                                      ============       ==========
Weighted Average Common Shares Outstanding
     Basic                                                                                 975,855        1,090,233
     Diluted                                                                               979,255        1,090,233
Dividends Paid Per Share                                                                   $ 0.500          $ 0.450

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF EQUITY

                       YEARS ENDED JUNE 30, 2001 AND 2000

                                                                                           NOTE           DEFERRED
                                         COMMON         PAID-IN          RETAINED       RECEIVABLE          STOCK
                                          STOCK         CAPITAL          EARNINGS          ESOP             AWARDS
                                         --------      -----------      ----------       ----------       ----------
BALANCES JUNE 30, 1999                   $ 12,987     $ 12,426,953      $6,868,120       $ (838,465)      $ (441,363)

     Net income                                                          1,046,444


     MRP stock awards                                         (766)                                          117,311

     ESOP contribution                                      14,934

     ESOP note payment                                                                      105,800

     Stock purchased and
      retired                              (2,275)      (2,720,962)

     Dividends paid                                                       (481,069)
                                         --------      -----------      ----------       ----------       ----------

BALANCES JUNE 30, 2000                     10,712        9,720,159       7,433,495         (732,665)        (324,052)

     Net income                                                          1,272,379

     MRP stock awards                                          290                                           132,608

     ESOP contribution                                      37,977

     ESOP note payment                                                                      105,800

     Stock purchased and
     retired                                 (422)        (606,740)

     Dividends paid                                                       (490,207)

                                         --------      -----------      ----------       ----------       ----------
BALANCES JUNE 30, 2001                   $ 10,290      $ 9,151,686      $8,215,667       $ (626,865)      $ (191,444)
                                         ========      ===========      ==========       ==========       ==========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 2001 AND 2000

                                                                     2001            2000
                                                                 ------------    ------------
      Operating Activities
      Net income                                                 $  1,272,379    $  1,046,444
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                           (137,549)        (95,477)
            Premiums on investments                                     5,124           5,741
      Loss on disposition of equipment                                 12,598              --
      Compensation expense on ESOP shares                             105,800         105,800
      Compensation expense on Management Recognition Plan             132,897         117,311
      Stock dividend received from FHLB                                    --         (45,300)
      ESOP market value expense                                        37,977          14,168
      Provision for losses on loans                                   385,000         209,800
      Deferred income taxes                                          (116,500)        (38,900)
      Depreciation                                                    398,647         224,810
      Income taxes                                                     28,593         (10,440)
      Net change in miscellaneous assets                             (338,103)        (95,617)
      Net change in miscellaneous liabilities                         226,035         106,523
                                                                 ------------    ------------
            Net cash provided by operating activities               2,012,898       1,544,863
                                                                 ------------    ------------
Investing Activities
      Net change in interest bearing deposits                      (7,854,938)      3,089,031
      Net change in loans receivable                              (17,183,728)    (21,578,683)
      Principal repayments of securities-held-to-maturity             616,856         790,159
      Purchase of Federal Home Loan Bank stock                       (564,600)       (610,400)
      Purchases of property and equipment                            (451,211)     (3,433,024)
                                                                 ------------    ------------
            Net cash used by investing activities                 (25,437,621)    (21,742,917)
                                                                 ------------    ------------
Financing Activities
      Net change in deposits                                       15,746,830      10,165,990
      Net change in escrow funds                                     (744,356)      1,826,689
      Purchase of common stock                                       (607,162)     (2,723,237)
      Cash dividends paid                                            (490,207)       (481,069)
      Proceeds (payment) on FHLB advances                           7,886,666      13,553,333
                                                                 ------------    ------------
              Net cash provided by financing activities            21,791,771      22,341,706
                                                                 ------------    ------------
              Net change in cash and cash equivalents              (1,632,952)      2,143,652

Cash and cash equivalents, beginning                                4,392,623       2,248,971
                                                                 ------------    ------------
Cash and cash equivalents, ending                                $  2,759,671    $  4,392,623
                                                                 ============    ============

Supplemental disclosure of cash flow information
Cash paid for:
     Taxes                                                       $    664,989    $    667,940
     Interest                                                       6,328,232       4,503,612

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a description of the more significant accounting policies which High Country Bancorp, Inc. (the Company and its wholly owned subsidiary High Country Bank formerly Salida Building and Loan Association (the Bank) and its wholly owned subsidiary High Country Title and Escrow Company follow in preparing and presenting the consolidated financial statements.

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

          High Country Title & Escrow Company provides title, escrow and closing services primarily in Chaffee County.

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

          Federal Home Loan Bank Stock
          The stock is an equity interest in the Federal Home Loan Bank of Topeka. The Bank, as a member of the FHLB, is required to maintain an investment in capital stock of the FHLB. The stock is carried at cost, as its cost is assumed to equal its market value. FHLB stock can only be sold at par value to the FHLB or to another member institution. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share) from the FHLB or another member institution.

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

          Management has determined that first mortgage loans on one-to-four family properties, home equity, second mortgage loans, and all consumer loans are large groups of smaller-balance homogenous loans that are collectively evaluated. Accordingly, such loans are outside the scope of FASB Statement Nos. 114 and 118.

          Management considers an insignificant delay, which is determined as 90 days by the Association, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the bank expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

          Loans Held for Sale
          Loans originated and held for sale in the secondary market are carried at the lower or cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

          Allowance for Loan Losses
          The allowance for loan losses is maintained at a level, which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operational, and other conditions that may be beyond the Bank's control.

                          HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1 OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued Loan Servicing
          The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

          Property and Equipment
          Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method over the estimated useful lives of the related assets. Estimated useful lives of furniture, fixtures, and equipment range from two to ten years; buildings and improvements range from five to forty years.

          Income Taxes
          Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance, which reflects expectations of the extent to which such assets will be realized. The Company and its subsidiaries file individual income tax returns.

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

          Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

          Stock Compensation Plan
          Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

          Advertising Costs
          Advertising costs are charged to expense as incurred.

NOTE -2   SECURITIES
          Securities are classified in categories and accounted for as follows:

          Mortgage-Backed Securities Held-to-Maturity
          The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 2001 and 2000 are as follows:

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized           Fair
                 2001                              Cost              Gains           Losses             Value
             ------------                      ------------     -------------     -------------    -------------
             Mortgage-backed securities
                GNMA certificates              $     627,745    $      12,387     $           0    $     640,132
                FHLMC certificates                   370,551            5,345            (5,696)         370,200
                FNMA certificates                  1,222,613           17,951                 0        1,240,564
                                               -------------    -------------     -------------    -------------
                                               $   2,220,909    $      35,683     $      (5,696)   $   2,250,896
                                               =============    =============     ==============   =============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE -2      SECURITIES (Continued)

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized           Fair
                 2000                              Cost              Gains           Losses             Value
             ------------                      ------------     -------------     -------------    -------------
             Mortgage-backed securities
                GNMA certificates              $     791,340    $           0     $      (3,442)   $     787,898
                FHLMC certificates                   426,071            7,814            (6,582)         427,303
                FNMA certificates                  1,425,478           14,927           (17,244)       1,423,161
                                               -------------    -------------     --------------   -------------
                                               $   2,642,889    $      22,741     $     (27,268)   $   2,638,362
                                               =============    =============     ==============   =============

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
                                               =============    =============     ==============   =============

          At June 30, investments with a carrying value of $1,808,760 (2001) and $2,156,158 (2000) were pledged as collateral for deposits of public funds.

NOTE -3   LOANS RECEIVABLE

          Loans receivable at June 30, are summarized as follows:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Loans secured by real estate:
                One-to-four family residences                                $     62,163,878    $    67,150,191
                Commercial real estate                                             29,562,996         18,694,660
                Construction                                                        9,059,977          7,522,069
                Land                                                                8,677,500          4,601,407
                                                                             ----------------    ---------------

                Total Loans Secured by Real Estate                                109,464,351         97,968,327

             Consumer loans, net of discounts                                      14,597,005         14,386,438
             Loans collateralized by savings accounts                                 740,310            587,521
             Commercial loans                                                      16,064,527         11,601,910
             Other loans                                                               50,317             21,115
                                                                             ----------------    ---------------
                Total Loans                                                       140,916,510        124,565,311

             Less:
                Undisbursed portion of loans in process                             3,026,054          3,069,165
                Deferred loan origination fees                                        626,181            595,844
                Allowance for loan losses                                           1,347,957          1,002,760
                                                                             ----------------    ---------------
                Loans Receivable, Net                                        $    135,916,318    $   119,897,542
                                                                             ================    ===============

             The changes in the allowance for loan losses were as follows:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Balance, beginning of year                                      $      1,002,760    $       909,471
             Provision for losses                                                     385,000            210,000
             Recoveries                                                                 1,027              4,493
             Losses incurred                                                          (40,830)          (121,204)
                                                                             -----------------   ----------------
             Balance, end of year                                            $      1,347,957    $     1,002,760
                                                                             ================    ===============

          At June 30, the Bank had adjustable interest rate loans of approximately $6,878,000 (2001) and $5,933,000 (2000). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate or prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rate the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -3   LOANS RECEIVABLE (Continued)
          As of June 30, 2001, $5,514,214 of loans had been pledged as collateral for deposits of public funds.

          Loans receivable at June 30 include loans to officers and directors of approximately $1,338,000 (2001) and $1,510,000 (2000). For the year ended June 30, 2001, $414,000 of new loans were made and payments of $461,000 were received and one loan of $125,000 was sold.

NOTE -4   LOAN SERVICING

          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                                                    2001            2000
                                                               -----------      ------------
             Mortgage loan portfolios serviced for:
                FHLMC                                          $ 3,635,591      $ 4,679,663
                                                               ===========      ===========

          In connection with these loans serviced for others at June 30, the Bank held borrowers' escrow balances of $456 (2001) and $394 (2000).

NOTE -5   ACCRUED INTEREST RECEIVABLE
          Interest receivable at June 30, relates to the following:

                                                                    2001                2000
                                                               ----------------    ---------------
             Loans                                             $      1,105,226    $       806,778
             Mortgage-backed securities                                  16,186             17,648
             Other investments                                                0                683
                                                               ----------------    ---------------

                                                               $      1,121,412    $       825,109
                                                               ================    ===============

NOTE -6   PROPERTY AND EQUIPMENT
          Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                                                     2001                2000
                                                               ----------------    ---------------
             Land and improvements                             $        584,132    $       572,269
             Buildings and improvements                               5,009,917          4,920,245
             Furniture, fixtures and equipment                        2,085,341          1,759,481
             Construction in progress                                    12,000             28,821
                                                               ----------------    ---------------
                                                                      7,691,390          7,280,816
             Less accumulated depreciation                           (1,579,483)        (1,208,877)
                                                               -----------------   ----------------

                                                               $      6,111,907    $     6,071,939
                                                               ================    ===============

          Depreciation  expense  for the years ended June 30,  totaled  $398,647
          (2001) and $224,810 (2000).

NOTE -7   DEPOSIT ACCOUNTS
          Deposit accounts at June 30 are summarized as follows:

                                                                      2001                        2000
                                                            ------------------------    ------------------------
                                                                    Weighted                    Weighted
                                                                     Average                     Average
                                                                Amount         Rate          Amount       Rate
                                                            ---------------    ----     ----------------  ----
             NOW accounts, including
                non-interest bearing
                deposits of $6,738,274 (2001)
                and $8,899,702 (2000)                       $    25,874,424    1.13%    $     22,151,987   1.27%
             Money market and
                savings accounts                                 23,065,825    2.95%          19,007,212   3.10%
             Certificate accounts                                49,576,979    5.83%          41,611,199   5.67%
                                                            ---------------             ----------------
                                                           $     98,517,228             $     82,770,398
                                                            ===============             ================

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -7   DEPOSIT ACCOUNTS (Continued)

          At June 30, 2001, scheduled maturities of the above certificate accounts are summarized as follows:

                                                            Year ending June 30,
                           -------------------------------------------------------------------------------------
                                                                                                      2006 and
                                 2002              2003              2004             2005           thereafter
                           ---------------     -------------    -------------     -------------    -------------
             3.01-4.00     $       516,851
             4.01-5.00           8,131,343     $   1,269,679    $      75,923
             5.01-6.00          13,717,297         5,582,208        1,056,612     $     601,863    $     347,455
             6.01-7.00           9,625,561         4,620,306          471,481           238,369          622,261
             7.01-8.00             911,865           684,006          254,719           346,414          502,766
                           ---------------     -------------    -------------     -------------    -------------

                           $    32,902,917     $  12,156,199    $   1,858,735     $   1,186,646    $   1,472,482
                           ===============     =============    =============     =============    =============

          The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30 was $13,899,773 (2001) and
          $11,105,764 (2000).

          Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

          Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             NOW accounts                                                    $        253,240    $       204,255
             Money market and savings accounts                                        689,816            561,101
             Certificate accounts                                                   2,719,762          2,098,309
                                                                             ----------------    ---------------
                                                                             $      3,662,818    $     2,863,665
                                                                             ================    ===============

NOTE -8   ADVANCES FROM FEDERAL HOME LOAN BANK
          Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                                            Interest
                                                               Rate                2001                2000
                                                            ----------       ----------------    ---------------
             Maturing within one year                        5.42-6.96%      $      4,500,000    $    12,630,000
             Maturing in 2003                                5.49-7.05%             9,999,999          3,000,000
             Maturing in 2004                                5.14-6.91%             7,500,000          6,833,333
             Maturing in 2005                                5.62-7.34%             5,500,000                  0
             Maturing in 2006                                5.54-6.98%             3,500,000          3,000,000
             Maturing after 2006                             5.37-6.10%            13,125,000          6,775,000
                                                                             ----------------    ---------------
                                                                                   44,124,999         32,238,333
             Line of credit                                       7.28%                     0          4,000,000
                                                                             ----------------    ---------------
                                                                             $     44,124,999    $    36,238,333
                                                                             ================    ===============

          Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB, which includes single family and commercial real estate loans.

          At June 30, 2001, the Bank has an approved line of credit subject to the maximum amount of credit available to the Bank under the FHLB's credit policies, which expires April 26, 2002. At June 30, 2000, the bank has drawn $4,000,000 on the line of credit. No amount was drawn on the line of credit at June 30, 2001.

          Interest was capitalized in the amount of $55,994, during the construction of the new building, for the year ended June 30, 2000.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9   INCOME TAXES
          The provision for income taxes consists of the following:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Current                                                         $        926,582    $       657,500
             Deferred                                                                (116,500)           (38,900)
                                                                             -----------------   ----------------
                                                                             $        810,082    $       618,600
                                                                             ================    ===============

          The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Provision for income taxes at statutory rate                    $        708,000    $       566,100
             Nondeductible expenses for tax purposes                                   32,000             28,300
             State income taxes, net of federal income
               tax benefit                                                             68,300             39,500
             Other, net                                                                 1,782            (15,300)
                                                                             ----------------    ----------------

                                                                             $        810,082    $       618,600
                                                                             ================    ===============

             Effective tax rates                                                           39%                37%

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets (liabilities) as of June 30 are as follows:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Difference between tax basis and
               carrying basis of FHLB stock                                  $       (196,600)   $      (202,000)
             Tax depreciation in excess of
               financial statement amounts                                           (101,100)           (84,000)
             Difference between tax basis and carrying
               basis of long term incentive plan                                      134,000            125,400
             Other                                                                     (2,400)             5,100
             Loan loss allowance                                                      328,900            201,800
                                                                             ----------------    ---------------

                      Net deferred tax asset                                 $        162,800    $        46,300
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

          The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:

                                                                                   2001                2000
                                                                             ----------------    ---------------
             FHLB stock dividends                                            $              0    $        16,700
             Accumulated depreciation                                                  17,100                100
             Allowance for loan losses - net                                         (127,100)           (42,700)
             Other                                                                      2,100             (5,100)
             Long-term incentive plan                                                  (8,600)            (7,900)
                                                                             -----------------   ----------------
                                                                             $       (116,500)   $       (38,900)
                                                                             =================   ================

                          HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9   INCOME TAXES (Continued)

          The Bank was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 2001, include approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

NOTE -10  REGULATORY CAPITAL REQUIREMENTS
          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 2001. The Bank meets all capital adequacy requirements to which it is subject.

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

                                                                                   2001                2000
                                                                             ----------------    ---------------
             Equity Per GAAP                                                 $     14,196,000    $    13,120,703
             Less Servicing Rights Plus Valuations                                     (1,000)            (2,236)
                                                                             -----------------   ----------------

             Equity Per GAAP- Tier I Capital                                       14,195,000         13,118,467
             Valuation Allowance                                                    1,348,000          1,002,760
                                                                             ----------------    ---------------

             Regulatory Capital                                              $     15,543,000    $    14,121,227
                                                                             ================    ===============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10     REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                                 Minimum Required       To Be Well Capitalized
                                                                    For Capital        Under Prompt Corrective
                                           Actual                Adequacy Purposes        Action Regulations
                                   Amount       Ratio            Amount      Ratio        Amount       Ratio
                                 -----------   -------          ---------   -------     ----------    -------
              2001
              ----
              Total Capital
                 (to Risk
                 Weighted
                 Assets)         $15,543,000    13.05%          $9,531,000   8.00%      $11,914,000    10.00%

              Tier I Capital
                 (to Risk
                 Weighted
                 Assets)          14,195,000    11.91            3,574,000   3.00         7,148,000     6.00

              Tier I Capital
                 (to Average
                 Assets)          14,195,000     9.42            2,261,000   1.50         7,537,000     5.00

              Tangible Capital
                 (to Tangible
                 Assets)          14,195,000     8.78            2,426,000   1.50           N/A

             2000
             ----
              Total Capital
                 (to Risk
                 Weighted
                 Assets)         $14,121,227    14.37%          $7,864,160   8.00%       $9,830,200    10.00%

              Tier I Capital
                 (to Risk
                 Weighted
                 Assets)          13,118,467    13.35            2,949,060   3.00         5,898,120     6.00

              Tier I Capital
                 (to Average
                 Assets)          13,118,467    10.65            1,846,911   1.50         6,156,370     5.00

              Tangible Capital
                 (to Tangible
                 Assets)          13,118,487     9.49            2,073,705   1.50           N/A

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

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11  BENEFIT PLANS

          The Bank adopted a Long-Term Incentive Plan in June 1997 covering the directors and key employees of the Bank. On June 30 of each year following 1997 the participants will have a contribution made to their account providing the participant continues to be an employee or director of the Bank. Prior to distribution under the terms of the Plan, each participant's account shall be credited with a rate of return, on any amounts previously credited, equal to the highest rate of interest paid by the Bank on one-year certificates of deposit, or after conversion the rate of return will equal the dividend-adjusted rate of return on the common stock.

          Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Bank's general assets. The Bank has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition, will be subject to the claims of the Bank's general creditors. The expense for the plan recognized for the years ended June 30, 2001 and 2000 was $32,987 and $32,821.

          As part of the conversion to stock, the Bank established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2001 and June 30, 2000, the outstanding balance of the note receivable was $626,865 and $732,665 and is presented as a reduction of stockholders' equity. ESOP compensation expense for the years ended June 30, 2001 and 2000 was $146,768 and $144,432.

          In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The statement was adopted December 9, 1997, the effective date of the Association's conversion to a stock company. The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value (as determined on a monthly basis) of the shares committed to be released,
          (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, dividends on allocated or committed shares are credited to the accounts of the participants and reported as dividends in the financial statements,
          (3) for an internally leveraged ESOP, the Company's loan receivable and the ESOP note payable as well as the interest income/expense is not reflected in the consolidated financial statements and (4) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

          The ESOP shares as of June 30, 2001 are as follows:
              Shares released                                            31,740
              Shares committed to be released for allocation             10,580
              Unreleased shares                                          63,480
                                                                  -------------
              Total ESOP shares                                         105,800
                                                                  =============

              Fair value of unreleased shares                     $     983,940
                                                                  =============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11  BENEFIT PLANS (Continued)

          The board of directors of the Company approved a Management Recognition Plan ("MRP") for directors and employees. The MRP was approved by the stockholders at the annual meeting in December 1998. The Company purchased in the open market 39,675 shares of its common stock, at a cost of $551,721, to fund the MRP. Under the terms of the plan 33,836 shares of common stock were awarded to directors and employees. The shares awarded pursuant to the MRP have a vesting schedule, which provides that 25% of the shares awarded will automatically vest on the effective date of the award and 25% will vest on each subsequent anniversary date. Compensation expense related to the MRP was $132,897 and $117,311 for the years ended June 30, 2001 and 2000.

          The bank also has a noncontributory 401(K) plan which employees may elect to join after 90 days of employment.

NOTE -12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 2001, the Bank has commitments to fund fixed rate mortgage loans of $2,641,000, with interest rates from 6.00% to 9.25%, unfunded lines of credit of $11,376,000, and letters of credit of $84,000. The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

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

NOTE -13  FAIR VALUES OF FINANCIAL INSTRUMENTS
          The estimated fair values of the financial instruments are as follows:

                                                          2001                                  2000
                                               Carrying              Fair             Carrying          Fair
                                                Amount               Value           Amount             Value
                                            --------------    -------------     ---------------     ------------
             Financial Assets:
             Cash                           $    2,759,671    $   2,759,671        $  4,392,623     $  4,392,623
             Interest-bearing deposits           9,175,856        9,175,856           1,320,918        1,320,918
             Mortgage backed securities          2,220,909        2,250,896           2,642,889        2,638,362
             Securities held to maturity                 0                0             200,000          199,947
             FHLB stock                          2,421,600        2,421,600           1,857,000        1,857,000
             Loans receivable - net            136,833,818      143,175,000         119,897,542      120,116,000

             Financial liabilities
             Deposits                           98,517,228       99,311,000          82,770,398       82,430,000
             Advances from FHLB                 44,124,999       44,989,000          36,238,333       35,431,000

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -14     OTHER NON-INTEREST EXPENSE

                                                                                     2001                2000
                                                                                  -----------         ----------
             Advertising                                                          $    78,798         $   89,198
             Stationery Supplies                                                      150,612            140,250
             Postage                                                                  102,142             92,066
             Telephone                                                                 59,692             40,945
             Dues and Subscriptions                                                    43,867             37,365
             Community Support                                                         48,416             30,878
             Bank Charges                                                              42,857             36,733
             Other                                                                    121,691             78,798
                                                                                  -----------         ----------

                                                                                  $   648,075         $  546,233
                                                                                  ===========         ==========

NOTE - 15 STOCKHOLDERS' EQUITY
          In the years ended June 30, 2001 and 2000, the Company purchased 42,233 and 227,494 shares of its common stock, at a cost of $607,162 and $2,723,237, and retired the stock in accordance with Colorado Revised Statutes.

          For the years ended June 30, 2001 and 2000, the Company paid a cash dividend of $.50 and $.45 per share respectively.

NOTE - 16 STOCK OPTION PLAN
          The stockholders approved the adoption of the 1998 incentive stock option plan, providing for the award of incentive stock options to key employees and directors of the Company, and its affiliates at the discretion of the Board of Directors. Under the terms of the plan 116,376 shares of the Company's common stock were granted to employees and directors on December 17, 1998. Such options have an option exercise price of $13.125, which was the fair value of the stock at December 17, 1998. The aggregate number of shares deliverable pursuant to awards shall not exceed 145,475 shares. Such stock options will have a term of ten years and a vesting schedule, for employees, which provides that one third of the options vested at the date of the grant and one third will vest January 1, 1999 and one-third January 1, 2000. The directors' options vested at the date of the grant.

          The Company applies APB Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date (1998) as prescribed by SFAS 123, the effect would not have been material to net income or earnings per share.

          A summary of the status of the Company's stock option plan is presented below:

                                                                                      2001                2000
                                                                                    ---------           --------
             Outstanding at the beginning of year                                     116,376            116,376
             Granted                                                                        0                  0
             Exercised                                                                      0                  0
             Forfeited                                                                      0                  0
             Outstanding at year end                                                  116,376            116,376

             Options exercisable at year end                                          116,376            116,376

          The exercise price for the outstanding options is $13.125 and the remaining contractual life is 7.6 years.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16  IMPACT OF NEW ACCOUNTING STANDARDS
          Accounting For Derivatives and Similar Financial Instruments and For Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, which was subsequently amended by Statement No. 139. The Statement requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition, and is effective for fiscal years beginning after June 15, 2000. The impact of adopting this statement on July 1, 2000, did not have a material affect on the financial statements.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101. SAB No. 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and was effective for the Company's fourth quarter in fiscal 2001.

          In March 2000, The Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" - an interpretation of APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The impact was not material on the consolidated financial statements or results of operations of the Company of this new standard.

NOTE -17  CONTINGENCIES AND COMMITMENTS
          In the normal course of business, the Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE -18  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
          The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc.,

                                                                                   2001                2000
                                                                             ----------------    ---------------
             CONDENSED BALANCE SHEET
             ASSETS
                 Cash and equivalents                                        $      2,550,640    $       291,757
                 Investment in subsidiary                                           8,237,730          7,189,424
                 Note due from subsidiary                                                   0          3,000,000
                 ESOP note receivable                                                 626,865            732,665
                 Other                                                                  2,307                  0
                                                                             ----------------    ---------------

                                                                             $     11,417,542    $    11,213,846
                                                                             ================    ===============
             LIABILITIES AND STOCKHOLDERS' EQUITY
                 Accruals                                                    $              0    $         7,700
                 Stockholders' equity                                              11,417,542         11,206,146
                                                                             ----------------    ---------------

                                                                             $     11,417,542    $    11,213,846
                                                                             ================    ===============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16     CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

             CONDENSED STATEMENT OF INCOME

             For the years ended June 30, 2001 and
             June 30, 2000
             Equity in undistributed net income of subsidiary                $      1,248,017    $       960,396
             Other net                                                                 22,482             86,048
                                                                             ----------------    ---------------

                                                                             $      1,270,499    $     1,046,444
                                                                             ================    ===============

             CONDENSED STATEMENT OF CASH FLOWS

             For the years ended June 30, 2001 and June 30, 2000
             Operating Activities:
             Net income                                                      $      1,270,499    $     1,046,444
             Adjustments to reconcile net income to cash
             provided by operating activities:
             Equity in undistributed net income of
             subsidiary                                                            (1,248,017)          (960,396)
             Other                                                                     27,970             12,490
                                                                             ----------------    ---------------

             Net cash provided by operations                                           50,452             98,538
                                                                             ----------------    ---------------

             Investing Activities:
             ESOP note payment                                                        105,800            105,800

             Loan (to) payment from subsidiary                                      3,000,000           (500,000)
             Dividends received                                                       200,000            400,000
                                                                             ----------------    ---------------

             Net cash used in investing activities                                  3,305,800              5,800
                                                                             ----------------    ---------------
             Financing Activities:
             Purchase of common stock                                                (607,162)        (2,723,237)
             Dividends paid                                                          (490,207)          (481,069)
                                                                             ----------------    ----------------

             Net cash provided (used) by financing activities                      (1,097,369)        (3,204,306)
                                                                             -----------------   ----------------

             Net increase (decrease) in cash                                        2,258,883         (3,099,968)

             Cash beginning                                                           291,757          3,391,725
                                                                             ----------------    ---------------

             Cash ending                                                     $      2,550,640    $       291,757
                                                                             ================    ===============

                         MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK AND DIVIDENDS PAID

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." As of September 15, 2001, there were 1,024,809 shares of the Common Stock issued and outstanding and approximately 331 holders of record of the Common Stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the first quarter of fiscal 2000.

                                            HIGH BID (1)      LOW BID (1)           DIVIDENDS PAID
                                            ------------      -----------           --------------
     Fiscal 2000:
         First Quarter                         13.00             12.13                     --
         Second Quarter                        13.50             11.50                    0.20
         Third Quarter                         12.25              9.75                     --
         Fourth Quarter                        12.13              9.69                    0.25

     Fiscal 2001:
         First Quarter                         11.75             11.00                     --
         Second Quarter                        14.00             11.31                    0.25
         Third Quarter                         15.50             13.25                     --
         Fourth Quarter                        15.53             15.00                    0.25

     ______________
     (1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

DIVIDEND RESTRICTIONS

     The payment of dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Bank, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future.

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

SCOTT G. ERCHUL                             RICHARD A. YOUNG
Vice President of the Company               Partner of Swartz & Young, P.C.
and the Bank


                                                    EXECUTIVE OFFICERS

LARRY D. SMITH                              SCOTT G. ERCHUL                             FRANK L. DELAY
President and Chief Executive Officer of    Vice President of the Company               Chief Financial Officer of the
the Company and the Bank                    and the Bank                                Company and the Bank


                                                     OFFICE LOCATIONS

MAIN OFFICE:                                BRANCH OFFICE:          BRANCH OFFICE:      BRANCH OFFICE:
7360 West US Highway 50                     130 West 2nd            600 Harrison        713 East Main
Salida, Colorado                            Salida, Colorado        Leadville,          Buena Vista, Colorado
                                            Colorado


                                                    GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS                ANNUAL MEETING ANNUAL                      REPORT ON FORM 10-KSB
Grimsley, White & Company,               The 2001 Annual Meeting of Stockholders      A copy of the Company's Annual Report
Certified Public Accountants             will be held on October 30, 2001 at 5:00     on Form 10-KSB for the fiscal year
La Junta, Colorado                       p.m. at High Country Bank, 7360 West US      ended June 30, 2001 as filed with the
                                         Highway 50, Salida, Colorado  81210          Securities and Exchange Commission
GENERAL COUNSEL                                                                       will be furnished without charge to
Rush and Rush, P.C.                      TRANSFER AGENT AND REGISTRAR                 stockholders as of the record date
Salida, Colorado                         Illinois Stock Transfer                      for the 2001 Annual Meeting upon
                                         209 West Jackson Boulevard                   written request to Richard A. Young,
SPECIAL COUNSEL                          Suite 903                                    Secretary, High Country Bancorp,
Stradley Ronon Housley Kantarian &       Chicago, Illinois  60606                     Inc., 7360 West US Highway 50,
Bronstein, LLP                           Phone 1-800-757-5755                         Salida, Colorado  81201.
1220 19th Street, N.W., Suite 700        Fax 1-312-427-2879
Washington, D.C.  20036
