Form 10KSB, Exhibit 13
period 2002-06-30
HIGH COUNTRY BANCORP INC
filed 2002-09-27
CIK 1044676

[ L O G O ]




                           HIGH COUNTRY BANCORP, INC.


                                ANNUAL REPORT FOR

                                 THE YEAR ENDED

                                  JUNE 30, 2002

                     [HIGH COUNTRY BANCORP, INC. LETTERHEAD]





TO OUR STOCKHOLDERS:

     Management and the Board of Directors of High Country Bancorp, Inc. are pleased to present this Annual report to the Stockholders. We thank you for your support during the successful completion of another year.

     During fiscal 2002, assets increased from $161.3 million to 176.6 million. This growth was a result of loan demand in the local economy, which continues to be solid. We continue to diversify our operations in order to expand our customer base. As a result, net income increased 31.4% from $1.27 million to $1.67 million or $1.85 per share. Book value per share increased from $16.09 to $17.82.

     The Board of Directors has continued to work diligently to establish an operations infrastructure to manage the diversity of our balance sheet and meet the challenges of the economy. We continue to retain qualified employees to maintain the current level of business and prepare for anticipated growth. Overall, asset quality remains good despite a declining national economy and a local economy that has suffered by a reduction of tourism as a result of the forest fires and drought conditions.

     We continue to repurchase stock when available. The Board of Directors believes our stock is undervalued. Our Secondary Mortgage Loan Department processed record levels of loans during the past year. The Commercial Loan Department and the Consumer Loan Department are successfully increasing volumes. The Operations Department has succeeded in growing core deposits. Additionally, branch offices in Salida, Leadville, and Buena Vista have shown good growth. We continue to study expansion alternatives.

     Our 116 years of service and sound financial condition allow us to contribute to growth within our communities. We continue our commitment to our local customers.

     We appreciate your support and invite you to review this Financial Report. We look forward to meeting the challenges of the financial services industry.


/s/ Larry D. Smith

Larry D. Smith, President and
  Chief Executive Officer

                              FINANCIAL HIGHLIGHTS

                                                                 AT JUNE 30,                  CHANGE
                                                          -------------------------    ---------------------
                                                            2002             2001       AMOUNT       PERCENT
                                                          --------        ---------    --------      -------
                                                                              (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  Total assets.........................................   $ 176,585     $   161,331   $   15,254       9.46%
  Loans receivable, net................................     143,837         136,834        7,003       5.12
  Mortgage-backed and related securities...............      10,610           2,221        8,389     377.71
  Investment securities................................       2,422           2,422           --         --
  Deposits.............................................     116,142          98,517       17,625      17.89
  Stockholders' equity.................................      16,131          16,559         (428)     (2.58)
  Number of common shares outstanding..................     905,409       1,028,992     (123,583)    (12.01)

                                                             FOR THE YEAR ENDED
                                                                  JUNE 30,                    CHANGE
                                                          -----------------------      -----------------------
                                                             2002          2001         AMOUNT        PERCENT
                                                          ---------     ---------      -----------------------
                                                                                (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
  Interest income......................................   $  12,756     $  12,331     $    425          3.45%
  Interest expense.....................................       6,068         6,333         (265)        (4.18)
  Net interest income..................................       6,688         5,998          690         11.50
  Provision for loan losses............................         236           385         (149)       (38.70)
  Net interest income after provision
    for loan losses....................................       6,452         5,613          839         14.95
  Non-interest income..................................       1,863         1,225          638         34.25
  Non-interest expense.................................       5,617         4,756          861         18.10
  Net earnings.........................................       1,671         1,272          399         31.37

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SELECTED FINANCIAL CONDITION DATA:

                                                                          AT JUNE 30,
                                                -----------------------------------------------------------
                                                   2002         2001         2000         1999        1998
                                                --------     --------     --------     --------    --------
                                                                         (DOLLARS IN THOUSANDS)
Total assets.................................   $176,585     $161,331     $137,735     $114,014    $100,589
Cash.........................................      2,874        2,760        4,393        2,249       2,999
Interest-earning deposits....................      8,590        9,176        1,321        4,410       6,963
Securities available for sale................         --           --           --           --          --
Securities  held to maturity.................     10,610        2,221        2,843        3,639       4,637
Loans receivable, net........................    143,837      136,834      119,898       98,433      81,359
Savings deposits.............................    116,142       98,517       82,770       72,604      63,425
Stockholders' equity.........................     16,131       16,559       16,108       18,028      18,279
______________________________________________

Number of:
    Real estate loans outstanding............      1,179        1,285        1,282        1,231       1,185
    Savings accounts.........................     14,049       13,235       11,839       11,064      10,199
    Full-service offices.....................          4            4            4            3           3

SELECTED OPERATIONS DATA:

                                                                      YEAR ENDED JUNE 30,
                                                -------------------------------------------------------------
                                                 2002          2001          2000          1999         1998
                                                -------       -------       --------     --------    --------
                                                                           (IN THOUSANDS)
Interest income..............................   $12,756       $ 12,331      $ 9,536      $  8,536    $  7,033
Interest expense.............................     6,068          6,333        4,499         3,920       3,266
                                                -------       --------      -------      --------    --------
    Net interest income......................     6,688          5,998        5,037         4,616       3,767
Provision for loan losses....................       236            385          210           230         219
                                                -------       --------      -------      --------    --------
    Net interest income after provision
      for loan losses........................     6,452          5,613        4,827         4,386       3,548
                                                -------       --------      -------      --------    --------
Noninterest income...........................     1,863          1,225          590           189         158
                                                -------       --------      -------      --------    --------
    Subtotal.................................     8,315          6,838        5,417         4,575       3,706
                                                -------       --------      -------      --------    --------

Noninterest expense:
  Compensation and benefits..................     3,379          2,742        2,216         1,866       1,506
  Other......................................     2,238          2,014        1,536         1,362       1,119
                                                -------       --------      -------      --------    --------
    Total noninterest expense................     5,617          4,756        3,752         3,228       2,625
                                                -------       --------      -------      --------    --------
Income before taxes..........................     2,698          2,082        1,665         1,347       1,081
Income tax expense...........................     1,027            810          619           507         428
                                                -------       --------      -------      --------    --------
    Net income...............................   $ 1,671       $  1,272      $ 1,046      $    840    $    653
                                                =======       ========      =======      ========    ========


OPERATING RATIOS
----------------

                                                                           AT OR FOR THE YEAR
                                                                              ENDED JUNE 30,
                                                                          ---------------------
                                                                            2002         2001
                                                                          -------      --------
PERFORMANCE RATIOS:

Return on assets (ratio of net earnings
  to average total assets).............................................     0.99%        0.84%

Return on equity (ratio of net earnings to average equity).............    10.54         7.77

Ratio of average interest-earning assets to
  average interest-bearing liabilities.................................   110.31       112.09

Ratio of net interest income, after provision
  for loan losses, to noninterest expense..............................   114.84       118.49

Net interest rate spread  (difference between weighted
  average yield on interest-earning assets and weighted
  average cost of interest-bearing liabilities)........................     3.80         3.68

Net yield on average interest-earning assets...........................     4.19         4.23

QUALITY RATIOS:

Non-performing loans to total loans
  at end of period.....................................................   1.13           1.31

Non-performing loans to total assets...................................   0.92           1.11

Non-performing assets to total assets
  at end of period.....................................................   0.96           1.11

Allowance for loan losses to non-performing
  loans at end of period...............................................  91.27          75.64

Allowance for loan losses to total loans...............................   1.03           0.99

CAPITAL RATIOS:

Equity to total assets at end of period................................   9.13          10.26

Average equity to average assets.......................................   9.35          10.86


                      BUSINESS OF THE COMPANY AND THE BANK

     HIGH COUNTRY BANCORP, INC. High Country Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Colorado in August 1997 for the purpose of becoming a savings and loan holding company for Salida Building and Loan Association which changed its name to High Country Bank (the "Bank") in February 2000. On December 9, 1997, the Bank consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 1,322,500 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $13.2 million and net proceeds of $12.7 million. The Company purchased all of the capital stock of the Bank with $5.8 million of the offering proceeds. On May 24, 1999, the Company announced that it was commencing a stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 132,250 shares, over a 12-month period. On March 20, 2000, the Company announced a second stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 119,025 shares, over a 12-month period. On November 8, 2000, the Company announced a third stock repurchase program to acquire up to 10% of the Company's outstanding shares of common stock, or up to 107,123 shares over a twelve month period. These repurchase programs, all of which have been completed, resulted in the repurchase of
400,291 shares of Company Common Stock. On November 5, 2001, the Company announced a fourth stock repurchase program to acquire up to 10% of the Company's outstanding shares of Common Stock, or up to 92,221 shares, over a 12-month period. Through September 16, 2002, 16,800 shares have been repurchased.

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

     The Company's executive offices are located at 7630 West US Highway 50, Salida, Colorado. Its telephone number is (719) 539-2516.

     HIGH COUNTRY BANK. The Bank is a federal stock savings and loan association operating through offices located in Salida (2), Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Bank was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Bank received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Bank became a federally chartered association on August 16, 1993 under the name of Salida Building and Loan Association. Effective December 9, 1997, the Bank became a stock savings and loan association. The Company's subsidiary, High Country Title and Escrow Company, offers title insurance and escrow closing services within the Bank's market area. At June 30, 2002, the Bank had total assets of $176.6 million, loans receivable (net) of $143.8 million, total deposits of $116.1 million and equity of $16.1 million.

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

     The Bank's executive offices are located at 7360 West US Highway 50, Salida, Colorado 81201-0309 and its main telephone number is (719) 539-2516.

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

FORWARD-LOOKING STATEMENTS

     When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition and information provided by third-party vendors that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ASSET/LIABILITY MANAGEMENT

     The Bank's asset/liability management strategy has been to emphasize shorter term loans and develop a deposit portfolio of transaction accounts. Beginning in late fiscal 1999 the Bank began selling long-term fixed-rate loans in the secondary market. The Bank's business plan calls for continued emphasis on shorter term, adjustable rate loans and sales of long-term fixed-rate loans.

     As noted above, the Bank is seeking to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of no more than 10 years and by selling long-term fixed-rate loans. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Bank's net interest income.

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

     Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. As noted above, the Bank is attempting to improve its significant negative gap by emphasizing the origination of shorter term consumer and commercial business loans.

     NET PORTFOLIO VALUE. In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. Currently, interest rate sensitivity is calculated to determine the amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 3% increases and decreases in market interest rates. In the Bank's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 2002 in the event of 1%, 2% and 3% instantaneous and permanent increases in market interest rates, respectively. Due to an abnormally low prevailing interest rate environment, only a 1% instantaneous and permanent decrease in market interest rates is included. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                  NET PORTFOLIO VALUE                          NPV AS % OF PORTFOLIO VALUE OF ASSETS
      CHANGE             -----------------------------------------             -------------------------------------
      IN RATES           $ AMOUNT        $ CHANGE       % CHANGE               NPV RATIO       BASIS  POINT  CHANGE
      --------           --------        --------       --------               ---------       --------------------
                                             (DOLLARS IN THOUSANDS)
      + 300 bp           $ 22,644         -2,722            (11)%                 12.40%               (99) bp
      + 200 bp             24,003         -1,362             (5)                  12.96                (43) bp
      + 100 bp             24,925           -441             (2)                  13.30                (10) bp
          0 bp             25,366                                                 13.40
      - 100 bp             25,191           -174             (1)                  13.21                (19) bp

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2002 given a hypothetical 200 basis point rate change in market interest rates.

                                                                   JUNE 30, 2002
                                                                   -------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets .........  13.40%
Exposure Measure: Post-Shock NPV Ratio .............................  12.96%
Sensitivity Measure: Change in NPV Ratio ...........................  43 bp


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

                                                                         YEAR ENDED JUNE 30,
                                               ---------------------------------------------------------------------------
                                                             2002                                    2001
                                               ---------------------------------       -----------------------------------
                                                                         AVERAGE                                   AVERAGE
                                               AVERAGE                   YIELD/        AVERAGE                      YIELD/
                                               BALANCE      INTEREST      COST         BALANCE       INTEREST        COST
                                               -------      --------     -------       -------       --------      -------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Interest-bearing deposits...................   $ 10,615     $   222       2.09%        $    4,091    $     52       1.27%
  Investments...............................      9,876         441       4.47              4,766         353       7.41
  Loans.....................................    139,092      12,093       8.69            132,967      11,926       8.97
                                               --------     -------                    ----------    --------
Total interest-earning assets ..............    159,583      12,756       7.99            141,824      12,331       8.69
                                                            -------                                  --------
Non-interest-earning assets.................      9,944                                     8,915
                                               --------                                ----------
Total assets................................   $169,527                                $  150,739
                                               ========                                ==========

INTEREST-BEARING LIABILITIES:
  Savings deposits..........................   $102,153     $ 3,488       3.41         $   83,947    $  3,663       4.36
  FHLB advances.............................     42,510       2,580       6.07             42,581       2,670       6.27
                                               --------     -------                    ----------    --------
Total interest-bearing liabilities..........    144,663       6,068       4.19            126,528       6,333       5.01
                                                            -------                                  --------
Non-interest bearing liabilities............      9,005                                     7,848
                                               --------                                ----------
Total liabilities...........................    153,668                                   134,376
Equity......................................     15,859                                    16,363
                                               --------                                ----------
Total liabilities and equity................   $169,527                                $  150,739
                                               ========                                ==========
Net interest income.........................                $ 6,688                                  $  5,998
                                                            =======                                  ========
Net interest rate spread (1)................                              3.80%                                     3.68%
                                                                         =====                                     =====
Net interest\dividend earning assets........                $14,920                                  $ 15,296
                                                            =======                                  ========
Net interest margin (2).....................                              4.19%                                     4.23%
                                                                         =====                                     =====
Average interest-earning assets to
  average interest-bearing liabilities (3)..                 110.31%                                   112.09%
                                                            =======                                  ========

____________
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

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

                                                   YEAR ENDED JUNE 30,
                                         -------------------------------------------
                                                2002        VS.         2001
                                         -------------------------------------------
                                                      INCREASE (DECREASE)
                                                            DUE TO
                                         -------------------------------------------
                                                                   RATE/
                                         VOLUME       RATE         VOLUME      TOTAL
                                         ------       ----         ------      -----
                                                        (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits............  $    83      $   34       $    53     $    170
  Investments..........................      378        (140)         (150)          88
  Loans................................      549        (365)          (17)         167
                                         -------      ------       -------     --------
    Total interest-earning assets......    1,010        (471)         (114)         425
                                         -------      ------       -------     --------

INTEREST-BEARING LIABILITIES:
  Deposits.............................      794        (797)         (172)        (175)

  FHLB advances........................       (5)        (85)            0          (90)
                                         -------      ------       -------     --------
     Total interest-bearing
       liabilities.....................      789        (882)         (172)        (265)
                                         -------      ------       -------     --------
  Increase (decrease) in net interest
    income.............................  $   221      $  411       $    58     $    690
                                         =======      ======       =======     ========

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND JUNE 30, 2001

     The Company's total assets increased by $15.3 million or 9.5% from $161.3 million at June 30, 2001 to $176.6 million at June 30, 2002. The increase in assets was due to mortgage-backed securities growth of $8.1 million and loan growth of $7.0 million.

     Mortgage-backed securities classified as "held to maturity" increased by $8.1 million from $2.2 million at June 30, 2001 to $10.3 million at June 30, 2002. The Bank purchased adjustable-rate GNMA and FHLMC mortgage backed securities in order to improve investment yields as compared to interest-bearing deposits and lower interest rate risk. At June 30, 2002 the securities had an estimated fair value of $10.3 million. The Bank purchased $300,000 in local municipal bonds in March 2002. The bonds are classified as "held to maturity." At June 30, 2002 the securities had an estimated fair value of $310,000. The balance of the Company's investment portfolio was interest-bearing deposits which totaled $8.6 million at June 30, 2002. In the upcoming months, these funds may be used for paying down FHLB advances, seasonal deposit withdrawals, loan demand and investment purchases.

     Net loans increased $7.0 million from $136.8 million at June 30, 2001 to $143.8 million at June 30, 2002. The increase in loans occurred in commercial real estate loans which increased $6.0 million, land loans which increased by $2.6 million and commercial nonmortgage loans which increased by $2.5 million. The Bank benefited from strong local demand for purchase financing and loan refinancing. The loan growth in these areas offset a $3.0 million decrease in single-family loans with the refinancing of portfolio loans into sold loans.

     During the year, the Bank continued the program of ongoing loan sales of fixed-rate loans to the Federal Home Loan Mortgage Corporation (FHLMC). Loan sales for the year ended June 30, 2002 were $50.9 million compared to $28.0 million for the year ended June 30, 2001. The sales began in order to manage interest rate risk, compete with mortgage companies and increase fee income. At June 30, 2002, loans held for sale were $642,000. The loans are valued at the lower of cost or market.

     As of June 30, 2002 and June 30, 2001, the non-performing loans in the Bank's portfolio were $1.6 and $1.8 million, respectively. The largest non-performing loan totals $729,000 and is a business purpose loan secured by two single-family residences and vacant land. No loss is expected on this loan. The total non-performing loans at June 30, 2002 included 22 loans secured by commercial real estate, single family residences, vacant land, business equipment and autos. During 2002, the Bank's primary lending area was and continues to be affected by a major drought. This drought and nearby forest fires negatively impacted the local tourism economy during the summer of 2002.
Local businesses affected include local motels, rafting companies, and retailers. The Bank's largest borrower, whose primary business is rafting, has experienced significantly reduced sales. Although as of June 30, 2002, the loans to the largest borrower and other local tourism related businesses were not included with non-performing loans, management believes that because of the drought a number of these loans may eventually be disclosed as non-performing.

     The allowance for loan losses totaled $1.5 million at June 30, 2002 and $1.3 million at June 30, 2001. At June 30, 2002 and June 30, 2001, the ratio of the allowance for loan losses to net loans was 1.03% and 0.99%, respectively. There was $105,000 of loans charged off and $6,000 in recoveries of previous loan losses during the year ended June 30, 2002. The determination of the allowance for loan losses is based on a review and classification of the Bank's portfolio and other factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Particular attention was focused on the Bank's commercial loan portfolio and any impaired loans. The Bank believes the current level of allowance for loan losses is adequate to provide for probable future losses, although there are no assurances that probable future losses, if any, will not exceed estimated amounts.

     At June 30, 2002 deposits increased to $116.1 million from $98.5 million at June 30, 2001 or a net increase of 17.9%. The increase funded investment in mortgage-backed securities and loan growth. Competitive rates and stock market uncertainty fueled the growth. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     Advances from the Federal Home Loan Bank decreased to $42.6 million at June 30, 2002 from $44.1 million at June 30, 2001. Funds from deposit growth and interest-bearing deposits were used to pay off maturing advances.

     On November 5, 2001, the Company announced a plan to repurchase up to 10% or 92,221 shares of the outstanding stock. Since November 5, 2001, the Bank has repurchased 16,800 shares at a cost of $282,000. For the year ended June 30, 2002, the Bank repurchased 123,583 shares at a cost of $2.0 million. The Company paid dividends of $0.25 per share in November 2001 and May 2002.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2002 AND 2001

     NET INCOME. The Company's net income for the year ended June 30, 2002 was $1.7 million compared to $1.3 million for the year ended June 30, 2001. The increase in net income resulted primarily from increased interest income and non-interest loan sale income which offset increased compensation, and occupancy expenses.

     NET INTEREST INCOME. Net interest income for the year ended June 30, 2002 was $6.7 million compared to $6.0 million for the year ended June 30, 2001. The increase is attributed to increased interest earned on interest earning assets due to loan growth, mortgage-backed security purchases and higher average interest-bearing deposits. Interest expense decreased due to lower interest costs which offset the increase in interest bearing liabilities. The average yield on interest earning assets decreased from 8.69% for the year ended June 30, 2001 to 7.99% for the year ended June 30, 2002. The decrease in yield is associated with the growth in lower earning interest bearing deposits and mortgage backed securities and lower rate loan refinances. The average cost of interest bearing liabilities also decreased from 5.01% for the year ended June 30, 2001 to 4.19% for the year ended June 30, 2002.

The decrease in average cost is due to less reliance on higher costing FHLB advances and lower deposit rates. The interest rate spread increased from 3.68% for the year ended June 30, 2001 to 3.80% for the year ended June 30, 2002.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $236,000 for the year ended June 30, 2002 compared to $385,000 for the year ended June 30, 2001. The decrease in the provision was due to relative stability of non-performing loans.

     NON-INTEREST INCOME. Non-interest income increased from $1.2 million for the year ended June 30, 2001 to $1.9 million for the year ended June 30, 2002. The increase is primarily due to loan sales of $50.9 million for the year ended June 30, 2002 compared to $28.0 million for the year ended June 30, 2001. Title and escrow fees and other income also increased due to greater loan activity resulting from historically low mortgage loan interest rates.

     NON-INTEREST EXPENSE. Non-interest expense increased from $4.8 million for the year ended June 30, 2001 to $5.6 million for the year ended June 30, 2002. The majority of the increase was in compensation and benefit expense, occupancy expense and other expenses. The increases are tied to additional employees and other expenses due to growth.

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

IMPACT OF NEW ACCOUNTING STANDARDS

     In December 2001, the Accounting Standards Executive Committee issued Statement of Position 01-06, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. This SOP reconciles and conforms, as appropriate, the accounting and financial reporting provisions established by the BSI Guide, CU Guide, and FC Guide. This SOP eliminates differences in accounting established by the Guides where such differences are not warranted. In addition, the SOP carries forward accounting guidance for transactions unique to certain financial entities. Most of the differences between the respective guides represent presentation or disclosure requirements. The impact of adopting this SOP in December 2001 did not have a material affect on the financial statements or the disclosures.

                        CONSOLIDATED FINANCIAL STATEMENTS
                   HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES

                                                                           PAGE

Independent Auditors' Report                                                15

Consolidated Statements of Financial Condition as of June
  30, 2002 and 2001                                                         16

Consolidated Statements of Income for the Years Ended June
  30, 2002 and 2001                                                         17

Consolidated Statements of Equity for the Years Ended June
  30, 2002 and 2001                                                         18

Consolidated Statements of Cash Flows for the Years Ended June
  30, 2002 and 2001                                                         19

Notes to Consolidated Financial Statements                                  20

                            GRIMSLEY, WHITE & COMPANY

                          Certified Public Accountants
                           And Management Consultants

                                                                301 Raton Avenue
                                                   La Junta, Colorado 81050-1697
                                                                    719-384-5489








                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                           /s/ Grimsley, White & Company

                                           GRIMSLEY, WHITE & COMPANY


La Junta, Colorado
August 27, 2002

                           HIGH COUNTRY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 2002 AND 2001

                          ASSETS                                                     2002                2001
                                                                                 -------------       --------------
Cash and amounts due from banks                                                  $   2,873,502        $   2,759,671
Interest- bearing deposits at other institutions                                     8,590,443            9,175,856
Mortgage-backed securities, held to maturity                                        10,306,936            2,220,909
Securities held to maturity                                                            303,039                   --
Loans receivable - net                                                             143,195,129          135,916,318
Loans held for sale                                                                    642,000              917,500
Federal Home Loan Bank stock, at cost                                                2,421,600            2,421,600
Accrued interest receivable                                                          1,299,341            1,121,412
Property and equipment, net                                                          6,069,688            6,111,907
Mortgage servicing rights                                                                6,788               14,504
Prepaid expenses and other assets                                                      693,583              508,187
Deferred income taxes                                                                  183,100              162,800
                                                                                 -------------        -------------
            TOTAL ASSETS                                                         $ 176,585,149        $ 161,330,664
                                                                                 =============        =============

                  LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                                         $ 116,142,046         $ 98,517,228
Advances by borrowers for taxes and insurance                                                -               29,724
Escrow accounts                                                                        657,271            1,070,624
Accounts payable and other liabilities                                               1,013,064              988,588
Advances from Federal Home Loan Bank                                                42,641,665           44,124,999
Accrued income taxes payable                                                                --               40,167
                                                                                 -------------        -------------

            TOTAL LIABILITIES                                                      160,454,046          144,771,330
                                                                                 -------------        -------------
Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                  --                   --
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 905,409 (2002)and 1,028,992 shares (2001)                      9,054               10,290
Paid-in capital                                                                      7,262,469            9,151,686
Retained earnings - substantially restricted                                         9,461,842            8,215,667
Note receivable from ESOP Trust                                                       (521,065)            (626,865)
Deferred MRP stock awards                                                              (81,197)            (191,444)
                                                                                 -------------        -------------

            TOTAL EQUITY                                                            16,131,103           16,559,334
                                                                                 -------------        -------------

            TOTAL LIABILITIES AND EQUITY                                         $ 176,585,149        $ 161,330,664
                                                                                 =============        =============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                     2002              2001
                                                                                 ------------      ------------
Interest Income
      Interest on loans                                                          $ 12,092,902      $ 11,926,363
      Interest on securities held-to-maturity                                         306,060           178,492
      Interest on other interest- bearing assets                                      356,547           226,839
                                                                                 ------------      ------------

                  Total interest income                                            12,755,509        12,331,694
                                                                                 ------------      ------------
Interest Expense
      Deposits                                                                      3,488,371         3,662,818
      Federal Home Loan Bank advances                                               2,579,583         2,670,482
                                                                                 ------------      ------------

                  Total interest expense                                            6,067,954         6,333,300
                                                                                 ------------      ------------

                  Net interest income                                               6,687,555         5,998,394
Provision for losses on loans                                                         236,000           385,000
                                                                                 ------------      ------------
                  Net income after provision
                        for loan losses                                             6,451,555         5,613,394
                                                                                 ------------      ------------
Noninterest Income
      Service charges on deposits                                                     262,747           209,496
      Loans sold                                                                      802,851           408,872
      Title and escrow fees                                                           354,265           305,278
      Other                                                                           443,110           301,065
                                                                                 ------------      ------------
                  Total noninterest income                                          1,862,973         1,224,711
                                                                                 ------------      ------------
Noninterest Expense
     Compensation and benefits                                                      3,378,607         2,742,264
     Occupancy and equipment                                                        1,261,385         1,115,756
     Insurance and professional fees                                                  289,121           249,549
     Other                                                                            687,627           648,075
                                                                                 ------------      ------------
                  Total noninterest expense                                         5,616,740         4,755,644
                                                                                 ------------      ------------

                  Income before income taxes                                        2,697,788         2,082,461

                  Income tax expense                                                1,026,449           810,082
                                                                                 ------------      ------------

                  Net income                                                     $  1,671,339      $  1,272,379
                                                                                 ============      ============

Basic Earnings Per Common Share                                                  $       1.90      $       0.96
                                                                                 ============      ============
Diluted Earning Per Common Share                                                 $       1.85      $       0.96
                                                                                 ============      ============
Weighted Average Common Shares Outstanding
     Basic                                                                            877,653         1,090,233
     Diluted                                                                          905,173         1,090,233
Dividends Paid Per Share                                                         $      0.500      $      0.450

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF EQUITY

                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                         NOTE             DEFERRED
                                         COMMON         PAID-IN         RETAINED       RECEIVABLE           STOCK
                                          STOCK         CAPITAL         EARNINGS          ESOP              AWARDS
                                         -------        -------         --------       ----------         ---------
BALANCES JUNE 30, 2000                   $ 10,712      $ 9,720,159      $7,433,495       $ (732,665)      $ (324,052)

     Net income                                                          1,272,379

     MRP stock awards                                          290                                           132,608

     ESOP contribution                                      37,977

     ESOP note payment                                                                      105,800

     Stock purchased and
      retired                                (422)        (606,740)

     Dividends paid                                                       (490,207)
                                         --------      -----------      ----------       ----------       ----------
BALANCES JUNE 30, 2001                     10,290        9,151,686       8,215,667         (626,865)        (191,444)

     Net income                                                          1,671,339

     MRP stock awards                                       18,583                                           110,247

     ESOP contribution                                      77,796

     ESOP note payment                                                                      105,800

     Stock purchased and
     retired                               (1,236)      (1,985,596)

     Dividends paid                                                       (425,164)

                                         --------      -----------      ----------       ----------       ----------
BALANCES JUNE 30, 2002                    $ 9,054      $ 7,262,469     $ 9,461,842       $ (521,065)      $  (81,197)
                                         ========      ===========      ==========       ==========       ==========

                        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                           2002           2001
                                                                       ------------    ------------
      Operating Activities
            Net income                                                 $  1,671,339    $  1,272,379
            Adjustments to reconcile net income to net cash provided
                  by operating activities:
            Amortization of:
                  Deferred loan origination fees                           (182,137)       (137,549)
                  Premiums on investments                                   169,735           5,124
            Loss on disposition of equipment                                  8,326          12,598
            Compensation expense on ESOP shares                             105,800         105,800
            Compensation expense on Management Recognition Plan              73,651         132,897
            ESOP market value expense                                        77,796          37,977
            Provision for losses on loans                                   236,000         385,000
            Deferred income taxes                                           (20,300)       (116,500)
            Depreciation                                                    442,898         398,647
            Income taxes                                                    (40,167)         28,593
            Net change in miscellaneous assets                             (355,609)       (338,103)
            Net change in miscellaneous liabilities                          79,655         226,035
                                                                       ------------    ------------
                  Net cash provided by operating activities               2,266,987       2,012,898
                                                                       ------------    ------------
      Investing Activities
            Net change in interest bearing deposits                         585,413      (7,854,938)
            Net change in loans receivable                               (7,057,174)    (17,183,728)
            Purchase of securities held-to-maturity                     (11,057,788)             --
            Principal repayments of securities-held-to-maturity           2,498,987         616,856
            Purchase of Federal Home Loan Bank stock                             --        (564,600)
            Purchases of property and equipment                            (409,005)       (451,211)
                                                                       ------------    ------------
                  Net cash used by investing activities                 (15,439,567)    (25,437,621)
                                                                       ------------    ------------
      Financing Activities
            Net change in deposits                                       17,624,818      15,746,830
            Net change in escrow funds                                     (443,077)       (744,356)
            Purchase of common stock                                     (1,986,832)       (607,162)
            Cash dividends paid                                            (425,164)       (490,207)
            Proceeds (payment) on FHLB advances                          (1,483,334)      7,886,666
                                                                       ------------    ------------
                    Net cash provided by financing activities            13,286,411      21,791,771
                                                                       ------------    ------------

                    Net change in cash and cash equivalents                 113,831      (1,632,952)

      Cash and cash equivalents, beginning                                2,759,671       4,392,623
                                                                       ------------    ------------
      Cash and cash equivalents, ending                                $  2,873,502    $  2,759,671
                                                                       ============    ============

      Supplemental disclosure of cash flow information
      Cash paid for:
           Taxes                                                       $  1,169,834    $    664,989
           Interest                                                       6,094,060       6,328,232

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a description of the more significant accounting policies which High Country Bancorp, Inc. (the Company) and its wholly owned subsidiary High Country Bank formerly Salida Building and Loan Association (the Bank) and its wholly owned subsidiary High Country Title and Escrow Company follow in preparing and presenting the consolidated financial statements.

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

          Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Investment Securities and Mortgage-Backed Securities
          Securities Held to Maturity. Bonds and notes for which the entities have the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

          Securities Available for Sale. Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities.

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

          Loans are placed on nonaccrual status when principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, and by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received.

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

          Income Taxes
          Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance, which reflects expectations of the extent to which such assets will be realized. The Company and its subsidiaries filed individual income tax returns in prior years but will file a consolidated return for the current year.

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

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Cash Equivalents
          For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing deposits at other institutions. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents

          Earnings Per Share
          The Company adopted Financial Accounting Standards Board Statement No. 128 relating to earnings per share. The statement requires dual presentations of basic and diluted earnings per share on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

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

NOTE -2   SECURITIES
          Securities are classified in categories and accounted for as follows:

          Mortgage-Backed Securities Held-to-Maturity
          The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 2002 and 2001 are as follows:

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized         Fair
                 2002                              Cost              Gains           Losses           Value
                 ----                            ---------        ----------       ----------         -----
             Mortgage-backed securities
                GNMA certificates                $ 7,506,205       $  10,197       $  (28,943)     $ 7,487,459
                FHLMC certificates                 1,989,034          22,673           (5,998)       2,005,709
                FNMA certificates                    811,697          15,431              (38)         827,090
                                                 -----------       ---------       ----------      -----------
                                                 $10,306,936       $  48,301       $  (34,979)     $10,320,258
                                                 ===========       =========       ==========      ===========

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -2      SECURITIES (Continued)

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized         Fair
                 2001                              Cost              Gains           Losses           Value
                 ----                            ---------        ----------       ----------         -----
             Mortgage-backed securities
                GNMA certificates                $  627,745        $  12,387        $      0        $  640,132
                FHLMC certificates                  370,551            5,345          (5,696)          370,200
                FNMA certificates                 1,222,613           17,951               0         1,240,564
                                                 ----------        ---------        --------        ----------
                                                 $2,220,909        $  35,683        $ (5,696)       $2,250,896
                                                 ==========        =========        ========        ==========

          Expected maturities on the mortgage backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Securities Held-to-Maturity
          The amortized cost and estimated fair value of held-to-maturity securities are as follows:

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized         Fair
                 2002                              Cost              Gains           Losses           Value
                 ----                            ---------        ----------       ----------         -----
             Chaffee County
                 Bonds                           $ 303,039         $  7,247        $     0          $ 310,286
                                                 =========         ========        =======          =========

          The amortized cost and fair value of debt securities held-to-maturity by contractual maturity at June 30, 2002 follows:

                                                                                     Amortized           Fair
                                                                                       Cost              Value
                                                                                     ---------           -----
                Over 1 year through 5 years                                           $ 201,664        $ 206,198
                After 5 years                                                           101,375          104,088
                                                                                      ---------        ---------
                                                                                      $ 303,039        $ 310,286
                                                                                      =========        =========

          At June 30, investments with a carrying value of $3,855,122 (2002) and $1,808,760 (2001) were pledged as collateral for deposits of public funds.

NOTE -3   LOANS RECEIVABLE
          Loans receivable at June 30, are summarized as follows

                                                                        2002                2001
                                                                   -------------      -------------
             Loans secured by real estate:
                One-to-four family residences                      $  59,167,162      $  62,163,878
                Commercial real estate                                35,549,596         29,562,996
                Construction                                           9,411,762          9,059,977
                Land                                                  11,243,700          8,677,500
                                                                   -------------      -------------
                Total Loans Secured by Real Estate                   115,372,220        109,464,351

             Consumer loans, net of discounts                         13,676,535         14,597,005
             Loans collateralized by savings accounts                    767,298            740,310
             Commercial loans                                         18,610,505         16,064,527
             Other loans                                                  59,427             50,317
                                                                   -------------      -------------
                Total Loans                                          148,485,985        140,916,510

             Less:
                Undisbursed portion of loans in process                3,194,636          3,026,054
                Deferred loan origination fees                           610,997            626,181
                Allowance for loan losses                              1,485,223          1,347,957
                                                                   -------------      -------------
                Loans Receivable, Net                              $ 143,195,129      $ 135,916,318
                                                                   =============      =============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -3   LOANS RECEIVABLE (Continued)
          The changes in the allowance for loan losses were as follows:

                                                              2002                2001
                                                          ------------        -----------
             Balance, beginning of year                   $  1,347,957        $ 1,002,760
             Provision for losses                              236,000            385,000
             Recoveries                                          6,240              1,027
             Losses incurred                                  (104,974)           (40,830)
                                                          ------------        -----------
             Balance, end of year                         $  1,485,223        $ 1,347,957
                                                          ============        ===========

          Overdrafts in demand deposit accounts in the amount of $24,649 have been reclassified as consumer loans for 2002.

          At June 30, the Bank had adjustable interest rate loans of approximately $18,890,000 (2002) and $6,878,000 (2001). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate or prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rate the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

          As of June 30, 2002, $2,016,927 of loans had been pledged as collateral for deposits of public funds.

          Loans receivable at June 30 include loans to officers and directors of approximately $1,018,289 (2002) and $1,338,000 (2001). For the year ended June 30, 2002, $1,056,000 of new loans was made and payments of $824,000 were received and two loans of $529,000 were sold.

NOTE -4   LOAN SERVICING
          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                                         2002          2001
                                                      ----------    ----------
          Mortgage loan portfolios serviced for:
             FHLMC                                    $2,893,075    $3,635,591
                                                      ==========    ==========

          In connection with these loans serviced for others at June 30, the Bank held borrowers' escrow balances of $(12,417) in 2002 and $456 in 2001.

NOTE -5   ACCRUED INTEREST RECEIVABLE
          Interest receivable at June 30, relates to the following:

                                                         2002          2001
                                                      ----------    ----------
             Loans                                     $1,248,797    $1,105,226
             Mortgage-backed securities                    49,658        16,186
             Other investments                                886             0
                                                       ----------    ----------
                                                       $1,299,341    $1,121,412
                                                       ==========    ==========

NOTE -6   PROPERTY AND EQUIPMENT
          Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                                         2002          2001
                                                      ----------    ----------

             Land and improvements                    $   599,098    $   584,132
             Buildings and improvements                 5,121,019      5,009,917
             Furniture, fixtures and equipment          2,122,178      2,085,341
             Construction in progress                           0         12,000
                                                      -----------    -----------
                                                        7,842,295      7,691,390
             Less accumulated depreciation             (1,772,607)    (1,579,483)
                                                      -----------    -----------
                                                      $ 6,069,688    $ 6,111,907
                                                      ===========    ===========

          Depreciation  expense  for the years ended June 30,  totaled  $442,898
          (2002) and $398,647 (2001).

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -7      DEPOSIT ACCOUNTS
             Deposit accounts at June 30 are summarized as follows:

                                                                      2002                   2001
                                                            ---------------------     ---------------------
                                                                     Weighted               Weighted
                                                                     Average                Average
                                                            ---------------------     ---------------------
                                                                Amount       Rate       Amount       Rate
                                                                ------       ----       ------       ----
             NOW accounts, including
                non-interest bearing
                deposits of $7,331,000 (2002)
                and $6,738,274 (2001)                       $  30,063,429     .64%    $  25,874,424   1.13%
             Money market and
                savings accounts                               28,274,752    1.37%       23,065,825   2.95%
             Certificate accounts                              57,803,865    4.27%       49,576,979   5.83%
                                                            -------------             -------------
                                                            $ 116,142,046             $  98,517,228
                                                            =============             =============

          At June 30, 2002, scheduled maturities of the above certificate accounts are summarized as follows:

                                                  Year ending June 30,
                           --------------------------------------------------------------------------
                                                                                          2007 and
                                 2003           2004           2005            2006       thereafter
                           -------------    -----------    -----------     -----------    ----------
             1.01-2.00     $  1,116,365
             2.01-3.00       13,791,840     $   295,679    $    40,335
             3.01-4.00        6,478,686       4,542,985         96,985     $   142,871    $   51,582
             4.01-5.00       11,030,021       2,007,704        110,594         218,657       737,264
             5.01-6.00        6,778,314       1,046,940        694,306         448,205        81,256
             6.01-7.00        4,751,825         440,665        309,383         532,006       197,707
             7.01-8.00          700,774         311,521        346,414         502,981
                           ------------     -----------    -----------     -----------    ----------
                           $ 44,647,825     $ 8,645,494    $ 1,598,017     $ 1,844,720    $1,067,809
                           ============     ===========    ===========     ===========    ==========

          The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30 was $18,324,452 (2002) and
          $13,899,773 (2001).

          Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

          Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                  2002           2001
                                                                             ------------    ------------
             NOW accounts                                                    $    196,167    $    253,240
             Money market and savings accounts                                    510,334         689,816
             Certificate accounts                                               2,781,870       2,719,762
                                                                             ------------    ------------
                                                                             $  3,488,371    $  3,662,818
                                                                             ============    ============

NOTE -8   ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                                             Interest
                                                                Rate                  2002               2001
                                                             ----------          ------------       ------------
             Maturing within one year                        5.49-7.05%          $  9,666,665       $  4,500,000
             Maturing in 2004                                5.14-6.91%             7,500,000          9,999,999
             Maturing in 2005                                4.18-7.34%             6,000,000          7,500,000
             Maturing in 2006                                5.54-6.98%             3,500,000          5,500,000
             Maturing in 2007                                4.97-5.31%             3,000,000          3,500,000
             Maturing after 2007                             5.37-6.10%            12,975,000         13,125,000
                                                                                 ------------       ------------
                                                                                   42,641,665         44,124,999
             Line of credit                                       7.28%                     0                  0
                                                                                 ------------       ------------
                                                                                 $ 42,641,665       $ 44,124,999
                                                                                 ============       ============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -8   ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)

          Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB, which includes single family and commercial real estate loans.


          At June 30, 2002, the Bank has an approved line of credit subject to the maximum amount of credit available to the Bank under the FHLB's credit policies, which expires April 25, 2003. No amount was drawn on the line of credit at June 30, 2002 or 2001.

NOTE -9   INCOME TAXES
          The provision for income taxes consists of the following:

                                             2002          2001
                                        ------------    ----------
             Current                    $  1,046,749    $  926,582
             Deferred                        (20,300)     (116,500)
                                        ------------    ----------
                                        $  1,026,449    $  810,082
                                        ============    ==========

          The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                                                 2002                2001
                                                                             ----------           --------
             Provision for income taxes at statutory rate                    $  917,248           $708,000
             Nondeductible expenses for tax purposes                             39,981             32,000
             State income taxes, net of federal income
               tax benefit                                                       68,143             68,300
             Other, net                                                           1,077              1,782
                                                                             ----------           --------
                                                                             $1,026,449           $810,082
                                                                             ==========           ========

             Effective tax rates                                                38%                 39%

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets (liabilities) as of June 30 are as follows:

                                                                                 2002                2001
                                                                             -----------          ---------
             Difference between tax basis and
             carrying basis of FHLB stock                                    $  (196,600)         $(196,600)
             Tax depreciation in excess of
             Financial statement amounts                                        (129,200)          (101,100)
             Difference between tax basis and carrying
             basis of long term incentive plan                                   129,200            134,000
             Other                                                                (6,800)            (2,400)
             Loan loss allowance                                                 386,500            328,900
                                                                             -----------          ---------
                      Net deferred tax asset                                 $   183,100          $ 162,800
                                                                             ===========          =========

          Management has determined that a valuation allowance is not required.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9   INCOME TAXES (Continued)

          The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:

                                                           2002             2001
                                                        ---------       ----------
             Accumulated depreciation                   $  28,100       $   17,100
             Allowance for loan losses - net              (57,600)        (127,100)
             Other                                          4,400            2,100
             Long-term incentive plan                       4,800           (8,600)
                                                        ---------       ----------
                                                        $ (20,300)      $ (116,500)
                                                        =========       ==========

          The Bank was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 2002, include approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 2002. The Bank meets all capital adequacy requirements to which it is subject.

          As of September 17, 2001, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

          The following is a reconciliation of capital computed under accounting principles generally accepted in the United States (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Bank. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Bank, as of June 30.

                                                                   2002            2001
                                                             -------------    ------------
             Equity Per GAAP                                 $  16,034,000    $ 14,196,000
             Less Servicing Rights Plus Valuations                  (1,000)         (1,000)
                                                             -------------    ------------
             Equity Per GAAP- Tier I Capital                    16,033,000      14,195,000
             Valuation Allowance                                 1,485,000       1,348,000
                                                             -------------    ------------
             Regulatory Capital                              $  17,518,000    $ 15,543,000
                                                             =============    ============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10     REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                              Minimum Required     To Be Well Capitalized
                                                                 For Capital       Under Prompt Corrective
                                         Actual               Adequacy Purposes      Action Regulations
                                   Amount        Ratio        Amount     Ratio       Amount        Ratio
                                   ------        -----        ------     -----       ------        -----
              2002
              ----
              Total Capital
                 (to Risk
                 Weighted
                 Assets)         $17,518,000    13.66%      $10,261,000   8.00%       $12,826,000  10.00%

              Tier I Capital
                 (to Risk
                 Weighted
                 Assets)          16,033,000    12.50         3,848,000   3.00          7,695,000   6.00

              Tier I Capital
                 (to Average
                 Assets)          16,033,000     9.45         2,545,000   1.50          8,484,000   5.00

              Tangible Capital
                 (to Tangible
                 Assets)          16,033,000     9.06         2,653,000   1.50           N/A

             2001
             ----
              Total Capital
                 (to Risk
                 Weighted
                 Assets)         $15,543,000    13.05%      $ 9,531,000   8.00%       $11,914,000  10.00%

              Tier I Capital
                 (to Risk
                 Weighted
                 Assets)          14,195,000    11.91         3,574,000   3.00          7,148,000   6.00

              Tier I Capital
                 (to Average
                 Assets)          14,195,000     9.42         2,261,000   1.50          7,537,000   5.00

              Tangible Capital
                 (to Tangible
                 Assets)          14,195,000     8.78         2,426,000   1.50           N/A

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

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11  BENEFIT PLANS

          The Bank adopted a Long-Term Incentive Plan covering the directors and key employees of the Bank. On June 30 of each year the participants will have a contribution made to their account providing the participant continues to be an employee or director of the Bank. Prior to distribution under the terms of the Plan, each participant's account shall be credited with a rate of return, on any amounts previously credited, equal to the highest rate of interest paid by the Bank on one-year certificates of deposit, or after conversion the rate of return will equal the dividend-adjusted rate of return on the common stock.

          Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Bank's general assets. The Bank has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition, will be subject to the claims of the Bank's general creditors. The expense for the plan recognized for the years ended June 30, 2002 and 2001 was $72,000 and $32,987.

          As part of the conversion to stock, the Bank established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The interest rate for 2002 was 7.75%. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2002 and June 30, 2001, the outstanding balance of the note receivable was $521,065 and $626,865 and is presented as a reduction of stockholders' equity. ESOP compensation expense for the years ended June 30, 2002 and 2001 was $123,317 and $146,768.

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

          The ESOP shares as of June 30, 2002 are as follows:
             Shares released                                             42,320
             Shares committed to be released for allocation              10,580
             Unreleased shares                                           52,900
                                                                     ----------
             Total ESOP shares                                          105,800
                                                                     ==========
             Fair value of unreleased shares                         $1,007,745
                                                                     ==========

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11  BENEFIT PLANS (Continued

          The board of directors of the Company approved a Management Recognition Plan ("MRP") for directors and employees. The MRP was approved by the stockholders at the annual meeting in December 1998. The Company purchased in the open market 39,675 shares of its common stock, at a cost of $551,721, to fund the MRP. Under the terms of the plan 33,836 shares of common stock were awarded to directors and employees. The shares awarded pursuant to the MRP have a vesting schedule, which provides that 25% of the shares awarded will automatically vest on the effective date of the award and 25% will vest on each subsequent anniversary date. Compensation expense related to the MRP was $73,651 and $132,897 for the years ended June 30, 2002 and 2001.

          The bank also has a noncontributory 401(K) plan which employees may elect to join after 90 days of employment.

NOTE -12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 2002, the Bank has commitments to fund mortgage loans of $2,406,000, with interest rates from 4.75% to 9.50%, unfunded lines of credit of $7,092,000, and letters of credit of $250,000. The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

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

          The Bank originates loans primarily in Chaffee, Fremont and Lake Counties, Colorado. Although the Bank has a diversified loan portfolio, a substantial portion of its borrower's ability to repay their loans is dependent upon economic conditions in the market area.

NOTE -13  FAIR VALUES OF FINANCIAL INSTRUMENTS
          The estimated fair values of the financial instruments are as follows:

                                                          2002                             2001
                                             Carrying           Fair            Carrying           Fair
                                              Amount            Value            Amount            Value
                                             --------           -----           --------           -----
             Financial Assets:
             Cash                           $  2,873,502    $   2,873,502     $  2,759,671   $   2,759,671
             Interest-bearing deposits         8,590,443        8,590,443        9,175,856       9,175,856
             Mortgage backed securities       10,306,936       10,320,258        2,220,909       2,250,896
             Securities held to maturity         303,039          310,286                0               0
             FHLB stock                        2,421,600        2,421,600        2,421,600       2,421,600
             Loans receivable - net          143,837,129      151,123,000      136,833,818     143,175,000

             Financial liabilities
             Deposits                        116,142,046      117,113,000       98,517,228      99,311,000
             Advances from FHLB               42,641,665       44,869,000       44,124,999      44,989,000


                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -14     OTHER NON-INTEREST EXPENSE

                                                                                 2002          2001
                                                                             ----------    ---------
             Advertising                                                     $   92,850    $  78,798
             Stationery Supplies                                                164,180      150,612
             Postage                                                            127,020      102,142
             Telephone                                                           67,925       59,692
             Dues and Subscriptions                                              45,935       43,867
             Community Support                                                   53,656       48,416
             Bank Charges                                                        35,197       42,857
             Other                                                              100,864      121,691
                                                                             ----------    ---------
                                                                             $  687,627    $ 648,075
                                                                             ==========    =========

NOTE - 15    STOCKHOLDERS' EQUITY

          In the years ended June 30, 2002 and 2001, the Company purchased 123,583 and 42,233 shares of its common stock, at a cost of $1,986,832 and $607,162, and retired the stock in accordance with Colorado Revised Statutes

          For the years ended June 30, 2002 and 2001, the Company paid a cash dividend of $.50 per share respectively.

NOTE - 16 STOCK OPTION PLAN

          The stockholders approved the adoption of the 1998 incentive stock option plan, providing for the award of incentive stock options to key employees and directors of the Company, and its affiliates at the discretion of the Board of Directors. Under the terms of the plan 116,376 shares of the Company's common stock were granted to employees and directors on December 17, 1998. Such options have an option exercise price of $13.125, which was the fair value of the stock at December 17, 1998. The aggregate number of shares deliverable pursuant to awards shall not exceed 145,475 shares. Such stock options will have a term of ten years and a vesting schedule, for employees, which provides that one third of the options, vested at the date of the grant and one third vested January 1, 1999 and one-third January 1, 2000. The directors' options vested at the date of the grant.

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

          A summary of the status of the Company's stock option plan is presented below:

                                                    2002       2001
                                                   -------   --------
            Outstanding at the beginning of year   116,376   116,376
            Granted                                      0         0
            Exercised                                    0         0
            Forfeited                                    0         0
            Outstanding at year end                116,376   116,376

            Options exercisable at year end        116,376   116,376

          The exercise price for the outstanding options is $13.125 and the remaining contractual life is 6.6 years.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -16  IMPACT OF NEW ACCOUNTING STANDARDS

          In December 2001, the Accounting Standards Executive Committee issued Statement of Position 01-06, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the
          Activities of Others. This SOP reconciles and conforms, as appropriate, the accounting and financial reporting provisions established by the BSI Guide, CU Guide, and FC Guide. This SOP eliminates differences in accounting established by the Guides where such differences are not warranted. In addition, the SOP carries forward accounting guidance for transactions unique to certain financial entities. Most of the differences between the respective guides represent presentation or disclosure requirements. The impact of adopting this SOP in December 2001 did not have a material affect on the financial statements or the disclosures.

NOTE -17  CONTINGENCIES AND COMMITMENTS

          In the normal course of business, the Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE -18     CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

          The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc.,

                                                                                2002             2001
                                                                             ------------    ------------
             CONDENSED BALANCE SHEET
             ASSETS
                 Cash and equivalents                                        $    125,762    $  2,550,640
                 Investment in subsidiary                                      10,080,587       8,237,730
                 ESOP note receivable                                             521,065         626,865
                 Other                                                             82,918           2,307
                                                                             ------------    ------------

                                                                             $ 10,810,332    $ 11,417,542
                                                                             ============    ============

             LIABILITIES AND STOCKHOLDERS' EQUITY
                 Accruals                                                    $     37,447    $          0
                 Stockholders' equity                                          10,772,885      11,417,542
                                                                             ------------    ------------
                                                                             $ 10,810,332    $ 11,417,542
                                                                             ============    ============
             CONDENSED STATEMENT OF INCOME

             For the years ended June 30, 2002 and
             June 30, 2001
             Equity in undistributed net income of subsidiary                $  1,822,393    $  1,248,017
             Other net                                                           (153,314)         22,482
                                                                             ------------    ------------
                                                                             $  1,669,079    $  1,270,499
                                                                             ============    ============

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -18     CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

             CONDENSED STATEMENT OF CASH FLOWS

             For the years ended June 30, 2002 and
             June 30, 2001
             Operating Activities:
             Net income                                                      $ 1,669,079     $ 1,270,499
             Adjustments to reconcile net income to cash
             provided by operating activities:
             Equity in undistributed net income of
             subsidiary                                                       (1,822,393)     (1,248,017)
             Other                                                                34,633          27,970
                                                                             -----------     -----------
             Net cash provided by operations                                    (118,681)         50,452
                                                                             -----------     -----------
             Investing Activities:
             ESOP note payment                                                   105,800         105,800

             Loan (to) payment from subsidiary                                         0       3,000,000
             Dividends received                                                        0         200,000
                                                                             -----------     -----------
             Net cash provided by investing activities                           105,800       3,305,800
                                                                             -----------     -----------
             Financing Activities:
             Purchase of common stock                                         (1,986,832)       (607,162)
             Dividends paid                                                     (425,165)       (490,207)
                                                                             -----------     -----------
             Net cash provided (used)by financing activities                  (2,411,997)     (1,097,369)
                                                                             -----------     -----------
             Net increase (decrease) in cash                                  (2,424,878)      2,258,883

             Cash beginning                                                    2,550,640         291,757
                                                                             -----------     -----------
             Cash ending                                                     $   125,762     $ 2,550,640
                                                                             ===========     ===========

                         MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK AND DIVIDENDS PAID

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." As of September 16, 2002, there were 905,409 shares of the Common Stock issued and outstanding and approximately 322 holders of record of the Common Stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the first quarter of fiscal 2001.

                                            HIGH BID (1)      LOW BID (1)           DIVIDENDS PAID
                                            ------------      -----------           --------------
     FISCAL 2001:
         First Quarter                      $  11.75           $ 11.00                  $  --
         Second Quarter                        14.00             11.31                    0.25
         Third Quarter                         15.50             13.25                     --
         Fourth Quarter                        15.53             15.00                    0.25

     FISCAL 2002:
         First Quarter                      $  17.00           $ 15.20                  $  --
         Second Quarter                        17.50             15.92                    0.25
         Third Quarter                         17.50             16.75                     --
         Fourth Quarter                        20.50             17.16                    0.25

________

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

     Since the Company initially has no significant source of income other than dividends from the Bank, principal and interest payments on the note payable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in large part upon the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Unlike the Bank, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Colorado General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

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

                                                    GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS              ANNUAL MEETING                              ANNUAL REPORT ON FORM 10-KSB
Grimsley, White & Company,                  The 2002 Annual Meeting of Stockholders     A copy of the Company's Annual Report
Certified Public Accountants                will be held on October 29, 2002 at 5:00    on Form 10-KSB for the fiscal year
La Junta, Colorado                          p.m. at High Country Bank, 7360 West US     ended June 30, 2002 as filed with the
                                            Highway 50, Salida, Colorado  81210         Securities and Exchange Commission
GENERAL COUNSEL                                                                         will be furnished without charge to
Rush and Rush, P.C.                         TRANSFER AGENT AND REGISTRAR                stockholders as of the record date
Salida, Colorado                            Illinois Stock Transfer                     for the 2002 Annual Meeting upon
                                            209 West Jackson Boulevard                  written request to Richard A. Young,
SPECIAL COUNSEL                             Suite 903                                   Secretary, High Country Bancorp,
Stradley Ronon Stevens &                    Chicago, Illinois  60606                    Inc., P.O. Box 1128, Salida,
   Young, LLP                               Phone: 1-800-757-5755                       Colorado  81201.
1220 19th Street, NW, Suite 700             Fax: 1-312-427-2879
Washington, DC  20036
