Form 10KSB, Exhibit 13
period 2003-06-30
HIGH COUNTRY BANCORP INC
filed 2003-09-29
CIK 1044676

[ L O G O ]




                           HIGH COUNTRY BANCORP, INC.


                                ANNUAL REPORT FOR

                                 THE YEAR ENDED

                                  JUNE 30, 2003

                     [HIGH COUNTRY BANCORP, INC. LETTERHEAD]


TO OUR STOCKHOLDERS:

     Management and the Board of Directors of High Country Bancorp, Inc. are pleased to present this 2003 Annual Report to the Stockholders. We thank you for your continued support during the successful completion of another year.

     During Fiscal 2003, assets increased from $176.6 Million to $187.4 Million. This growth was a result of continued growth in the deposit base, as well as, continued loan demand. As a result, we experienced record earnings in Fiscal 2003 of $1.95 Million. This is an increase of 17% from $1.67 Million in Fiscal 2002. Diluted earnings per share was $2.15 for Fiscal 2003, as compared to $1.85 for Fiscal 2002. Book value per share increased from $17.82 to $19.95 per share.

     The Board of Directors continues to work diligently to manage the balance sheet in the current challenging economy. We continue to retain qualified employees to maintain the current level of business and growth. Asset quality continues to be a concern and a challenge as a result of the national economy and the aftermath of last year's devastating drought and reduced tourism. Management and the Board of Directors have met this challenge and feel that they are making progress with helping many borrowers and businesses regain financial stability.

     We continue to repurchase stock when available. Our Secondary Mortgage Loan Department processed record levels of loans for the second straight year. The
Commercial Loan Department and Consumer Loan Department have successfully maintained growth. The Operations Department has continued to grow core deposits. The branch offices in Salida, Buena Vista, and Leadville have improved their operations. Additionally, the mortgage loan production office in Canon City has also increased its volume. We continue to study expansion alternatives in the area.

     Our 117 years of service to the communities and financial stability has allowed us to contribute to the growth of the area. We have continued our commitment to local customers.

     Again, we appreciate your continued support. Please review our Financial Report, as we look forward to meeting the challenges ahead of us.

Sincerely,

/s/ Larry D. Smith

Larry D. Smith
President and CEO

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SELECTED FINANCIAL CONDITION DATA:

                                                         AT JUNE 30,
                                                 ----------------------
                                                    2003        2002
                                                 ---------   ----------
                                                 (DOLLARS IN THOUSANDS)

Total assets ..................................   $187,383   $176,585
Cash and amounts due from banks ...............      5,527      2,874
Interest-earning deposits at other
  institutions ................................      7,492      8,590
Securities available for sale .................         --         --
Mortgage backed Securities held to maturity ...     10,471     10,610
Loans receivable, net .........................    152,655    143,837
Deposits ......................................    129,216    116,142
FHLB Advances .................................     39,325     42,642
Stockholders' equity ..........................     17,722     16,131
______________________________________________

Number of:
    Real estate loans outstanding .............      1,070      1,179
    Savings accounts ..........................     14,903     14,049
    Full-service offices ......................          4          4



SELECTED OPERATIONS DATA:

                                          YEAR ENDED JUNE 30,
                                           2003      2002
                                          -------   -------
                                            (IN THOUSANDS)

Interest income .......................   $12,677   $12,756
Interest expense ......................     5,121     6,068
                                          -------   -------
    Net interest income ...............     7,556     6,688
Provision for loan losses .............       577       236
                                          -------   -------

    Net interest income after provision
      for loan losses .................     6,979     6,452
                                          -------   -------
Noninterest income ....................     2,155     1,863
                                          -------   -------
    Subtotal ..........................     9,134     8,315
                                          -------   -------

Noninterest expense:
  Compensation and benefits ...........     3,551     3,379
  Other ...............................     2,399     2,238
                                          -------   -------
    Total noninterest expense .........     5,950     5,617
                                          -------   -------
Income before income taxes ............     3,184     2,698
Income tax expense ....................     1,236     1,027
                                          -------   -------
    Net income ........................   $ 1,948   $ 1,671
                                          =======   =======

OPERATING RATIOS:


                                                              AT OR FOR THE YEAR
                                                                 ENDED JUNE 30,
                                                              ------------------
                                                                 2003     2002
                                                              --------- --------

PERFORMANCE RATIOS:

Return on assets (ratio of net earnings
  to average total assets) ...............................        1.08%   0.99%

Return on equity (ratio of net earnings to
  average equity) ........................................       11.50   10.54

Ratio of average interest-earning assets to
  average interest-bearing liabilities ...................      111.40  110.31

Ratio of net interest income, after provision
  for loan losses, to noninterest expense ................      117.30  114.84

Net interest rate spread  (difference between weighted
  average yield on interest-earning assets and weighted
  average cost of interest-bearing liabilities) ..........        4.09    3.80

Net yield on average interest-earning assets .............        4.44    4.19



QUALITY RATIOS:

Non-performing loans to total loans at end of period .....        1.93    1.13

Non-performing loans to total assets .....................        1.58    0.92

Non-performing assets to total assets
  at end of period .......................................        1.67    0.96

Allowance for loan losses to non-performing
  loans at end of period .................................       51.08   91.27

Allowance for loan losses to total loans .................        0.99    1.03

CAPITAL RATIOS:

Equity to total assets at end of period ..................        9.46    9.13

Average equity to average assets .........................        9.36    9.35

                      BUSINESS OF THE COMPANY AND THE BANK



     HIGH COUNTRY BANCORP, INC. High Country Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Colorado in August 1997 for the purpose of becoming a savings and loan holding company for Salida Building and Loan Association which changed its name to High Country Bank (the "Bank") in February 2000. On December 9, 1997, the Bank consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its initial public offering of common stock.The Company engages in no significant activity other than holding the stock of the Bank and operating the business of a savings and loan association through the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiaries.

     The Company's executive offices are located at 7360 West US Highway 50, Salida, Colorado. Its telephone number is (719) 539-2516.

     HIGH COUNTRY BANK. The Bank is a federal stock savings and loan association operating through offices located in Salida (2), Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache Counties in Colorado. The Bank also maintains a loan production office in Canon City, Colorado. The Bank was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Bank received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Bank became a federally chartered association on August 16, 1993 under the name of Salida Building and Loan Association. Effective December 9, 1997, the Bank became a stock savings and loan association. The Company's subsidiary, High Country Title and Escrow Company, offers title insurance and escrow closing services within the Bank's market area. At June 30, 2003, the Bank had total assets of $187.4 million, loans receivable (net) of $152.7 million, total deposits of $129.2 million and equity of $17.7 million.

     Historically, the Bank has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family residences. Since fiscal 1996, the Bank has significantly increased its origination of consumer, commercial business and commercial real estate loans, including loans for the purchase and development of raw land, most of which loans have been originated in its market area.

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

     The principal business of the Bank consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Bank's loan portfolio consists primarily of loans secured by residential real estate, as well as, commercial real estate, commercial business, land development and consumer loans in it's market area.

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities which primarily includes deposits and FHLB advances. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Bank's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and operating expenses. In addition to net interest income, the bank earns a substantial amount of fee income such as the profit on the sale of residential loans to the secondary market.

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

ASSET/LIABILITY MANAGEMENT

     The Bank's asset/liability management strategy has been to emphasize shorter term loans and develop a deposit portfolio of transaction accounts. Beginning in late fiscal 1999 the Bank began selling long-term fixed-rate loans in the secondary market. The Bank's business plan calls for continued emphasis on shorter term residential mortgage loans and sales of long-term fixed-rate loans.

     As noted above, the Bank is seeking to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of 3 to 5 years and by selling long-term fixed-rate loans. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Bank's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates, but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Bank has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

NET PORTFOLIO VALUE

     In recent years, the Bank measures its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. Currently, interest rate sensitivity is calculated to determine the amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent increases and decreases in market interest rates. In the Bank's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 2003 in the event of 1%, 2% and 3% instantaneous and permanent increases and a 1% instantaneous and permanent decrease in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.


                         NET PORTFOLIO VALUE             NPV AS % OF PORTFOLIO VALUE OF ASSETS
       CHANGE    ------------------------------------    -------------------------------------
      IN RATES   $ AMOUNT    $ CHANGE        % CHANGE      NPV RATIO      BASIS POINT CHANGE
      --------   --------    --------        --------      ---------      ------------------
                          (DOLLARS IN THOUSANDS)

      + 300 bp    $25,786      $(199)            (1)%      13.16%                24 bp
      + 200 bp     26,303        318              1        13.28                 36
      + 100 bp     26,354        369              1        13.20                 27
          0 bp     25,985                                  12.92
      - 100 bp     25,315       (670)            (3)       12.51                (41)


     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2003 given a hypothetical 200 basis point rate change in market interest rates.

                                                                  JUNE 30, 2003
                                                                  -------------

Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets.......     12.92%
Exposure Measure: Post-Shock NPV Ratio...........................     13.28%
Sensitivity Measure: Change in NPV Ratio.........................      36 bp


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

     The Bank originates fixed-rate and variable-rate real estate loans and has historically held most loans in portfolio until maturity. Because the Bank's interest-bearing liabilities which mature or reprice within short periods exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

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

                                                          YEAR ENDED JUNE 30,
                                    -------------------------------------------------------------
                                                 2003                          2002
                                    ---------------------------   -------------------------------
                                                        AVERAGE                           AVERAGE
                                     AVERAGE            YIELD/      AVERAGE               YIELD/
                                     BALANCE  INTEREST   COST       BALANCE    INTEREST    COST

INTEREST-EARNING ASSETS:
Interest-bearing deposits           $  6,774  $    72     1.06%    $ 10,615   $   222      2.09%
  Investments....................     13,289      484     3.64        9,876       441      4.47
  Loans..........................    150,240   12,121     8.07      139,092    12,093      8.69
                                    --------  -------              --------   -------
Total interest-earning assets ...    170,303   12,677     7.44      159,583    12,756      7.99
                                              -------                         -------
Non-interest-earning assets .....     10,617                          9,944
                                    --------                       --------
Total assets.....................   $180,920                       $169,527
                                    ========                       ========
INTEREST-BEARING LIABILITIES:
  Savings deposits...............   $112,792  $ 2,814     2.49     $102,153   $ 3,488      3.41
  FHLB advances..................     40,078    2,307     5.76       42,510     2,580      6.07
                                    --------  -------              --------   -------
Total interest-bearing
  liabilities....................    152,870    5,121     3.35      144,663     6,068      4.19
                                              -------     ----                -------      ----
Non-interest bearing
  liabilities....................     11,111                          9,005
                                    --------                       --------
Total liabilities................    162,981                        153,668
Equity...........................     16,939                         15,859
                                    --------                       --------
Total liabilities and equity ....   $180,920                       $169,527
                                    ========                       ========
Net interest income..............             $ 7,556              $  6,688
                                              =======              ========
Net interest rate spread(1) .....                         4.09%                            3.80%
                                                          ====                             ====
Net interest/dividend earning
  assets.........................             $17,433                         $14,920
                                              -------                         -------
Net interest margin (2)..........                         4.44%                            4.19%
                                                          ====                             ====
Average interest-earning assets
  to average interest-bearing
  liabilities....................                       111.40%                          110.31%
                                                        ======                           ======

----------
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Due to the immaterial amount of non-accruing loans, the balances of such loans have been included as interest-earning assets.

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

                                                         YEAR ENDED JUNE 30,
                                             -------------------------------------------
                                                     2003         VS.         2002
                                             -------------------------------------------
                                                          INCREASE (DECREASE)
                                                                DUE TO
                                             -------------------------------------------
                                                                       RATE/
                                               VOLUME      RATE       VOLUME     TOTAL
                                               ------      ----       ------     -----
                                                             (IN THOUSANDS)

INTEREST-EARNING ASSETS:
  Interest-bearing deposits ...............   $   (80)   $  (110)   $    40    $  (150)

  Investments .............................       152        (81)       (28)        43
  Loans ...................................       969       (871)       (70)        28
                                              -------    -------    -------    -------
    Total interest-earning assets .........     1,041     (1,062)       (58)       (79)
                                              -------    -------    -------    -------
INTEREST-BEARING LIABILITIES:
  Deposits ................................       363       (939)       (98)      (674)

  FHLB advances ...........................      (148)      (133)         8       (273)
                                              -------    -------    -------    -------
     Total interest-bearing liabilities ...       215     (1,072)       (90)      (947)
                                              -------    -------    -------    -------
  Increase (decrease) in net interest
    income ................................   $   826    $    10    $    32    $   868
                                              =======    =======    =======    =======


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND JUNE 30, 2002

     The Company's total assets increased by $10.8 million or 6.1% from $176.6 million at June 30, 2002 to $187.4 million at June 30, 2003. The increase in assets was primarily due to loan growth of $8.8 million.

     Mortgage-backed securities classified as "held to maturity" decreased slightly from $10.3 million at June 30, 2002 to $10.2 million at June 30, 2003. The Bank's purchases of adjustable rate GNMA and FHLMC mortgage backed securities offset principal pay-downs. At June 30, 2003 the securities had an estimated fair value of $10.3 million. The Bank purchased $300,000 in local municipal bonds in March 2002. The bonds are classified as "held to maturity." At June 30, 2003 the securities had an estimated fair value of $321,000. The balance of the Company's investment portfolio was interest-bearing deposits which totaled $7.5 million at June 30, 2003. In the upcoming months, these funds may be used for paying down FHLB advances, seasonal deposit withdrawals, loan demand and investment purchases.

     Net loans increased $8.8 million from $143.8 million at June 30, 2002 to $152.6 million at June 30, 2003. The increase in loans occurred in one to four family loans which increased $5.2 million, commercial nonmortgage loans which increased by $3.4 million, construction loans which increased $3.3 million, and commercial real estate loans which increased $1.6 million. The Bank benefited from strong local demand for purchase financing and loan refinancing. The loan growth in these areas offset a $2.5 million decrease in consumer loans associated with prepayments of auto loans through the refinancing of homes and debt consolidation, and a $2.2 million decrease in land loans associated with payoffs and pay-downs from lot sales.

     During the year, the Bank continued the program of ongoing loan sales of fixed-rate loans to the Federal Home Loan Mortgage Corporation (FHLMC). Loan sales for the year ended June 30, 2003 were $65.7 million compared to $50.9 million for the year ended June 30, 2002. The sales began in order to manage interest rate risk, compete with mortgage companies and increase fee income. At June 30, 2003, loans held for sale were $2.2 million. The loans are valued at the lower of cost or market.

     As of June 30, 2003 and June 30, 2002, the non-performing loans in the Bank's portfolio were $3.1 and $1.7 million, respectively. The largest non-performing loan totals $735 thousand and is a business purpose loan secured by a single-family residence and vacant land. This loan is currently in foreclosure. No loss is expected on this loan. The total non-performing loans at June 30, 2003 included 29 loans. Of these loans, five were single family mortgage loans, four were commercial mortgage loans, one was a land loan, eight were business equipment loans, and eleven were consumer auto loans. For the year ended June 2003, the bank's primary lending area continued to be affected by the severe drought and forest fires which negatively impacted the 2002 summer season for the local tourist economy. Local businesses affected included motels, rafting company's, recreational businesses, and retailers. Many of these businesses experienced significantly reduced sales in 2002. Due to the poor tourist season in 2002, a number of these loans are currently classified as non-performing.

     The Small Business Administration declared this area eligible for disaster relief loans and has helped many of the local businesses with low interest rate, long term loans, as well as some grants. The bank has been responsive to several of the Bank's borrowers who were affected by the drought to continue their business operations.

     Although the 2003 tourist season was much improved, it will take these borrowers several years of normal business operations to improve. The bank feels that by working with these borrowers that there is an opportunity for the borrower to repay the loans.

     The allowance for loan losses totaled $1.5 million at June 30, 2003 and at June 30, 2002. At June 30, 2003 and June 30, 2002, the ratio of the allowance for loan losses to net loans was 0.99% and 1.03%, respectively. There was $564,000 of loans charged off and $11,000 in recoveries of previous loan losses during the year ended June 30, 2003. The determination of the allowance for loan losses is based on a review and classification of the Bank's portfolio and other factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Particular attention was focused on the Bank's commercial loan portfolio and any impaired loans. The Bank believes the current level of allowance for loan losses is adequate to provide for probable future losses, although there are no assurances that probable future losses, if any, will not exceed estimated amounts.

     At June 30, 2003 deposits increased to $129.2 million from $116.1 million at June 30, 2002 or a net increase of 11.3%. The increase funded loan growth, payoffs of FHLB advances, and the purchase of mortgage backed securities. Competitive rates and stock market uncertainty fueled the growth. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     Advances from the Federal Home Loan Bank decreased to $39.3 million at June 30, 2003 from $42.6 million at June 30, 2002. Funds from deposit growth were used to pay off maturing advances.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2003 AND 2002

     NET INCOME. The Company's net income for the year ended June 30, 2003 was $1.9 million compared to $1.7 million for the year ended June 30, 2002. The increase in net income resulted primarily from increased net interest income and higher non interest income which more than offset increased loan loss provisions, and increased non-interest expenses.

     NET INTEREST INCOME. Net interest income for the year ended June 30, 2003 was $7.6 million compared to $6.7 million for the year ended June 30, 2002. The increase is attributed to decreased interest expense associated with falling rates. Interest expense decreased due to lower interest costs which more than offset the decrease in the yield on interest bearing assets. The average yield on interest earning assets decreased from 7.99% for the year ended June 30, 2002 to 7.44% for the year ended June 30, 2003. The decrease in yield is associated with the growth in lower earning mortgage backed securities and lower rate loan refinances. The average cost of interest bearing liabilities also decreased from 4.19% for the year ended June 30, 2002 to 3.35% for the year ended June 30, 2003. The decrease in average cost is due to less reliance on higher costing FHLB advances and lower deposit rates. The interest rate spread increased from 3.80% for the year ended June 30, 2002 to 4.09% for the year ended June 30, 2003. Interest rates remain historically low and are more likely to increase from these levels. An increase in interest rates would have an adverse impact on the banks net interest income.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $577,000 for the year ended June 30, 2003 compared to $236,000 for the year ended June 30, 2002. The increase in the provision was primarily due to problems caused by the 2002 drought and associated increase in non-performing loans, as well as, the resolution of some problem loans and writeoffs.

     NON-INTEREST INCOME. Non-interest income increased from $1.9 million for the year ended June 30, 2002 to $2.2 million for the year ended June 30, 2003. The increase is primarily due to loan sales of $65.7 million for the year ended June 30, 2003 which resulted in the gain on sale of loans of $1.1 million, compared to $50.9 million of loan sales for the year ended June 30, 2002, which resulted in the gain on sale of loans of $734 thousand. During the year ending June 30, 2003, the Bank experienced higher than normal levels of loan sales as borrowers took advantage of of historically low interest rates to refinance their mortgage loan. If interest rates increase in the future, the Bank anticipates that the volume of refinance activity would decrease, which would result in a decrease on the sale of loans.

     NON-INTEREST EXPENSE. Non-interest expense increased from $5.6 million for the year ended June 30, 2002 to $6.0 million for the year ended June 30, 2003. The majority of the increase was in compensation and benefit expense, occupancy expense and other expenses. The increases are tied to additional employees and other expenses due to growth.

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

IMPACT OF NEW ACCOUNTING STANDARDS

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 Accounting For Stock-Based Compensation - Transition and Disclosure. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the Statement and has included the required disclosures.

     FASB Interpretation No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51 was issued in January 2003. This interpretation addresses consolidation of business enterprises of variable interest entities. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by enterprises involved with variable interest entities. The interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The effect of adopting this interpretation on the financial statements of the Company has not been determined.

                        CONSOLIDATED FINANCIAL STATEMENTS
                   HIGH COUNTRY BANCORP, INC. AND SUBSIDIARIES

                                                                            Page

Independent Auditors' Report                                                 14

Consolidated Statements of Financial
  Condition as of June 30, 2003 and 2002                                     15

Consolidated Statements of Income for the
  Years Ended June 30, 2003 and 2002                                         16

Consolidated Statements of Equity for
  the Years Ended June 30, 2003 and 2002                                     17

Consolidated Statements of Cash Flows for
  the Years Ended June 30, 2003 and 2002                                     18

Notes to Consolidated Financial Statements                                   19

                    GRIMSLEY, WHITE & COMPANY               301 RATON
                  CERTIFIED PUBLIC ACCOUNTANTS    LA JUNTA, COLORADO 81050-1697
                   AND MANAGEMENT CONSULTANTS              719-384-5489




                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
High Country Bancorp, Inc.
Salida, Colorado

We have audited the accompanying consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Bancorp, Inc. as of June 30, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ Grimsley, White & Company

                                        GRIMSLEY, WHITE & COMPANY



La Junta, Colorado
August 13, 2003

                           HIGH COUNTRY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 2003 AND 2002


                          ASSETS                                        2003             2002
                                                                    -------------    -------------
Cash and amounts due from banks                                     $   5,526,577    $   2,873,502
Interest- bearing deposits at other institutions                        7,492,254        8,590,443
Mortgage-backed securities, held to maturity                           10,168,536       10,306,936
Securities held to maturity                                               302,322          303,039
Loans receivable - net                                                150,486,042      143,195,129
Loans held for sale                                                     2,169,400          642,000
Federal Home Loan Bank stock, at cost                                   2,421,600        2,421,600
Accrued interest receivable                                             1,451,395        1,299,341
Property and equipment, net                                             6,424,978        6,069,688
Mortgage servicing rights                                                      --            6,788
Prepaid expenses and other assets                                         724,945          693,583
Deferred income taxes                                                     215,400          183,100
                                                                    -------------    -------------

            TOTAL ASSETS                                            $ 187,383,449    $ 176,585,149
                                                                    =============    =============

                  LIABILITIES AND EQUITY
LIABILITIES
Deposits                                                            $ 129,215,996    $ 116,142,046
Escrow accounts                                                                --          657,271
Accounts payable and other liabilities                                  1,116,456        1,013,064
Advances from Federal Home Loan Bank                                   39,325,000       42,641,665
Accrued income taxes payable                                                3,569               --
                                                                    -------------    -------------

            TOTAL LIABILITIES                                         169,661,021      160,454,046
                                                                    -------------    -------------

Commitments and contingencies

EQUITY
Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                     --               --
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 892,612 (2003)and 905,409 shares (2002)           8,926            9,054
Paid-in capital                                                         7,142,126        7,262,469
Retained earnings - substantially restricted                           10,986,641        9,461,842
Note receivable from ESOP Trust                                          (415,265)        (521,065)
Deferred MRP stock awards                                                      --          (81,197)
                                                                    -------------    -------------

            TOTAL EQUITY                                               17,722,428       16,131,103
                                                                    -------------    -------------

            TOTAL LIABILITIES AND EQUITY                            $ 187,383,449    $ 176,585,149
                                                                    =============    =============


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 2003 AND 2002

                                                           2003          2002
                                                        -----------   -----------
Interest Income
      Interest on loans                                 $12,121,255   $12,092,902
      Interest on securities held-to-maturity               389,892       306,060
      Interest on other interest- bearing assets            166,270       356,547
                                                        -----------   -----------

                  Total interest income                  12,677,417    12,755,509
                                                        -----------   -----------
Interest Expense
      Deposits                                            2,814,392     3,488,371
      Federal Home Loan Bank advances                     2,306,548     2,579,583
                                                        -----------   -----------

                  Total interest expense                  5,120,940     6,067,954
                                                        -----------   -----------

                  Net interest income                     7,556,477     6,687,555
Provision for losses on loans                               576,502       236,000
                                                        -----------   -----------
                  Net interest income after provision
                        for loan losses                   6,979,975     6,451,555
                                                        -----------   -----------

Noninterest Income
      Service charges on deposits                           232,131       262,747
      Loans sold                                          1,077,921       802,851
      Title and escrow fees                                 250,122       354,265
      Other                                                 594,559       443,110
                                                        -----------   -----------

                  Total noninterest income                2,154,733     1,862,973
                                                        -----------   -----------

Noninterest Expense
     Compensation and benefits                            3,551,409     3,378,607
     Occupancy and equipment                              1,324,166     1,261,385
     Insurance and professional fees                        292,951       289,121
     Other                                                  782,122       687,627
                                                        -----------   -----------

                  Total noninterest expense               5,950,648     5,616,740
                                                        -----------   -----------

                  Income before income taxes              3,184,060     2,697,788

                  Income tax expense                      1,235,606     1,026,449
                                                        -----------   -----------

                  Net income                            $ 1,948,454   $ 1,671,339
                                                        ===========   ===========

Basic Earnings Per Common Share                         $      2.28   $      1.90
                                                        ===========   ===========
Diluted Earning Per Common Share                        $      2.15   $      1.85
                                                        ===========   ===========
Weighted Average Common Shares Outstanding
     Basic                                                  856,333       877,653
     Effect of dilutive options                              50,792        27,520
     Diluted                                                907,125       905,173

Dividends Paid Per Share                                $      0.50    $     0.50

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF EQUITY

                       YEARS ENDED JUNE 30, 2003 AND 2002


                                                                                           NOTE           DEFERRED
                                       COMMON         PAID-IN          RETAINED         RECEIVABLE         STOCK
                                        STOCK         CAPITAL          EARNINGS            ESOP            AWARDS
                                    -------------   --------------  ---------------  ----------------  --------------
BALANCES JUNE 30, 2001                   $ 10,290      $ 9,151,686      $ 8,215,667        $ (626,865)     $ (191,444)

     Net income                                                           1,671,339


     MRP stock awards                                       18,583                                            110,247

     ESOP contribution                                      77,796

     ESOP note payment                                                                        105,800

     Stock purchased and
     retired                               (1,236)      (1,985,596)

     Dividends paid                                                        (425,164)

                                    -------------   --------------  ---------------  ----------------  --------------

BALANCES JUNE 30, 2002                      9,054        7,262,469        9,461,842          (521,065)        (81,197)

     Net income                                                           1,948,454

     MRP stock awards                                       44,036                                             81,197

     ESOP contribution                                     145,095

     ESOP note payment                                                                        105,800

     Stock purchased and
     retired                                 (128)        (309,474)

     Dividends paid                                                        (423,655)

                                    -------------   --------------  ---------------  ----------------  --------------

BALANCES JUNE 30, 2003                   $  8,926      $ 7,142,126      $10,986,641        $ (415,265)     $       --
                                    =============   ==============  ===============  ================  ==============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           HIGH COUNTRY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 2003 AND 2002


                                                                     2003            2002
                                                                 ------------    ------------
Operating Activities
      Net income                                                 $  1,948,454    $  1,671,339
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                           (177,011)       (182,137)
            Premiums on investments                                    56,979         169,735
      Loss on disposition of equipment                                  1,840           8,326
      Compensation expense on ESOP shares                             105,800         105,800
      Compensation expense on Management Recognition Plan             125,233          73,651
      ESOP market value expense                                       145,095          77,796
      Provision for losses on loans                                   576,502         236,000
      Deferred income taxes                                           (32,300)        (20,300)
      Depreciation                                                    491,386         442,898
      Income taxes                                                      3,569         (40,167)
      Net change in miscellaneous assets                             (176,628)       (355,609)
      Net change in miscellaneous liabilities                         103,392          79,655
                                                                 ------------    ------------

            Net cash provided by operating activities               3,172,311       2,266,987
                                                                 ------------    ------------

Investing Activities
      Net change in interest bearing deposits                       1,098,189         585,413
      Net change in loans receivable                               (9,217,804)     (7,057,174)
      Purchase of securities held-to-maturity                      (2,528,391)    (11,057,788)
      Principal repayments of securities-held-to-maturity           2,610,529       2,498,987
      Purchases of property and equipment                            (848,516)       (409,005)
                                                                 ------------    ------------

            Net cash used by investing activities                  (8,885,993)    (15,439,567)
                                                                 ------------    ------------

Financing Activities
      Net change in deposits                                       13,073,950      17,624,818
      Net change in escrow funds                                     (657,271)       (443,077)
      Purchase of common stock                                       (309,602)     (1,986,832)
      Cash dividends paid                                            (423,655)       (425,164)
      Proceeds (payment) on FHLB advances                          (3,316,665)     (1,483,334)
                                                                 ------------    ------------

              Net cash provided by financing activities             8,366,757      13,286,411
                                                                 ------------    ------------

              Net change in cash and cash equivalents               2,653,075         113,831

Cash and cash equivalents, beginning                                2,873,502       2,759,671
                                                                 ------------    ------------

Cash and cash equivalents, ending                                $  5,526,577    $  2,873,502
                                                                 ============    ============


Supplemental disclosure of cash flow information
Cash paid for:
     Taxes                                                       $  1,181,419    $  1,169,834
     Interest                                                       5,119,637       6,094,060


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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

          While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

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

          Income Taxes
          Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance, which reflects expectations of the extent to which such assets will be realized. The Company and its subsidiaries file a consolidated return.

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

          Cash Equivalents
          For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks.

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

          Stock Compensation Plan
          Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation, amended by SFAS No. 148, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, they also allow an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25. No stock-based employee compensation is reflected in the net income as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                        Year Ended June 30,
                                                     2003             2002
                                                 -------------    -------------
Net income as reported                           $   1,948,454    $   1,671,339
   Deduct stock-based employee compensation
    expense determined under fair value method
     for all awards net of related income tax          (29,345)         (29,345)
                                                 -------------    -------------
          Pro forma net income                   $   1,919,109    $   1,641,994
                                                 =============    =============
Earning Per Share
   Basic as reported                                     $2.28            $1.90

   Basic pro forma                                        2.24             1.87

   Diluted as reported                                    2.15             1.85

   Diluted pro forma                                      2.12             1.81

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -1   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Advertising Costs
          Advertising costs are charged to expense as incurred.

NOTE -2   SECURITIES
          Securities are classified in categories and accounted for as follows:

          Mortgage-Backed Securities Held-to-Maturity
          The amortized cost and estimated fair value of mortgage-backed held-to-maturity securities at June 30, 2003 and 2002 are as follows:

                                                Gross            Gross
                              Amortized      Unrealized       Unrealized         Fair
  2002                          Cost           Gains           Losses           Value
--------                       ------------   ------------    ------------    ------------
Mortgage-backed securities
   GNMA certificates         $  7,506,205   $     10,197    $    (28,943)   $  7,487,459
   FHLMC certificates           1,989,034         22,673          (5,998)      2,005,709
   FNMA certificates              811,697         15,431             (38)        827,090
                             ------------   ------------    ------------    ------------
                             $ 10,306,936   $     48,301    $    (34,979)   $ 10,320,258
                             ============   ============    ============    ============

                                                Gross            Gross
                              Amortized      Unrealized       Unrealized         Fair
  2003                          Cost           Gains           Losses           Value
--------                       ------------   ------------    ------------    ------------
Mortgage-backed securities
   GNMA certificates         $  7,119,628   $    124,879    $          0    $  7,244,507
   FHLMC certificates           1,555,553          3,550          (7,787)      1,551,316
   FNMA certificates            1,493,355         34,078            (504)      1,526,929
                             ------------   ------------    ------------    ------------
                             $ 10,168,536   $    162,507    $     (8,291)   $ 10,322,752
                             ============   ============    ============    ============

          Expected maturities on the mortgage backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Securities Held-to-Maturity
          The amortized cost and estimated fair value of held-to-maturity securities are as follows:

                             Gross        Gross
                Amortized  Unrealized  Unrealized   Fair
   2003            Cost       Gains      Losses     Value
---------        --------   --------   --------   --------
Chaffee County
    Bonds        $302,322   $ 17,437   $      0   $319,759
                 ========   ========   ========   ========


                             Gross        Gross
                Amortized  Unrealized  Unrealized   Fair
   2002            Cost       Gains      Losses     Value
---------        --------   --------   --------   --------
Chaffee County
    Bonds        $303,039   $  7,247   $      0   $310,286
                 ========   ========   ========   ========

          The amortized cost and fair value of debt securities held-to-maturity by contractual maturity at June 30, 2003 follows:

                                             Amortized    Fair
                                               Cost       Value
                                             --------   --------
               Over 1 year through 5 years   $201,161   $209,696
               After 5 years                  101,161    110,063
                                             --------   --------
                                             $302,322   $319,759
                                             ========   ========

          At June 30, investments with a carrying value of $7,780,349 (2003) and $3,855,122 (2002) were pledged as collateral for deposits of public funds.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -3   LOANS RECEIVABLE
          Loans receivable at June 30, are summarized as follows

                                                     2003          2002
                                                 ------------   ------------
    Loans secured by real estate:
       One-to-four family residences             $ 62,785,100   $ 59,167,162
       Commercial real estate                      37,127,389     35,549,596
       Construction                                12,670,455      9,411,762
       Land                                         8,994,132     11,243,700
                                                 ------------   ------------

       Total Loans Secured by Real Estate         121,577,076    115,372,220

    Consumer loans                                 11,205,366     13,676,535
    Loans collateralized by savings accounts          799,603        767,298
    Commercial loans                               21,961,564     18,610,505
    Other loans                                       402,954         59,427
                                                 ------------   ------------
       Total Loans                                155,946,563    148,485,985

    Less:
       Undisbursed portion of loans in process      3,249,479      3,194,636
       Deferred loan origination fees                 703,042        610,997
       Allowance for loan losses                    1,508,000      1,485,223
                                                 ------------   ------------

       Loans Receivable, Net                     $150,486,042   $143,195,129
                                                 ============   ============

    The changes in the allowance for loan losses were as follows:

                                                      2003            2002
                                                  -----------    -----------
    Balance, beginning of year                    $ 1,485,223    $ 1,347,957
    Provision for losses                              576,502        236,000
    Recoveries                                         10,741          6,240
    Losses incurred                                  (564,466)      (104,974)
                                                  -----------    -----------
    Balance, end of year                          $ 1,508,000    $ 1,485,223
                                                  ===========    ===========

          Overdrafts in demand deposit accounts in the amount of $28,877 have been reclassified as consumer loans for 2003.

          At June 30, the Bank had adjustable interest rate loans of approximately $19,146,000 (2003) and $18,890,000 (2002). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate or prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rate the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

          As of June 30, 2003, $1,137,779 of loans had been pledged as collateral for deposits of public funds.

NOTE -4   LOAN SERVICING
          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                                   2003         2002
                                                 ----------   ----------
        Mortgage loan portfolios serviced for:
           FHLMC                                 $2,888,910   $2,893,075
                                                 ==========   ==========

          In connection with these loans serviced for others at June 30, the Bank held borrowers' escrow balances of $(11,337) in 2003 and $(12,417) in 2002.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -5   ACCRUED INTEREST RECEIVABLE
          Interest receivable at June 30, relates to the following:

                                              2003        2002
                                           ----------   ----------
              Loans                        $1,411,751   $1,248,797
              Mortgage-backed securities       38,728       49,658
              Other investments                   916          886
                                           ----------   ----------
                                           $1,451,395   $1,299,341
                                           ==========   ==========

NOTE -6   PROPERTY AND EQUIPMENT
          Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                                2003           2002
                                            -----------    -----------
        Land and improvements               $ 1,211,039    $   599,098
        Buildings and improvements            5,133,957      5,121,019
        Furniture, fixtures and equipment     2,286,335      2,122,178
        Construction in progress                 15,399              0
                                            -----------    -----------
                                              8,646,730      7,842,295
        Less accumulated depreciation        (2,221,752)    (1,772,607)
                                            -----------    -----------
                                            $ 6,424,978    $ 6,069,688
                                            ===========    ===========

          Depreciation  expense  for the years ended June 30,  totaled  $491,387
          (2003) and $442,898 (2002).

NOTE -7   DEPOSIT ACCOUNTS
          Deposit accounts at June 30 are summarized as follows:

                                                2003                   2002
                                     ----------------------  ---------------------
                                              Weighted               Weighted
                                              Average                 Average
                                       Amount        Rate       Amount       Rate
                                     ------------ ---------  ------------- --------
  NOW accounts, including
     non-interest bearing
     deposits of $9,215,935 (2003)
     and $7,331,000 (2002)          $ 28,808,065       .64%  $ 30,063,429       .64%

  Money market and
     savings accounts                 35,851,392      1.25%    28,274,752      1.37%

  Certificate accounts                64,556,539      3.26%    57,803,865      4.27%
                                    ------------             ------------
                                    $129,215,996             $116,142,046
                                    ============             ============


          At June 30, 2003, scheduled maturities of the above certificate accounts are summarized as follows:


                                      Year ending June 30,
           ---------------------------------------------------------------------
                                                                       2008 and
                2004          2005          2006           2007       thereafter
            -----------   -----------    ----------     ----------   ----------
1.01-2.00   $ 6,053,710   $   135,602    $        0    $        0    $        0
2.01-3.00    22,238,592     5,022,027       762,085             0             0
3.01-4.00    11,364,431     5,395,984       964,182       917,271       612,238
4.01-5.00     2,199,351       529,241       119,057       944,121     1,752,578
5.01-6.00     1,065,569       647,732       474,074        82,110       160,000
6.01-7.00       562,707       340,790       528,130       103,913       396,000
7.01-8.00       317,253       346,414       503,213             0        18,164
            -----------   -----------    ----------     ----------   ----------

            $43,801,613   $12,417,790    $3,350,741     $2,047,415   $2,938,980
            ===========   ===========    ==========     ==========   ==========

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -7   DEPOSIT ACCOUNTS (Continued)

          The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30 was $22,230,845 (2003) and
          $18,324,452 (2002).

          Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

          Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                 2003          2002
                                              ----------   ----------
          NOW accounts                        $  144,324   $  196,167
          Money market and savings accounts      409,444      510,334
          Certificate accounts                 2,260,624    2,781,870
                                              ----------   ----------
                                              $2,814,392   $3,488,371
                                              ==========   ==========

NOTE -8   ADVANCES FROM FEDERAL HOME LOAN BANK
          Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                Interest
                                  Rate           2003           2002
                                ----------   -----------   -----------
          Maturing in 2003      5.49-7.05%   $         0   $ 9,666,665
          Maturing in 2004      5.14-6.91%     7,500,000     7,500,000
          Maturing in 2005      1.68-7.34%     7,000,000     6,000,000
          Maturing in 2006      2.17-6.98%     6,500,000     3,500,000
          Maturing in 2007      4.97-5.31%     3,000,000     3,000,000
          Maturing in 2008      3.63-6.10%     3,000,000     3,000,000
          Maturing after 2008   3.97-5.93%    12,325,000     9,975,000
                                             -----------    ----------

                                             $39,325,000   $42,641,665
                                             ===========   ===========

          Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB, which includes single family and commercial real estate loans.

          At June 30, 2003, the Bank has an approved line of credit subject to the maximum amount of credit available to the Bank under the FHLB's credit policies, which expires April 23, 2004. No amount was drawn on the line of credit at June 30, 2003 or 2002.

          Interest in the amount of $9,000 was capitalized during the period of clearing the land acquired.

NOTE -9   INCOME TAXES
          The provision for income taxes consists of the following:

                              2003            2002
                           -----------    -----------
                Current    $ 1,267,906    $ 1,046,749
                Deferred       (32,300)       (20,300)
                           -----------    -----------
                           $ 1,235,606    $ 1,026,449
                           ===========    ===========

          The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate of 34% for the following reasons:

                                                      2003           2002
                                                  -----------    -----------
   Provision for income taxes at statutory rate   $ 1,082,580    $   917,248
   Nondeductible expenses for tax purposes             57,702         39,981
   State income taxes, net of federal income
     tax benefit                                       99,665         68,143
   Other, net                                          (4,341)         1,077
                                                  -----------    -----------
                                                  $ 1,235,606    $ 1,026,449
                                                  ===========    ===========

   Effective tax rates                                     39%            38%

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -9   INCOME TAXES (Continued)

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets (liabilities) as of June 30 are as follows:

                                                    2003         2002
                                                  ---------    ---------
      Difference between tax basis and
      carrying basis of FHLB stock                $(196,600)   $(196,600)
      Tax depreciation in excess of
      financial statement amounts                  (127,000)    (129,200)
      Difference between tax basis and carrying
      basis of long term incentive plan             150,900      129,200
      Other                                          (6,600)      (6,800)
      Loan loss allowance                           394,700      386,500
                                                  ---------    ---------
               Net deferred tax asset             $ 215,400    $ 183,100
                                                  =========    =========

          Management has determined that a valuation allowance is not required. The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:


                                                 2003       2002
                                              --------    --------
            Accumulated depreciation          $ (2,200)   $ 28,100
            Allowance for loan losses - net     (8,200)    (57,600)
            Other                                 (200)      4,400
            Long-term incentive plan           (21,700)      4,800
                                              --------    --------
                                              $(32,300)   $(20,300)
                                              ========    ========

          The Bank was in prior years permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differed from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 2003, include approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 2003. The Bank meets all capital adequacy requirements to which it is subject.

          As of May 19, 2003, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -10  REGULATORY CAPITAL REQUIREMENTS (Continued)
          The following is a reconciliation of capital computed under accounting principles generally accepted in the United States (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Bank. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Bank, as of June 30.


                                                  2003            2002
                                              ------------   ------------
      Equity Per GAAP                         $ 17,652,000   $ 16,034,000
      Less Servicing Rights Plus Valuations              0         (1,000)
                                              ------------   ------------
      Equity Per GAAP- Tier I Capital           17,652,000     16,033,000
      Valuation Allowance                        1,508,000      1,485,000
                                              ------------   ------------
      Regulatory Capital                      $ 19,160,000   $ 17,518,000
                                              ============   ============

                                                 Minimum Required        To Be Well Capitalized
                                                  For Capital          Under Prompt Corrective
                             Actual             Adequacy Purposes         Action Regulations
                      Amount        Ratio     Amount         Ratio     Amount        Ratio
                      ------        -----     ------         -----     ------        -----
2003
----
Total Capital
   (to Risk
   Weighted
   Assets)         $19,160,000      13.84%  $11,074,000      8.00%  $13,843,000      10.00%

Tier I Capital
   (to Risk
   Weighted
   Assets)          17,652,000      12.75     4,153,000      3.00     8,306,000       6.00

Tier I Capital
   (to Average
   Assets)          17,652,000       9.84     2,691,000      1.50     8,971,000       5.00

Tangible Capital
   (to Tangible
   Assets)          17,652,000       9.42     2,812,000      1.50       N/A

2002
----
Total Capital
   (to Risk
   Weighted
   Assets)         $17,518,000      13.66%  $10,261,000      8.00%  $12,826,000      10.00%

Tier I Capital
   (to Risk
   Weighted
   Assets)          16,033,000      12.50     3,848,000      3.00     7,695,000       6.00

Tier I Capital
   (to Average
   Assets)          16,033,000       9.45     2,545,000      1.50     8,484,000       5.00

Tangible Capital
   (to Tangible
   Assets)          16,033,000       9.06     2,653,000      1.50       N/A

                           HIGH COUNT RY BANCORP, INC.

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

          Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Bank's general assets. The Bank has established a trust in order to hold assets with which to pay benefits. Trust assets, which are included in the consolidated statement of financial condition, will be subject to the claims of the Bank's general creditors. The expense for the plan recognized for the years ended June 30, 2003 and 2002 was $60,000 and $72,000.

          As part of the conversion to stock, the Bank established an ESOP to benefit substantially all employees. The ESOP purchased 105,800 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $105,800, starting June 30, 1998. Interest is based on the Wall Street Journal Prime plus one percent, and is adjusted annually on July 1. The interest rate for 2003 was 7.75%. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2003 and June 30, 2002, the outstanding balance of the note receivable was $415,265 and $521,065 and is presented as a reduction of stockholders' equity. ESOP compensation expense for the years ended June 30, 2003 and 2002 was $109,727 and $123,317.

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

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -11  BENEFIT PLANS (Continued
          The ESOP shares as of June 30, 2003 are as follows:

          Shares released                                      52,900
          Shares committed to be released for allocation       10,580
          Unreleased shares                                    42,320
                                                           ----------
          Total ESOP shares                                   105,800
                                                           ==========

          Fair value of unreleased shares                  $1,502,889
                                                           ==========

          The board of directors of the Company approved a Management Recognition Plan ("MRP") for directors and employees. The MRP was approved by the stockholders at the annual meeting in December 1998. The Company purchased in the open market 39,675 shares of its common stock, at a cost of $551,721, to fund the MRP. Under the terms of the plan 39,675 shares of common stock were awarded to directors and employees. The shares awarded pursuant to the MRP have a vesting schedule, which provides that 25% of the shares awarded will automatically vest on the effective date of the award and 25% will vest on each subsequent anniversary date. Compensation expense related to the MRP was $125,233 and $73,651 for the years ended June 30, 2003 and 2002. In the year ended June 30, 2003, the remaining shares of the MRP were awarded.

          The bank also has a noncontributory 401(K) plan which employees may elect to join after 90 days of employment.

NOTE -12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 2003, the Bank has commitments to fund mortgage loans of $2,733,000, with interest rates from 3.75% to 8.50%, unfunded lines of credit of $5,092,000, and letters of credit of $252,000. The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

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

NOTE -13  FAIR VALUES OF FINANCIAL INSTRUMENTS
          The estimated fair values of the financial instruments are as follows:

                                           2003                          2002
                                  Carrying        Fair         Carrying        Fair
                                   Amount        Value          Amount         Value
                                 ---------      ---------      ---------      ---------
Financial Assets:
Cash                          $  5,526,577   $  5,526,577   $  2,873,502   $  2,873,502
Interest-bearing deposits        7,492,254      7,492,254      8,590,443      8,590,443
Mortgage backed securities      10,168,536     10,322,752     10,306,936     10,320,258
Securities held to maturity        302,322        319,759        303,039        310,286
FHLB stock                       2,421,600      2,421,600      2,421,600      2,421,600
Loans receivable - net         150,486,042    159,842,000    143,837,129    151,123,000

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -13  FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

   Financial liabilities
   Deposits                129,215,996   130,999,000   116,142,046   117,113,000
   Advances from FHLB       39,325,000    43,053,000    42,641,665    44,869,000

NOTE -14     OTHER NON-INTEREST EXPENSE

                                             2003        2002
                                           --------   --------
                  Advertising              $ 82,046   $ 92,850
                  Stationery Supplies       158,503    164,180
                  Postage                   137,070    127,020
                  Telephone                  68,508     67,925
                  Dues and Subscriptions     62,478     45,935
                  Community Support          57,254     53,658
                  Bank Charges               29,130     35,197
                  Other                     187,133    100,864
                                           --------   --------

                                           $782,122   $687,627
                                           ========   ========

NOTE - 15 STOCKHOLDERS' EQUITY
          In the years ended June 30, 2003 and 2002, the Company purchased 12,797 and 123,583 shares of its common stock, at a cost of $309,602 and $1,986,832, and retired the stock in accordance with Colorado Revised Statutes

          For the years ended June 30, 2003 and 2002, the Company paid a cash dividend of $.50 per share respectively.

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

          A summary of the status of the Company's stock option plan is presented below:


                                                    2003      2002
                                                  --------  --------

            Outstanding at the beginning of year   116,376   116,376
            Granted                                      0         0
            Exercised                                    0         0
            Forfeited                                    0         0
            Outstanding at year end                116,376   116,376

            Options exercisable at year end        116,376   116,376

          The exercise price for the outstanding options is $13.125 and the remaining contractual life is 5.6 years.

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -17  IMPACT OF NEW ACCOUNTING STANDARDS
          In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 Accounting For Stock-Based Compensation - Transition and Disclosure. This Statement amends FASB Statement No. 123, Accounting for Stock-Based
          Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the Statement and has included the required disclosures.

          FASB Interpretation No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51 was issued in January 2003. This interpretation addresses consolidation of business enterprises of variable interest entities. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by enterprises involved with variable interest entities. The interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The effect of adopting this interpretation on the financial statements of the Company has not been determined.

NOTE -18  CONTINGENCIES AND COMMITMENTS
          In the normal course of business, the Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

          Loans sold to Freddie Mac are without recourse unless the Bank did not comply with the requirements or conditions of the purchase document, breached any agreements, made false warranties or representations or failed to provide Freddie Mac with information that is true, complete and accurate concerning the mortgages.

NOTE-19   RELATED PARTY TRANSACTIONS
          In the ordinary course of business the Bank has granted loans to principal officers and directors and their affiliates amounting to $2,223,280 at June 30, 2003 and $1,018,289 at June 30, 2002. During
          the year ended June 30, 2003, total principal additions were $1,360,000 and total principal payments were $155,000.

          Deposits from principal officers and directors and their affiliates held by the Bank at June 30, 2003 amounted to $1,912,433.

NOTE -20  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

          The following condensed statements summarize the financial position, operating results and cash flows of High Country Bancorp, Inc.,

                                            2003          2002
                                         -----------   -----------
             CONDENSED BALANCE SHEET
             ASSETS
              Cash and equivalents       $   138,083   $   125,762
              Investment in subsidiary    11,701,665    10,080,587
              ESOP note receivable           415,265       521,065
              Other                           49,131        82,918
                                         -----------   -----------

                                         $12,304,144   $10,810,332
                                         ===========   ===========

                           HIGH COUNTRY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -20     CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY
    Accruals                                       $    125,801    $     37,447
    Stockholders' equity                             12,178,343      10,772,885
                                                   ------------    ------------

                                                   $ 12,304,144    $ 10,810,332
                                                   ============    ============

CONDENSED STATEMENT OF INCOME

For the years ended June 30, 2003 and
June 30, 2002
Equity in undistributed net income of subsidiary   $  2,175,912    $  1,822,393
Other net                                              (227,458)       (153,314)
                                                   ------------    ------------

                                                   $  1,948,454    $  1,669,079
                                                   ============    ============

CONDENSED STATEMENT OF CASH FLOWS

For the years ended June 30, 2003 and
June 30, 2002
Operating Activities:
Net income                                         $  1,948,454    $  1,669,079
Adjustments to reconcile net income to cash
provided by operating activities:
Equity in undistributed net income of
subsidiary                                           (2,175,912)     (1,822,393)
Other                                                   267,235          34,633
                                                   ------------    ------------

Net cash provided (used) by operations                   39,777        (118,681)
                                                   ------------    ------------

Investing Activities:
ESOP note payment                                       105,800         105,800
Dividends received                                      600,000               0
                                                   ------------    ------------

Net cash provided by investing activities               705,800         105,800
                                                   ------------    ------------

Financing Activities:
Purchase of common stock                               (309,602)     (1,986,832)
Dividends paid                                         (423,654)       (425,165)
                                                   ------------    ------------

Net cash provided (used) by financing activities       (733,256)     (2,411,997)
                                                   ------------    ------------

Net change in cash                                       12,321      (2,424,878)

Cash beginning                                          125,762       2,550,640
                                                   ------------    ------------

Cash ending                                        $    138,083    $    125,762
                                                   ============    ============

                         MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK AND DIVIDENDS PAID

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "HCBC." As of September 15, 2003, there were 901,704 shares of the Common Stock issued and outstanding and approximately 321 holders of record of the Common Stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the first quarter of fiscal 2002.

                              HIGH BID (1)      LOW BID (1)      DIVIDENDS PAID
                              ------------      -----------      --------------

     FISCAL 2002:
         First Quarter        $  17.00           $ 15.20             $  --
         Second Quarter          17.50             15.92               0.25
         Third Quarter           17.50             16.75                --
         Fourth Quarter          20.50             17.16               0.25

     FISCAL 2003:
         First Quarter        $  20.10           $ 18.51             $  --
         Second Quarter          24.25             19.50               0.25
         Third Quarter           25.80             23.92                --
         Fourth Quarter          29.41             24.31               0.25


----------
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

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

     The Company has no significant source of income other than dividends from the Bank and interest payments from the ESOP. The payment of dividends by the Company will depend in large part upon the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Unlike the Bank, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Colorado General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                                    BOARD OF DIRECTORS

LARRY D. SMITH                              PHILIP W. HARSH                             TIMOTHY R. GLENN
President and Chief Executive               Retired Insurance Agent                     Owner and Funeral Director of
Officer of the Company and                                                              Lewis & Glenn Funeral Home
the Bank                                                                                Chaffee County Commissioner


SCOTT G. ERCHUL                             RICHARD A. YOUNG
Vice President of the Company               Partner of Swartz & Young, P.C., CPA
and the Bank


                                                    EXECUTIVE OFFICERS

LARRY D. SMITH                              SCOTT G. ERCHUL                             FRANCES PASQUALE
President and Chief Executive Officer of    Vice President of the Company and the Bank  Chief Financial Officer of the
the Company and the Bank                                                                Company and the Bank


                                                     OFFICE LOCATIONS

     MAIN OFFICE:                               BRANCH OFFICE:                             BRANCH OFFICE:
7360 West US Highway 50                           130 West 2nd                              600 Harrison
  Salida, Colorado                              Salida, Colorado                         Leadville, Colorado

                        BRANCH OFFICE:                              MORTGAGE LOAN PRODUCTION OFFICE:
                     713 East Main Street                              3055 East Highway 50 #E
                    Buena Vista, Colorado                              Canon City, Colorado

                                                    GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS              ANNUAL MEETING                              ANNUAL REPORT ON FORM 10-KSB
Grimsley, White & Company,                  The 2003 Annual Meeting of Stockholders     A copy of the Company's Annual Report
Certified Public Accountants                will be held on November 10, 2003 at 5:00   on Form 10-KSB for the fiscal year
La Junta, Colorado                          p.m. at High Country Bank, 7360 West US     ended June 30, 2003 as filed with the
                                            Highway 50, Salida, Colorado  81201         Securities and Exchange Commission
GENERAL COUNSEL                                                                         will be furnished without charge to
Rush and Rush, P.C.                         TRANSFER AGENT AND REGISTRAR                stockholders as of the record date
Salida, Colorado                            Illinois Stock Transfer                     for the 2003 Annual Meeting upon
                                            209 West Jackson Boulevard                  written request to Richard A. Young,
SPECIAL COUNSEL                             Suite 903                                   Secretary, High Country Bancorp,
Stradley Ronon Stevens &                    Chicago, Illinois  60606                    Inc., P.O. Box 1128, Salida,
   Young, LLP                               Phone: 1-800-757-5755                       Colorado  81201.
1220 19th Street, NW, Suite 600             Fax: 1-312-427-2879
Washington, DC  20036
